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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SONUS NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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 SONUS NETWORKS, INC.
4 Technology Park Drive
Westford, MA 01886

April 24, 2014

Dear Stockholder:

        We cordially invite you to attend Sonus Networks, Inc.'s annual meeting of stockholders. The meeting will be held on Wednesday, June 11, 2014, at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts.

        Your vote is very important.    Whether or not you plan to attend the meeting, please vote at your earliest convenience by following the instructions as described in the accompanying Proxy Statement.

        Thank you for your continued trust and confidence in Sonus.

Sincerely,

Raymond P. Dolan
President and Chief Executive Officer

SONUS NETWORKS, INC.
4 Technology Park Drive
Westford, MA 01886

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 11, 2014

To the Stockholders of Sonus Networks, Inc.:

        The 2014 annual meeting of stockholders of Sonus Networks, Inc. will be held on Wednesday, June 11, 2014 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts. At the meeting, we will consider and vote upon the following proposals to:

  1.
  Elect eleven nominees for director to hold office until the 2015 annual meeting of stockholders;

  2.
  Ratify the appointment of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2014;

  3.
  Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the accompanying Proxy Statement; and

  4.
  Transact any other business that may properly come before the meeting and any adjournments or postponements thereof.

        These items are more fully described in the accompanying Proxy Statement. Only stockholders of record at the close of business on April 14, 2014 are entitled to attend and vote at the 2014 annual meeting and any adjournment of the meeting. All stockholders are invited to attend the annual meeting in person. Whether or not you plan to attend the annual meeting, your vote is important. To ensure that your vote is counted at the 2014 annual meeting, please vote as promptly as possible.

By Order of the Board of Directors,

Westford, Massachusetts	Jeffrey M. Snider
April 24, 2014	Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

        This Notice, the accompanying Proxy Statement and a form of proxy card are being mailed beginning on or about May 5, 2014 to all stockholders entitled to vote at the meeting. The Sonus Networks, Inc. 2013 Annual Report on Form 10-K, which includes our financial statements and constitutes our annual report to our stockholders, is being mailed with this Notice.

        Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to be held on June 11, 2014: The Proxy Statement and the 2013 Annual Report to Stockholders are available at https://materials.proxyvote.com/835916.

SONUS NETWORKS, INC.
PROXY STATEMENT

Proxy Statement—Summary

        This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider before voting. You should read the entire Proxy Statement carefully before voting.

2013 Financial and Operating Performance Highlights	Corporate Governance Highlights

Fiscal year 2013 was a year of tremendous progress for Sonus:

FINANCIAL PERFORMANCE

We increased total revenue by 9% to $276.7 million.

•

We generated $34 million in cash from operations.

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We grew total session border controller ("SBC") revenue by 48% to $129.9 million. SBC revenue represented 47% of our total revenue for the year and 55% of our total revenue in the fourth quarter of 2013, reflecting the rapid trend toward our SBC growth business.

•

We increased non-GAAP gross margins by 360 basis points, to 63.6%; GAAP gross margins increase was 620 basis points, to 62.3%.[1]

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We achieved non-GAAP diluted earnings per share of $0.02; we reduced GAAP loss per share to $0.08.[1]

SALES PERFORMANCE

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We added 670 new customers, compared with 230 the previous year.

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Enterprise sales contributed 27% of total product revenue in 2013.

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Channel sales contributed 20% of total product revenue in 2013.

STRATEGIC PERFORMANCE

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We launched our first full-featured, software-based SBC architected for unlimited scale.

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We successfully integrated Network Equipment Technologies,  Inc., an acquisition we made to expand our SBC product portfolio.

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We announced the acquisition of Performance Technologies, Incorporated in December 2013, and closed that transaction in February 2014.

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We announced a $100 million stock buyback program, and repurchased approximately $60 million of shares under the program through December 31, 2013.

(1)   A reconciliation of non-GAAP to GAAP financial information and a statement on the use of non-GAAP measures are included as Appendix A.

Annual Election of Directors: Yes (no staggered board)

Separate Chairman and CEO: Yes

Number of Independent Directors: 10 out of 11 directors

Independent Directors Meet without Management: Yes

Average Director Attendance at Board and Committee Meetings: 95.4%

Board Diversity (as to gender, ethnicity, experience and skills): Yes

Annual Equity Grant to Non-Employee Directors: Yes

Annual Board and Committee Self-Evaluations: Yes

Annual Advisory Approval of Executive Compensation: Yes

Disclosure Committee for Financial Reporting: Yes

Review and Approval Policy for Related Party Transactions: Yes

Code of Conduct for Non-Employee Directors: Yes

Executive Compensation Highlights

Key Elements of our Executive Compensation Program: Our overall executive compensation program is founded on three guiding principles:

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We offer competitive compensation packages to attract executives from larger telecommunications companies that offer significantly greater cash compensation, and from smaller private telecommunications companies that offer greater perceived equity growth potential;

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We offer incentive compensation to motivate our executives to transform Sonus from a media gateway company in a declining market into a profitable company in the rapidly growing SBC and diameter signaling ("DSC") markets; and

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We seek to retain our key executives in the face of other opportunities and uncertainty caused by market consolidation, including the acquisitions of two of our direct competitors, Acme Packet, Inc. and Tekelec, by Oracle Corporation.

Key Highlights of our 2013 Executive Compensation Program: Our Board was fiscally conservative and our executives demonstrated their belief that the Company's equity value will grow:

•

Our CEO elected to receive 100% of his salary in restricted shares of common stock that were subject to forfeiture until they vested on December 31, 2013, and our named executive officers ("NEOs") elected to receive their annual bonuses in the form of common stock in lieu of cash, further aligning them with the long-term interests of other stockholders;

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There have been no increases in base salary for our NEOs for three years except in connection with promotions; the CEO's base salary has been the same since he joined in October 2010; and

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Although the Company met or exceeded many of the metrics considered by the Compensation Committee, the Committee exercised its discretion and awarded only 90% of target bonus (pursuant to previously disclosed elections, bonuses for NEOs who agreed to receive stock instead of cash were paid out at 1.5 times the percentage of target achieved).

Board of Director Nominees and Committee Composition

Director Nominees (11)				Board Committees
Name	Director Since	Independent	Position	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Corporate Development and Investment Committee	Technology and Strategy Oversight Committee
James K. Brewington	2009	*	Former President of the then newly formed Developing Markets group of Lucent Technologies			*	*	C
Matthew W. Bross	2014	*	Chairman and Chief Executive Officer of Compass-EOS				*	*
John P. Cunningham	2004	*	Former Senior Vice President, Finance and Operations of Citrix Systems, Inc.	*			*
Raymond P. Dolan	2010		President, Chief Executive Officer and Director of Sonus Networks, Inc.				*
Beatriz V. Infante	2010	*	Chief Executive Officer of BusinessExcelleration LLC		*		*
Howard E. Janzen	2006	*	Chairman of the Board, President and Chief Executive Officer of Cool Planet Energy Systems, Inc.	*		*
Richard J. Lynch	2014	*	President of FB Associates, LLC, and the former Executive Vice President and Chief Technology Officer for Verizon Communications and Verizon Wireless				*	*
Pamela D.A. Reeve	2013	*	Former President, Chief Executive Officer and Director of Lightbridge, Inc.		*	*
John A. Schofield	2009	*	Former President, Chief Executive Officer and Chairman of the Board of Advanced Fibre Communications, Inc.	*	C
Scott E. Schubert	2009	*	Former Chief Financial Officer of TransUnion LLC	C ACFE			*
H. Brian Thompson	2003	*	Executive Chairman of GTT Communications, Inc.		*	C

C—Denotes Chairman of the specified committee.

ACFE—Denotes that Mr. Schubert is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This Proxy Statement contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which are subject to a number of risks and uncertainties. All statements other than statements of historical facts contained in this Proxy Statement, including statements regarding our future results of operations and financial position and plans and objectives of management for future operations are forward-looking statements. Without limiting the foregoing, the words "anticipates", "believes", "could", "estimates", "expects", "intends", "may", "plans", "seeks" and other similar language, whether in the negative or affirmative, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We therefore caution you against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in these forward-looking statements are discussed in Item 1A., "Risk Factors" of Part I and Items 7 and 7A., "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk," respectively, of Part II of our Annual Report on Form 10-K filed with the Securities and Exchange Commission effective February 28, 2014. Also, any forward-looking statement made by us in this Proxy Statement speaks only as of the date of this Proxy Statement. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

INFORMATION ABOUT THE ANNUAL MEETING

        Our Board of Directors, or our Board, is soliciting proxies for the annual meeting of stockholders of Sonus Networks, Inc. ("Sonus," "Sonus Networks," "our," "we," "us" or the "Company") to be held on Wednesday, June 11, 2014, and at any adjournments or postponements thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Why am I receiving these materials?

        You have received these proxy materials because our Board is soliciting your vote at the 2014 annual meeting of stockholders. This Proxy Statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission, or the SEC, and that is designed to assist you in voting your shares.

When and where is the meeting?

        The 2014 annual meeting of stockholders of the Company will be held on Wednesday, June 11, 2014 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located on the 26th floor at 60 State Street, Boston, Massachusetts.

Who may vote at the meeting?

        Stockholders of record at the close of business on April 14, 2014, the record date, may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted. As of the close of business on April 14, 2014, an aggregate of 249,468,736 shares of our common stock were outstanding (which includes 1,729,705 unvested shares underlying restricted stock grants that are not considered to be outstanding for accounting purposes). A list of our stockholders will be available for inspection at our corporate offices at 4 Technology Park Drive, Westford, Massachusetts beginning no less than ten days prior to the meeting.

How many shares must be present to hold the meeting?

        A majority of the 249,468,736 shares of our common stock that were outstanding as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are properly represented in person at the meeting or that are represented by a valid proxy properly submitted over the Internet, by telephone or by mail. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds and which are represented by their proxy even if the stockholder does not vote on one or more of the matters to be voted upon.

What proposals will be voted on at the meeting?

        There are three proposals scheduled to be voted on at the meeting:

  •
  The election of eleven nominees for director to hold office until the 2015 annual meeting of stockholders;

  •
  The ratification of the appointment of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2014; and

  •
  The non-binding advisory vote on the compensation of our named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in this Proxy Statement.

 How does the Board of Directors recommend that I vote?

        Our Board recommends that you vote your shares:

  •
  "For" the election of each of the nominees to our Board;

  •
  "For" the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

  •
  "For" the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in this Proxy Statement.

What vote is required to approve each matter and how are votes counted?

        Election of Directors.    To be elected, each of the eleven nominees for director must receive a plurality of the votes of the shares of common stock present or represented at the 2014 annual meeting of stockholders and entitled to vote as of the record date. You may vote "For" all nominees, "Withhold" your vote from all nominees, or vote "For" one or more nominees and "Withhold" your vote from one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote. Please note that if you are a beneficial owner of our common stock and your stock is held through a broker, under stock exchange rules a broker subject to those rules is not permitted to vote your shares on the election of directors without your instruction. Therefore, if a beneficial owner of our common stock fails to instruct such a broker on how to vote for the Board's nominees, that beneficial owner's shares cannot be voted on this matter—in other words, your broker's proxy will be treated as a "broker non-vote," which is explained in the following question and explanation.

        Ratification of the Appointment of Deloitte & Touche LLP to Serve as Sonus Networks' Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2014.    The affirmative vote of a majority of the shares of common stock present or represented at the 2014 annual meeting of stockholders and entitled to vote as of the record date will be required to approve the ratification of the appointment of Sonus Networks' independent registered public accounting firm. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against the proposal.

        A Non-Binding Advisory Vote on the Compensation of Our Named Executive Officers.    The vote on the compensation of our named executive officers is non-binding, as provided by law. However, our Board and the Compensation Committee will review and consider the outcome of this vote when making future compensation decisions for our named executive officers. The affirmative vote of a majority of the shares of common stock present or represented at the 2014 annual meeting of stockholders and entitled to vote as of the record date will be required to approve the non-binding advisory vote on the compensation of our named executive officers. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against the proposal. As in the case of the election of directors, please note that if your common stock is held with a broker, that broker is not permitted to vote your shares on the non-binding advisory vote on the compensation of our named executive officers without your instructions.

What are broker non-votes and what is the effect of broker non-votes?

        Brokers have the discretion to vote shares held in "street name"—a term that means the shares are held in the name of the broker on behalf of its customer, the beneficial owner—on routine matters, such as ratification of the appointment of independent registered public accounting firms, but not on non-routine matters. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a non-routine matter because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares because of the non-routine nature of the matter. Broker non-votes with respect to a matter are not counted as shares entitled to vote with respect to that matter and do not affect the voting results on that matter. Broker non-votes are counted as shares present for purposes of determining the presence of a quorum. The election of directors and the non-binding advisory vote on compensation of our named executive officers are "non-routine" matters for which brokers, under applicable stock exchange rules, may not exercise discretionary voting power without instructions from the beneficial owner. Your vote is very important, whether you hold directly or through a broker, bank or other nominee. We encourage you to read the Proxy Statement and the 2013 Annual Report carefully and if you are a beneficial owner, please be sure to give voting instructions to your broker, bank or other nominee.

How can I vote my shares in person at the meeting?

        Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card and proof of identification for entrance to the meeting. If you hold your shares in street name, please bring the enclosed proxy card or voting instruction form and proof of identification for entrance to the meeting. You must also request a legal proxy from your broker and bring it to the annual meeting if you would like to vote at the meeting.

How can I vote my shares without attending the meeting?

        Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the meeting. If you are a stockholder of record, you may vote in any of the following ways:

  •
  Vote by mail.  You may complete, date and sign the proxy card and mail it in the postage-prepaid envelope that you received. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you return. If you return the proxy card but do not give any instructions on a particular matter described in this Proxy Statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board.

  •
  Vote over the Internet.  If you have Internet access, you may vote your shares by following the instructions set forth on your proxy card. If you vote on the Internet, please do not return your proxy card.

  •
  Vote by telephone.  If you are located in the United States or Canada, you may vote your shares by telephone by following the instructions set forth on your proxy card. If you vote by telephone, please do not return your proxy card.

        Telephone and Internet voting will be available until 11:59 p.m., Eastern Daylight Time on June 10, 2014.

        If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions on the forms you receive from such nominee. The availability of voting by Internet or telephone will depend upon their voting procedures.

Who is serving as the Company's inspector of elections?

        Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2014 annual meeting.

How can I change my vote?

        You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and submitting a new proxy card with a later date, voting by telephone or using the Internet (your latest telephone or Internet proxy is counted) or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Is my vote confidential?

        Proxy instructions, ballots and voting tabulations that identify stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Sonus or to third parties, except as necessary to meet applicable legal requirements and to allow for the tabulation and certification of votes. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our Board.

What are the directions to the meeting?

        The offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, telephone: (617) 526-6000. The main reception area where you should check in is on the 26th floor, where the annual meeting will be held.

Proposal 1—ELECTION OF DIRECTORS

Board of Directors

        Our Board is presently composed of eleven members, ten of whom are independent within our director independence standards, which meet the director independence standards of the NASDAQ Stock Market Marketplace Rules. Since our 2013 annual meeting of stockholders, we have appointed three new directors, each of whom is currently serving on our Board—Pamela D.A. Reeve joined us in August 2013 and both Matthew W. Bross and Richard J. Lynch joined us in February 2014. At the 2014 annual meeting of stockholders, all of our directors will be elected to hold office in accordance with our Fourth Amended and Restated Certificate of Incorporation, as amended. Each of the directors elected at the 2014 annual meeting of stockholders will serve for a term expiring at the 2015 annual meeting of stockholders.

        Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If a nominee declines to serve or is unable to serve as a director at the time of the annual meeting, such shares will be voted for the election of such substitute nominee as our Board may propose. It is not presently expected that the nominees named below will be unable or will decline to serve as a director. Under Delaware law, the affirmative vote of the holders of a plurality of shares of common stock voting on this matter at the annual meeting (i.e., the largest number of votes cast) is required to elect each director. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality.

Nominees Up For Election—Background and Qualifications

        Our directors are a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies with operations inside and outside of the United States, as well as experience on other companies' boards, which provides an understanding of different business processes, challenges and strategies. Other directors have experience as members on the board of directors of non-profit and philanthropic institutions, which brings unique perspectives to our Board and provides insight into issues faced by companies. The

Board and its Nominating and Corporate Governance Committee believe that the attributes, leadership skills and other diverse experiences of our current Board members collectively provide the Company with the perspectives and judgment necessary to guide the Company's strategies and governance principles and to monitor their execution. Therefore, the Board proposes the re-election of the following eleven directors of the Company to hold office until the 2015 annual meeting of stockholders.

        The biographies below describe the skills, qualities, attributes and experience of the nominees that led the Board and its Nominating and Corporate Governance Committee to determine that it is appropriate to nominate these directors.

        James K. Brewington, 70, has been a director since May 2009. Mr. Brewington is a veteran of the global communications market, with over 40 years of industry experience at AT&T Inc. and Lucent Technologies before his retirement in 2007. From mid-2004 until his retirement from Lucent Technologies, Mr. Brewington was President of the then newly formed Developing Markets group, tasked with expanding the revenue base beyond domestic borders, reflecting his prior success in building out their global footprint. Prior to this, he was President of Lucent Technologies' Mobility Solutions division, where he was responsible for all wireless infrastructure for the mobility segment, including global wireless development and product architecture, project management, and business and product management. Mr. Brewington joined Lucent Technologies in 1996. He began his career at AT&T Inc. in 1968, and over the ensuing years held various executive management positions in the telecommunications industry, including overseeing Bell Telephone Wireless Laboratories. Mr. Brewington has served on the Board of Directors and the Nominating and Corporate Governance Committee of Kopin Corporation since 2006 and serves on the Board of Directors of two privately held companies. He also advises several technology startup companies. He has served on the boards of the U.S.-Saudi Arabian Business Council and INROADS/North Jersey, Inc., a non-profit organization that trains minority youth for careers in business and industry. He was a member of the Cellular Telecommunications Industry Association, or CTIA, and the CTIA Wireless Foundation. Mr. Brewington has a Master of Business Administration degree from Seattle University, a Master of Science degree from Stanford University (Sloan Fellow) and a Bachelor of Arts degree from the College of Idaho. Among other qualifications, Mr. Brewington brings to the Board executive management and leadership experience, including from his service for over 40 years at AT&T Inc. and Lucent Technologies, along with extensive technological and industry experience.

        Matthew W. Bross, 53, has been a director since February 2014. Mr. Bross has been the Chairman and Chief Executive Officer of Compass-EOS, a supplier of icPhotonicsTM technology that delivers a commercial chip-to-chip direct silicon-to-photonics solution, since February 2014. Mr. Bross was previously the Global Chief Technology Officer of Huawei from October 2009 to October 2012, British Telecom from November 2002 to July 2009, and Williams Communications Group, Inc. from March 1997 to November 2002. He has led the technology innovation and investment strategies for the companies he has served across multiple technology and business domains, including carrier, enterprise, devices, applications and services. Additionally, he was awarded a William Pitt Fellowship by Pembroke College at the University of Cambridge. Mr. Bross currently serves as Chairman of the Global Information Infrastructure Commission and is a member of the Board of Directors for the EastWest Institute. Among other qualifications, Mr. Bross brings to the Board executive management and leadership experience as global chief technology officer of various public companies, along with his deep technology expertise and understanding of advanced technology.

        John P. Cunningham, 76, has been a director since September 2004. In 2002, Mr. Cunningham retired from Citrix Systems, Inc., a global leader in virtual workplace software and services. From 2001 to 2002, Mr. Cunningham was Senior Vice President, Finance and Operations of Citrix Systems, Inc. He joined Citrix Systems, Inc. in 1999 as Senior Vice President, Finance and Administration and served in that capacity until 2001. From 1998 to 1999, Mr. Cunningham served as Executive Vice President and Chief Financial Officer of Wang Global, a worldwide provider of network services. Prior to joining

Wang Global, he served as Chief Financial Officer of Whirlpool Corporation from 1996 to 1998 and Chief Financial Officer of Maytag Corporation from 1994 to 1996. Mr. Cunningham has also held various management positions, including Corporate Controller, at International Business Machines. From 2001 to December 2013, he served as a member of the Board of Directors of Smart Disk Corporation as well as its Audit Committee. Mr. Cunningham has a Master of Business Administration degree from New York University and a Bachelor of Science degree from Fordham University. Among other qualifications, Mr. Cunningham brings to the Board executive leadership experience, including from his service as a chief financial officer of various public companies, along with extensive financial expertise.

        Raymond P. Dolan, 56, has been our President, Chief Executive Officer and a director since October 2010, and is responsible for the strategic direction and management of our company. Mr. Dolan has more than 25 years of experience in the telecommunications industry, having served in senior leadership positions at QUALCOMM Incorporated, Nextwave Wireless and BellAtlantic/NYNEX Mobile. From 2006 to 2008, Mr. Dolan served as Chief Executive Officer of QUALCOMM/Flarion Technologies, a developer of mobile broadband communications technologies, as well as Senior Vice President of QUALCOMM Incorporated. Prior to its acquisition by QUALCOMM in 2006, Mr. Dolan served as Chairman and Chief Executive Officer of Flarion Technologies. Before his role at Flarion Technologies, from 1996 to 2000, Mr. Dolan was Chief Operating Officer of NextWave Telecom. Prior to that, he spent eight years at BellAtlantic/NYNEX Mobile, serving in numerous roles of increasing responsibility, most recently as Executive Vice President of Marketing. He began his career in the telecommunications industry at PacTel Cellular as a Manager of Network Operations. Mr. Dolan also served as an officer in the United States Marine Corps, where he spent more than seven years as a tactical jet pilot. He has served on the Board of Directors and has been Chairman of the Nominating and Corporate Governance Committee of American Tower Corporation since 2003. He also served on the Board of Directors of NII Holdings, Inc. from 2008 until 2012. Mr. Dolan graduated from the U.S. Naval Academy with a degree in Mechanical Engineering and also holds a Master of Business Administration degree from the Columbia University School of Business. Among other qualifications, Mr. Dolan brings to the Board executive leadership experience, including from his service as Chief Executive Officer of Sonus, along with extensive brand marketing and strong financial, risk analysis and corporate governance skills and experience.

        Beatriz V. Infante, 60, has been a director since January 2010. Since 2009, Ms. Infante has served as Chief Executive Officer of BusinessExcelleration LLC, which provides management consulting services to companies at strategic inflection points. Since 2008, Ms. Infante has also served as a limited partner and advisor to Tandem Capital, an investment firm specializing in mobile technology companies. From 2010 until its acquisition by Infor in 2011, Ms. Infante was the Chief Executive Officer and a director of ENXSUITE Corporation, a leading supplier of energy management solutions. From 2006 until its acquisition by Voxeo Corporation in 2008, she was the Chief Executive Officer and a director of VoiceObjects Inc., a market leader in voice applications servers. From 2004 to 2005, Ms. Infante served as Interim Chief Executive Officer and a director of Sychron Inc., which was sold to an investor group. From 1998 to 2003, Ms. Infante held various positions with Aspect Communications, a leading provider of call centers and unified communications solutions, including the roles of Chairman, President and Chief Executive Officer. She has served on the Board of Directors, Compensation Committee and Nominating and Corporate Governance Committee of Emulex Corporation since May 2012, including as the Chair of the Nominating and Corporate Governance Committee since February 2014. Since 1994, she has served on the Advisory Committee to the Princeton University School of Engineering and Applied Science. She has been a director at a number of privately held companies as well as two non-profit organizations, Silicon Valley Leadership Group and Joint Venture Silicon Valley Network. Additionally, Ms. Infante is a National Association of Corporate Directors Board Leadership Fellow, a member of the Corporate Directors Group, and in 2013 was named to the Financial Times Agenda "Top 50 Digital Directors' List." Ms. Infante holds a Bachelor of Science and Engineering degree in

Electrical Engineering and Computer Science from Princeton University and holds a Master of Science degree in Engineering and Computer Science from California Institute of Technology. Among other qualifications, Ms. Infante brings to the Board executive leadership experience, including from her service as a chief executive officer of various companies, along with extensive operational expertise and experience in brand marketing.

        Howard E. Janzen, 60, has been a director since January 2006 and the Chairman of the Board since December 2008. Since May 2012, Mr. Janzen has been the President and Chief Executive Officer of Cool Planet Energy Systems, Inc., a company that converts non-food biomass into sustainable, high-octane gasoline, as well as its director since July 2012. Since 2002, Mr. Janzen has served as President and Chief Executive Officer of Janzen Ventures, Inc., a private investment business venture. Mr. Janzen was the Chief Executive Officer and a director of One Communications Corp., a supplier of integrated advanced telecommunications solutions to businesses, from 2007 until its sale in 2011. He served as President of Sprint Business Solutions, the business unit serving Sprint Corporation's business customer base with almost 10,000 employees and $12 billion in annual revenue, from 2004 to 2005. From 2003 to 2004, he was President of Sprint Corporation's Global Markets Group, responsible for Sprint Corporation's long distance service for both consumer and business customers. From 1994 until 2002, Mr. Janzen served as President and Chief Executive Officer, and Chairman from 2001 to 2002, of Williams Communications Group, Inc., a high technology company. Mr. Janzen has served as a member of the Board of Directors, the Compensation Committee and the Corporate Governance Committee of Global Telecom & Technology, Inc. since 2006; and a member of the Board of Directors and the Audit Committee of Vocera Communications, Inc. since 2007. He previously served as a member of the Board of Directors, Compensation Committee and Strategy Committee of Macrosolve, Inc. from 2006 to 2012. Mr. Janzen also serves as a member of the Board of Directors of three privately held companies, a member of the Executive Committee of the Global Information Infrastructure Commission, and a member of the Boards of Directors of the following non-profit organizations—Hillcrest Healthcare System, Morningside Foundation and Heart of America Boy Scout Council. Mr. Janzen received his Bachelor of Science and Master of Science degrees in Metallurgical Engineering from the Colorado School of Mines. He also has completed the Harvard Business School Program for Management Development. Among other qualifications, Mr. Janzen brings to the Board executive leadership experience, including from his service as a chief executive officer of various telecommunications companies and his past service as a chairman of a public company, along with extensive financial expertise and brand marketing experience.

        Richard J. Lynch, 65, has been a director since February 2014. Since September 2011, Mr. Lynch has served as the President of FB Associates, LLC, which provides advisory and consulting services at the intersection of technology, marketing and business operations. Mr. Lynch was the Executive Vice President and Chief Technology Officer for Verizon Communications between 2007 and 2011, and the Executive Vice President and Chief Technology Officer of Verizon Wireless and its predecessors from 1990 until 2007. Mr. Lynch has been at the forefront of wireless technology solutions and was responsible for the selection of CDPD, CDMA, EV-DO and LTE for use within the Verizon network. Building on these and other key technology decisions, Mr. Lynch has driven the introduction of key innovative products and services into the marketplace. Mr. Lynch is a Fellow of the Institute of Electrical and Electronic Engineers and has been awarded patents in the field of wireless communications. He has served as a member of the Board of Directors, Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee of Ruckus Wireless, Inc. since March 2012; and a member of the Board of Directors and Compensation, Nominating and Governance Committee of BlackBerry Limited since February 2013. From November 2010 to November 2013, Mr. Lynch served Chairman of the Board of Directors and a member of the Nominating and Corporate Governance Committee of TranSwitch Corp. Mr. Lynch also serves as a member of the Board of Directors of three privately held companies. He has also sat on the boards of numerous industry organizations, including the GSM Association and the CDMA Development Group,

and as a member of the Federal Communications Commission Technical Advisory Committee and Communications Security Reliability and Interoperability Council. For his leadership in the early years of wireless data, Mr. Lynch was honored with the President's Award by the CTIA. He has also been inducted into the Wireless History Foundation's Hall of Fame. Mr. Lynch is a graduate of Lowell Technological Institute (now University of Massachusetts) where he received Bachelor of Science and Master of Science degrees in electrical engineering. He has also completed post-graduate work at the Wharton School of the University of Pennsylvania and the Johnson School of Management at Cornell University. Among other qualifications, Mr. Lynch brings to the Board executive leadership experience, including from his service as chief technology officer of Verizon and its predecessor companies.

        Pamela D.A. Reeve, 64, has been a director since August 2013. From November 1989 to August 2004, Ms. Reeve was the President, Chief Executive Officer and a director of Lightbridge, Inc., a global provider of mobile business solutions, offering products and services for the wireless communications industry. Prior to joining Lightbridge, Inc. in 1989, Ms. Reeve spent 11 years as a consultant and in a series of executive positions at the Boston Consulting Group, Inc. Ms. Reeve has served as a member of the Board of Directors, the Compensation Committee and the Nominating and Corporate Governance Committee of Frontier Communications Corporation since 2010. Since 2002, Ms. Reeve has served as a member of the Board of Directors of American Tower Corporation, including as its Lead Director since 2004, a member of its Compensation Committee since 2004, and a member of its Nominating and Corporate Governance Committee since 2009. From 1997 to 2008, Ms. Reeve served as a director of NMS Communications Corp., which sold its core business and the remaining business became Livewire Mobile, Inc. Ms. Reeve served on the Board of Directors of Livewire Mobile, Inc. from 2008 to November 2009. She also has been a director at one non-profit organization. She received her Master of Business Administration degree, with distinction, from Harvard Business School, and received her Bachelor of Arts degree, with honors, from the University of Georgia Honors Program. Among other qualifications, Ms. Reeve brings to the Board executive leadership experience, including from her service as chief executive officer of a telecommunications company, along with extensive operational experience in the communications and technologies industries.

        John A. Schofield, 65, has been a director since January 2009. From 1999 to 2005, Mr. Schofield served as President, Chief Executive Officer and Chairman of the Board of Advanced Fibre Communications, Inc., a leading supplier of next-generation edge access equipment and multi-service broadband solutions for the telecommunications industry. From 1992 to 1999, Mr. Schofield served as Senior Vice President and then President of the Integrated Solutions Group of ADC Telecommunications, Inc., a world-wide supplier of network equipment, software solutions, and integration services for broadband and multiservice networks. Since 2000, he has served as the Chairman of the Board of Directors of Integrated Device Technology, Inc., as well as a member of its Compensation Committee and its Nominating and Governance Committee. Mr. Schofield has a Bachelor of Science degree in Electrical Engineering from the NSW Institute of Technology in Sydney, Australia and is a graduate of Raytheon's Management Development Program. Among other qualifications, Mr. Schofield brings to the Board executive leadership experience, including from his service as a chairman of a public company, along with extensive financial expertise and brand marketing experience.

        Scott E. Schubert, 60, has been a director since February 2009. From 2005 until 2008, Mr. Schubert served as Chief Financial Officer of TransUnion LLC, a leading global information solutions company. From 2003 to 2005, Mr. Schubert served as Chief Financial Officer and, prior to that, Executive Vice President of Corporate Development of NTL, Inc. (now Virgin Media, Inc.). From 1999 to 2003, Mr. Schubert held the position of Chief Financial Officer of Williams Communications Group, Inc., a high technology company. Mr. Schubert also served as head of BP Amoco's Global Financial Services, leading the initial integration of BP and Amoco's worldwide financial operations following the merger of the two companies. Since 2011, he has been a member of the Board of Directors, the Compensation

Committee, the Audit Committee and the Compliance Committee of Isle of Capri Casinos, Inc. Mr. Schubert is a graduate of the Krannert School of Business at Purdue University, where he completed his Master of Business Administration degree in Finance and Economics in 1976. He also earned his Bachelor of Science degree at Purdue University in 1975, with dual majors in Engineering and Accounting. Among other qualifications, Mr. Schubert brings to the Board executive leadership experience, including from his service as a chief financial officer of various companies, along with extensive financial expertise.

        H. Brian Thompson, 75, has been a director since October 2003. Mr. Thompson has been Executive Chairman of GTT Communications, Inc., a worldwide cloud network provider, since 2006. He has also headed his own private equity investment and advisory firm, Universal Telecommunications, Inc., since its incorporation in 1991. From 2002 to 2007, Mr. Thompson was Chairman of Comsat International, and he served as Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from 1999 to 2000. Mr. Thompson was Chairman and Chief Executive Officer of LCI International, Inc. from 1991 until its merger with Qwest Communications International Inc. in 1998. Subsequent to the merger, Mr. Thompson became Vice Chairman of the Board of Directors for Qwest until his resignation in 1998. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation from 1981 to 1990. Prior to MCI, he was a management consultant with the Washington, D.C. offices of McKinsey & Company. He has served as a member of the Board of Directors, the Compensation Committee and the Nominating and Corporate Governance Committee of Axcelis Technologies, Inc. since 2002; a member of the Board of Directors, the Compensation Committee and the Audit Committee of Pendrell Corporation (formerly known as ICO Global Communications (Holdings) Ltd.) since 2007; and a member of the Board of Directors, the Compensation Committee and the Nominating and Corporate Governance Committee of Penske Automotive Group, Inc. since 2002. Mr. Thompson is a member of the Board of Trustees for the Lab School of Washington. He is a former chairman of the U.S. Competitive Telecommunications Association and also served on the University of Massachusetts Chancellor's Executive Committee, as a member of the Board of Trustees of Capitol College in Laurel, Maryland, and the St. Stephens and St. Agnes School Foundation in Alexandria, Virginia. He received his Master of Business Administration degree from Harvard University's Graduate School of Business, and received a Bachelor of Science degree in chemical engineering from the University of Massachusetts. Among other qualifications, Mr. Thompson brings to the Board executive leadership experience, including from his service as a chairman and chief executive officer of various companies, along with extensive brand marketing experience.

Board of Directors' Recommendation

        The Board of Directors unanimously recommends a vote "FOR" the election to the Board of Directors of each of the eleven nominees.

 Proposal 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        We are asking our stockholders to ratify the appointment by our Audit Committee of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2014. Deloitte & Touche LLP has acted in this capacity since August 2005. Representatives of Deloitte & Touche LLP are expected to be present at the 2014 annual meeting of stockholders and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider this appointment. Even if the proposal is approved at the annual meeting, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

DELOITTE & TOUCHE LLP FEES

        The following is a summary of the aggregate fees billed to us by Deloitte & Touche LLP for the fiscal years ended December 31, 2013 and 2012 for each of the following categories of professional services:

Fee Category	Fiscal 2013 Fees	Fiscal 2012 Fees
Audit Fees	$1,614,970	$1,980,354
Audit-Related Fees	—	—
Tax Fees	101,200	489,382
All Other Fees	12,500	10,000

Total Fees	$1,728,670	$2,479,736

Audit Fees

        These amounts represent fees for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, the review of financial statements included in our Quarterly Reports on Form 10-Q, the audit of internal control over financial reporting and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filing and similar engagements for the fiscal year, such as consents and assistance with review of documents filed with the SEC. Audit fees also include advice on accounting matters that may arise in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.

Audit-Related Fees

        Audit-related fees consist of fees related to due diligence services and accounting consultations regarding the application of generally accepted accounting principles to proposed transactions.

Tax Fees

        Tax fees consist of professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, value-added tax compliance, research and development tax credit compliance, and transfer pricing advice and planning. Of this amount for fiscal 2013, approximately $43,000 represents fees for tax compliance and preparation.

All Other Fees

        All other fees consist of professional products and services other than the services reported above, including fees for our subscription to Deloitte & Touche LLP's online accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

        The Audit Committee has adopted a policy to pre-approve audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engagement of the independent registered public accounting firm for the next year's audit, the independent registered public accounting firm and our management submit a list of services expected to be rendered during that year for each of the four categories of services to the Audit Committee for approval. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and our management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee approved all of the services and fees of Deloitte & Touche LLP set forth above.

        Our Audit Committee requires the regular rotation of the lead audit partner and concurring partner as required by Section 203 of the Sarbanes-Oxley Act of 2002 and is responsible for recommending to our Board policies for hiring employees or former employees of the independent registered public accounting firm. The Audit Committee has determined that the provision of services described above to us by Deloitte & Touche LLP is compatible with maintaining their independence.

Board of Directors' Recommendation

        The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

 Proposal 3—A NON-BINDING ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

        The Company provides its stockholders with the opportunity to cast an annual advisory vote to approve the compensation of its named executive officers, or NEOs, as disclosed pursuant to the SEC's compensation disclosure rules (which disclosure rules includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables) (a "Say-on-Pay proposal"). The Company believes that it is appropriate to seek and take into account the views of stockholders in the design and effectiveness of the Company's executive compensation program.

        Our executive compensation program is designed to drive the Company's long-term success and to increase stockholder value. We utilize our executive compensation program to provide competitive compensation within our industry peer group to attract and retain executive talent, encourage our leaders to perform at a high level by linking compensation with financial and performance milestones and align our executive compensation with stockholders' interests through the use of equity-based incentive awards. The Compensation Committee has overseen the development and implementation of our executive compensation program in line with these core principles.

Key Objectives of Our Executive Compensation Program

        Our overall executive compensation program is founded on three guiding principles:

  •
  We offer competitive compensation packages to attract executives from larger telecommunications companies that offer significantly greater cash compensation, and from smaller private telecommunications companies that offer greater perceived equity growth potential;

  •
  We offer incentive compensation to motivate our executives to transform Sonus from a media gateway company in a declining market into a profitable company in a growing SBC and diameter signaling ("DSC") markets; and

  •
  We seek to retain our key executives in the face of other opportunities and uncertainty caused by market consolidation, such as the acquisitions of two of our direct competitors, Acme Packet, Inc. and Tekelec, by Oracle Corporation.

 2013 Say-on-Pay Results and Stockholder Input

        There were 202,256,064 shares of common stock present at our 2013 annual meeting of stockholders in person or by proxy, which represented 70.79% of the shares outstanding on the record date for the meeting, and which constituted a quorum for the transaction of business. Of the shares present at the meeting and entitled to vote on our 2013 Say-on-Pay proposal, 49.04% voted in favor, with 49.69% voting against and 1.27% abstaining. 29.45% of the shares present at the meeting constituted broker non-votes that were not entitled to vote on the matter. This result was not consistent with the voting results on our Say-on-Pay proposals at previous annual meetings of stockholders. At our 2012 annual meeting of stockholders, 98.48% of the shares present and entitled to vote on the matter voted in favor of our 2011 executive compensation program, with 1.39% voting against and 0.13% abstaining, with 22.24% of the shares present at the meeting constituting broker non-votes that were not entitled to vote on the matter. At our 2011 annual meeting of stockholders, 92.53% of the shares present and entitled to vote on the matter voted in favor of our 2010 executive compensation program, with 7.08% voting against and 0.39% abstaining, with 23.37% of the shares present at the meeting constituting broker non-votes that were not entitled to vote on the matter. Based on discussions with stockholders after our 2013 annual meeting of stockholders, we believe that there were stockholders who were supportive of our executive compensation program but who did not vote their shares on the 2013 Say-on-Pay proposal. If so, the voting result on our 2013 Say-on-Pay proposal may not accurately reflect the support, or lack thereof, of our stockholders with respect to our compensation practices.

        Nevertheless, on the assumption that the vote accurately reflected the views of our stockholders as a whole with respect to our compensation practices, over the course of the last year, the Compensation Committee engaged in an extensive re-examination of our executive compensation program, including contacting any stockholder within our top 50 institutional owners who we were able to identify as having voted against or abstained from voting on our 2013 Say-on-Pay proposal, based on a review of public filings made pursuant to the Investment Company Act of 1940 by mutual funds on Form N-PX. We contacted 20 institutions holding approximately 93% of the total votes either against or abstaining from the 2013 Say-on-Pay proposal.

        Nine institutional investors, who collectively held approximately 19% of our outstanding shares and approximately 73% of the total votes against or abstaining from the 2013 Say-on-Pay proposal, responded to this outreach program. We engaged with each of these institutional investors to understand their reasons for voting against or abstaining with respect to our 2013 Say-on-Pay proposal. The institutional investors with whom we spoke welcomed our proactive outreach and the opportunity to provide feedback. The primary reason that they gave to us for voting against or abstaining with respect to our 2013 Say-on-Pay proposal was a perceived lack of alignment between performance and pay. Several of these institutional investors indicated that they would also like to see prospective disclosure of the performance metrics used by the Compensation Committee.

        To address these key concerns, we explained that 2012 was an important foundational year during which we continued to reposition our business to support sustainable growth and profitability. Our progress was evidenced by our SBC business growing to reach 44% of total product revenue in 2012, up from 25% in 2011. In terms of profitability, we committed to and delivered non-GAAP profitability in the fourth quarter of 2012. This was an important inflection point for the Company, following a year of investment in the business which enabled the aforementioned growth.

        We believe that our performance in these metrics in 2012 represented key milestones in the Company's effort to reposition the business for sustainable growth and profitability and our subsequent performance has shown further progress in these metrics. In 2013, SBC product revenue represented 58% of total product revenue and, although we reported a GAAP net loss for the year, we delivered non-GAAP profitability for the full year. A reconciliation of non-GAAP to GAAP financial information and a statement on the use of non-GAAP financial measures are included as Appendix A. These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States ("GAAP") and should not be viewed in isolation or as a substitution for reported, or GAAP, financial measures. In 2014, we expect to continue to show an increase in the percentage contribution from our growth-related product revenue (including SBC and DSC), and that our total growth-related revenue, including maintenance and services, will be greater than 50% for the first time in the Company's history. We also expect that in 2014 and beyond, our non-GAAP profitability trend will continue.

        In response to stockholder feedback that we received regarding the 2013 Say-on-Pay proposal, we are providing disclosure in this Proxy Statement of the prospective performance metrics that are being utilized to determine executive bonus compensation, if any is earned, for 2014. These include performance along a range, using at least the following three metrics: total revenue, profit and total SBC revenue. The range for each metric may be determined by considering several data points, including: (i) the financial plan approved by the Board at the beginning of the year, (ii) the Company's actual performance during the year, and (iii) the strategic context of the results, as they relate to marketplace dynamics and key drivers of long-term stockholder value. There is a cap on the amount of bonus compensation, if any, that may be paid to our executive officers pursuant to the 2014 executive bonus compensation program.

        We believe that our 2014 executive compensation program is responsive to the feedback we have received and is aligned with stockholder interests. The Compensation Committee respects all stockholder votes, both for and against our compensation program. The Compensation Committee is committed to continued engagement between stockholders and the Company to fully understand diverse viewpoints and discuss the important connections between Sonus' compensation program, business strategy, and long-term financial and operating performance.

2013 Financial and Operating Performance of the Company

        Fiscal year 2013 was a year of tremendous progress for Sonus. Highlights from the results of the Company's full year ended December 31, 2013 include the following (a reconciliation of non-GAAP to GAAP financial information and a statement on the use of non-GAAP financial measures are included as Appendix A. These non-GAAP financial measures are not in accordance with GAAP and should not be viewed in isolation or as a substitution for reported, or GAAP, financial measures):

FINANCIAL PERFORMANCE

•
We increased total revenue by 9%, to $276.7 million.

•
We generated $34 million in cash from operations.

•
We grew total SBC revenue by 48%, to $129.9 million. SBC revenue represented 47% of our total revenue for the year and 55% of our total revenue in the fourth quarter of 2013, reflecting the rapid trend toward our growth business.

•
We increased non-GAAP gross margins by 360 basis points, to 63.6%; GAAP gross margins increase was 620 basis points, to 62.3%.

•
We achieved non-GAAP diluted earnings per share of $0.02; we reduced GAAP loss per share to $0.08.

SALES PERFORMANCE

•
We added 670 new customers, compared with 230 new customers the previous year.

•
Enterprise sales contributed 27% of total product revenue in 2013.

•
Channel sales contributed 20% of total product revenue in 2013.

STRATEGIC PERFORMANCE

•
We launched our first full-featured, software-based SBC architected for unlimited scale.

•
We successfully integrated Network Equipment Technologies, Inc., an acquisition we made to expand our SBC product portfolio.

•
We announced the acquisition of Performance Technologies, Incorporated in December 2013, and closed that transaction in February 2014.

•
We announced a $100 million stock buyback program, and repurchased approximately $60 million of shares under the program through December 31, 2013.

2013 Executive Compensation Program

        In making its compensation decisions for 2013, the Compensation Committee considered, among other things, our financial and operational results for the year, the achievement of the compensation objectives set by the Compensation Committee, and the feedback received from our stockholders following last year's annual meeting of stockholders. The Compensation Discussion and Analysis section of this Proxy Statement describes the Company's executive compensation program and the decisions made by the Compensation Committee in 2013 in more detail. Highlights of the Company's 2013 executive compensation program included the following:

  •
  Our Chief Executive Officer, or CEO, elected to receive 100% of his salary in restricted shares of common stock that were subject to forfeiture until they vested on December 31, 2013, and our NEOs elected to receive their annual bonuses in the form of common stock in lieu of cash, further aligning them with the long-term interests of other stockholders;

  •
  There have been no increases in base salary for our NEOs for three years except in connection with promotions; the CEO's base salary has been the same since he joined in October 2010; and

  •
  Although the Company met or exceeded many of the metrics considered by the Compensation Committee, the Committee exercised its discretion and awarded only 90% of target bonus (pursuant to previously disclosed elections, bonuses for NEOs who agreed to receive stock instead of cash were paid out at 1.5 times the percentage of target achieved).

        Examples of practices and policies that the Compensation Committee has implemented for effective governance of compensation plans include, but are not limited to, the following:

  •
  The Compensation Committee employs an independent compensation consultant who reports directly to the Compensation Committee and performs no other services for the Company.

  •
  In addition to new hire and annual grant programs, our NEOs were given an opportunity to elect to receive equity in lieu of cash bonuses, to build and maintain a long-term equity ownership position in the Company so that their interests are further aligned with those of our stockholders.

  •
  None of our severance agreements provide for tax gross-ups in connection with severance benefits following a change-in-control.

  •
  We have "clawback" language in our Senior Management Cash Incentive Plan, or SMCIP, that permits the Company to recover bonuses from senior executives to ensure that no payments are made in violation of the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act.

  •
  We conduct an annual risk assessment of our pay practices.

  •
  Our insider trading policy discourages all employees, officers and directors from engaging in transactions involving hedging, monetization, margin accounts, pledges, puts, calls and other derivative securities, and requires those who wish to enter into such an arrangement to first pre-clear the proposed transaction with either the Chief Financial Officer or the General Counsel. To date, no such transaction has been requested or approved.

  •
  Our equity plan prohibits option repricing and back-dating.

  •
  We have not granted any perquisites to our NEOs, with the exception of paying Mr. Dolan's share of insurance premium relating to the benefit plans generally provided to employees of the Company in accordance with Company policy because Mr. Dolan elected to accept shares of restricted stock in lieu of base salary for the period from January 1, 2013 to December 31, 2013. This amount, totaling $5,455, is included with "All Other Compensation" for Mr. Dolan in the Summary Compensation Table.

        For further details regarding our 2013 executive compensation program, please review the "Compensation Discussion and Analysis" section and the accompanying compensation tables and narrative discussion in this Proxy Statement.

        We believe that for the reasons summarized in the "Compensation Discussion and Analysis" section, together with the strong progress we achieved in 2013, we have a compensation program deserving of stockholder support. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, we are asking stockholders to indicate their support for our NEO compensation by voting FOR the following advisory resolution:

  "RESOLVED, that the stockholders of Sonus Networks, Inc. (the "Company") approve, on an advisory basis, the compensation paid to the Company's named executive officers as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the "Compensation Discussion and Analysis" section and the accompanying compensation tables and the related narratives in the Proxy Statement for the Company's 2014 annual meeting of stockholders."

        This vote is not intended to address any specific element of compensation, but rather the overall compensation paid to the NEOs. Even though the outcome of this advisory vote on the compensation of our NEOs is non-binding, the Compensation Committee and the Board of Directors will review and consider the outcome of this vote, among other factors, when making future compensation decisions for our NEOs.

Board of Directors' Recommendation

        The Board of Directors unanimously recommends a vote "FOR" the approval, on a non-binding advisory basis, of the compensation paid to our NEOs, as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives in this Proxy Statement.

CORPORATE GOVERNANCE AND BOARD MATTERS

Code of Ethics

        Our Board has adopted a written Code of Conduct, which qualifies as a "code of ethics" as defined by the regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act. The Code of Conduct is intended to provide guidance on the conduct expected of Sonus' employees, officers and directors in the interests of preserving Sonus' reputation for integrity, accountability and fair dealing. To ensure that our business is conducted in a consistently legal and ethical manner, all of our directors, officers and employees must act in accordance with our Code of Conduct.

        We intend to disclose any amendment to or waiver of a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website available at www.sonusnet.com and/or in our public filings with the SEC.

        A current copy of our Code of Conduct is available on our website www.sonusnet.com, in the section entitled Company—Investor Relations—Corporate Governance. A copy of the Code of Conduct may also be obtained, free of charge, from us upon a request directed to our corporate secretary at: Sonus Networks, Inc., 4 Technology Park Drive, Westford, Massachusetts 01886, Attention: Corporate Secretary.

Oversight of Risk Management

        At Sonus, we believe that innovation and leadership are impossible without taking risks. We also recognize that imprudent acceptance of risk or the failure to appropriately identify and mitigate risks could be destructive to stockholder value. The Board is responsible for assessing the Company's approach to risk management and overseeing management's execution of its responsibilities for identifying and managing risk. The Board exercises its responsibilities through discussions in Board meetings and also through its committees, each of which examines various components of enterprise risk as part of their responsibilities. Generally, strategic risks and the risks related to management delegation are overseen and evaluated by the full Board; financial and internal control risks are overseen and evaluated by the Audit Committee; risks relating to our compensation policies are overseen and evaluated by the Compensation Committee; and risks related to governance are overseen and evaluated by the Nominating and Corporate Governance Committee. Each committee assesses identified risks and informs the Board about the risks as needed. Management also regularly reports on each such risk to the relevant committee or the Board. Additional review or reporting on risks is conducted as needed or as requested by the Board or one of its committees.

        In addition, an overall review of risk is inherent in the Board's consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. The Board's role in risk oversight of the Company is consistent with our leadership structure. The President and Chief Executive Officer and other members of senior management have responsibility for assessing and managing our risk exposure. The Board and, if applicable, its committees provide oversight in connection with those efforts.

Director Independence

        Under the NASDAQ Stock Market Marketplace Rules, a director will only qualify as an "independent director" if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. SEC rules also impose, through the NASDAQ Stock Market Marketplace Rules, special independence requirements for members of the Audit Committee. In addition, beginning on the date of our 2014 annual meeting of stockholders, members of our Compensation Committee will also be required to satisfy heightened independence requirements contained in the NASDAQ Stock Market Marketplace Rules as well as Rule 10C-1 under the Exchange Act. When determining the independence of members of our Compensation Committee, our Board will be required to consider all factors specifically relevant to determining whether a director has a relationship with us that is material to that director's ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to: (1) the source of compensation of that director, including any consulting, advisory or other compensatory fee paid by us to that director; and (2) whether that director is affiliated with our Company, a subsidiary of our Company or an affiliate of a subsidiary of our Company.

        During its annual review of director independence, the Board considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates.

        Our Board has determined that each of James K. Brewington, Matthew W. Bross, John P. Cunningham, Beatriz V. Infante, Howard E. Janzen, Richard J. Lynch, Pamela D.A. Reeve, John A. Schofield, Scott E. Schubert and H. Brian Thompson does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an "independent director" as defined under Rule 5605(a)(2) of the NASDAQ Stock Market Marketplace Rules. The special independence requirements for Audit Committee members are discussed below under "Board Committees—Audit Committee."

Meeting Attendance

        Our Board recognizes the importance of director attendance at Board and committee meetings. Our Board held six meetings during 2013, four of which were regular meetings and two of which were special meetings. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which they served during 2013. While we do not have a policy regarding the attendance of directors at our annual meetings of stockholders, 100% of the directors who served on our Board at the time attended the 2013 annual meeting of stockholders.

Board Committees

        Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and two ad-hoc committees: the Corporate Development and Investment Committee and the Technology Strategy and Oversight Committee. With the exception of the Corporate Development and Investment Committee, each of these committees is composed entirely of independent directors as defined under applicable rules.

  Audit Committee

        Our Board has established an Audit Committee consisting of four members: Messrs. Schubert (Chairman), Cunningham, Janzen and Schofield. Each of the members of the Audit Committee is an "independent director" as defined under the NASDAQ Stock Market Marketplace Rules and the additional independence requirements for members of audit committees imposed by Rule 10A-3 under the Exchange Act. Our Board has determined that Mr. Schubert is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Schubert's experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Schubert any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. The Audit Committee held nine meetings during 2013.

        As described more fully in its charter, the Audit Committee responsibilities include, among other things:

  •
  appointing, evaluating, compensating, overseeing the work of and, if appropriate, terminating the appointment of the independent auditor;

  •
  overseeing the Company's financial reporting, including reviewing and discussing with management, the independent auditor and a member of the internal audit function, prior to public release, the Company's annual and quarterly financial statements to be filed with the SEC;

  •
  overseeing management's design and maintenance of the Company's internal control over financial reporting and disclosure controls and procedures; and

  •
  reviewing and discussing with management and the independent auditor the Company's financial risk exposures and assessing the policies and procedures management has implemented to monitor and control such exposures.

        The Audit Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the SEC and the NASDAQ Stock Market, a current copy of which is available at www.sonusnet.com, in the section entitled Company—Investor Relations—Corporate Governance.

  Compensation Committee

        The Compensation Committee consists of four members: Mr. Schofield (Chairman), Ms. Infante, Ms. Reeve and Mr. Thompson. Each of the members of the Compensation Committee is an "independent director" as defined under the applicable NASDAQ Stock Market Marketplace Rules. The Compensation Committee held eight meetings during 2013.

        As described more fully in its charter, the Compensation Committee responsibilities include, among other things:

  •
  reviewing and approving the Company's compensation plans, practices and policies for directors and executive officers, including a review of any risks arising from compensation practices and policies for employees that are reasonably likely to have a material adverse effect on the Company;

  •
  reviewing the Company's succession plans for executive officers, where requested to do so by the Board;

  •
  making recommendations to the Board regarding the establishment and terms of any incentive compensation or equity-based plans and monitoring their administration; and

  •
  before selecting or receiving advice from a compensation advisor (other than in-house legal counsel), considering various factors, including the provision of other services to the Company by the firm employing the compensation advisor; the amount of fees received from the Company by the person that employs the compensation advisor as a percentage of the total revenue of the person that employs the compensation advisor; the policies or procedures of the person employing the compensation advisor that are designed to prevent conflicts of interest; any business or personal relationship of the compensation advisor with a member of the Compensation Committee; any stock of the Company owned by the compensation advisor; and any business or personal relationship of the compensation advisor or the person employing the compensation advisor with an executive officer of the Company.

        The Compensation Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the NASDAQ Stock Market, a current copy of which is available at www.sonusnet.com, in the section entitled Company—Investor Relations—Corporate Governance.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee consists of four members: Messrs. Thompson (Chairman), Brewington and Janzen and Ms. Reeve. Each of the members of the Nominating and Corporate Governance Committee is an "independent director" as defined under the NASDAQ Stock Market Marketplace Rules. The Nominating and Corporate Governance Committee held five meetings during 2013.

        As described more fully in its charter, the Nominating and Corporate Governance Committee responsibilities include, among other things:

  •
  identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the Board, and recommending to the Board candidates for: (i) nomination for election by the stockholders and (ii) any Board vacancies that are to be filled by the Board, subject to any rights regarding the selection of directors by holders of preferred shares and any other contractual or other commitments of the Company;

  •
  developing and recommending to the Board, overseeing the implementation and effectiveness of, and recommending modifications as appropriate to, a set of corporate governance guidelines applicable to the Company;

  •
  reviewing annually with the Board the composition of the Board as a whole and a succession plan in the event one or more directors ceases to serve for any reason; and

  •
  identifying appropriate director development and continuing education opportunities and making recommendations to the Board as appropriate.

        The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board that reflects standards and requirements adopted by the NASDAQ Stock Market, a current copy of which is available at www.sonusnet.com, in the section entitled Company—Investor Relations—Corporate Governance.

  Corporate Development and Investment Committee

        The Corporate Development and Investment Committee is an ad-hoc committee of the Board and consists of seven members: Messrs. Brewington, Bross, Cunningham, Dolan, Lynch and Schubert and Ms. Infante. Each of the members of the committee other than Mr. Dolan is an "independent director" as defined under the NASDAQ Stock Market Marketplace Rules. The Corporate Development and Investment Committee held four meetings during 2013.

        Among other things, the purposes of the Corporate Development and Investment Committee include providing advice to the Board with respect to: the Company's minority investments; the issuance of debt securities of the Company; stock repurchase programs that may be adopted by the Board; potential acquisitions, merger transactions, joint ventures and other investment transactions; uses of the Company's cash and short-term investments; and tax planning. The Corporate Development and Investment Committee also performs any other activities or responsibilities from time to time assigned to it by the Board. The Corporate Development and Investment Committee, however, does not have any authority to act on behalf of or bind the Company unless the Board delegates such authority to the Corporate Development and Investment Committee.

        The Corporate Development and Investment Committee operates pursuant to a written charter adopted by the Board, a current copy of which is available at www.sonusnet.com, in the section entitled Company—Investor Relations—Corporate Governance.

  Technology Strategy and Oversight Committee

        The Technology Strategy and Oversight Committee is an ad-hoc committee of the Board and consists of three members: Messrs. Brewington (Chairman), Bross and Lynch. Each of these members is an "independent" director as defined under the NASDAQ Stock Market Marketplace Rules. The Technology Strategy and Oversight Committee was established in February 2014 and therefore did not hold any meetings during 2013.

        Among other things, the purposes of the Technology Strategy and Oversight Committee include providing advice to the Board with respect to: the development and implementation of major strategies relating to the Company's approach to technical and commercial innovation and the process of innovation and technology acquisition to assure ongoing business growth; the evaluation of the implications of new technologies on the Company's competitive position; the research, development and implementation of improvements to the Company's existing technologies; the assessment of the strength and competitiveness of the Company's engineering processes and disciplines; and the assessment of the Company's engineering leadership strategy and the review of critical technologists' development and talent planning processes. The Technology Strategy and Oversight Committee also performs any other activities or responsibilities from time to time assigned to it by the Board. The Technology Strategy and Oversight Committee, however, does not have any authority to act on behalf of or bind the Company unless the Board delegates such authority to the Technology Strategy and Oversight Committee.

        The Technology Strategy and Oversight Committee operates pursuant to a written charter adopted by the Board, a current copy of which is available at www.sonusnet.com, in the section entitled Company—Investor Relations—Corporate Governance.

Compensation Committee Interlocks and Insider Participation

        During 2013, the members of the Compensation Committee were Mr. Schofield (Chairman), Ms. Infante, Ms. Reeve and Mr. Thompson, with Ms. Reeve being appointed to the Compensation Committee in September 2013. No interlocking relationship exists between any member of our Board or our Compensation Committee and any member of our Board or Compensation Committee of any other company, and none of these interlocking relationships have existed in the past.

Director Nomination Process

        The Nominating and Corporate Governance Committee encourages the selection of directors who will contribute to our overall corporate goals of responsibility to our stockholders, customers and employees. The Nominating and Corporate Governance Committee reviews from time to time the appropriate skills and characteristics required of individual directors to contribute to our success in today's business environment. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to our Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.

        In considering whether to recommend any particular candidate for inclusion in our Board's slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria generally set forth in the Nominating and Corporate Governance Committee Charter. There are no specific minimum qualifications for a recommended nominee to our Board; however, the

Nominating and Corporate Governance Committee considers, among other skills and criteria, the following criteria for nomination as a director: demonstrated business knowledge and experience and an ability to exercise sound judgment in matters that relate to our current and long-term objectives; commitment to understanding us and our industry and to regularly attend and participate in meetings of our Board and its committees; a reputation for integrity, honesty and adherence to high ethical standards; the ability and experience to understand the sometimes conflicting interests of our various constituencies and to act in the interests of all stockholders; and the absence of any conflict of interest that would impair the nominee's ability to represent the interest of all our stockholders and to fulfill the responsibilities of being a director. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. In identifying potential director candidates, the Nominating and Corporate Governance Committee and the Board also focus on ensuring that the Board reflects a diversity of experiences, gender, ethnicity, backgrounds and skills. The Nominating and Corporate Governance Committee has the authority to engage independent advisors to assist in the process of identifying and evaluating director candidates, but has not engaged any such advisors to date.

        On September 4, 2013, we announced that Pamela D.A. Reeve had been appointed to our Board, expanding our Board from eight to nine directors. On February 18, 2014, we announced that Matthew W. Bross and Richard J. Lynch had been appointed to our Board, expanding our Board from nine to eleven directors. At the 2014 annual meeting of stockholders, stockholders will be asked to consider the election of Ms. Reeve, Mr. Bross and Mr. Lynch, who have not been previously nominated to stockholders for election or our Board. Ms. Reeve was recommended for election by Mr. Dolan, Mr. Bross was recommended for election by Mr. Janzen, and Mr. Lynch was recommended for election by Mr. Brewington and Mr. Dolan.

        Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates. All director candidates will be evaluated based on the criteria identified above, regardless of the identity of the individual or entity or person who proposed the director candidate. A stockholder who wishes to propose a candidate may provide the candidate's name and a detailed background of the candidate's qualifications to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886. Stockholders may also directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board, by following the procedures set forth under "Stockholder Proposals For Presentation At 2015 Annual Meeting."

Board Leadership Structure

        The Company's by-laws delegate to the Board the right to exercise its discretion to either separate or combine the offices of Chairman of the Board and CEO. The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision to combine or separate the Chairman and CEO roles is determined on the basis of what the Board considers to be best for the Company at any given point in time. The current Board leadership structure separates the roles of Chairman and CEO. The independent Chairman meets regularly with the CEO to discuss appropriate business to come before the Board and its committees and actively recommends agenda items for Board meetings.

        The Board believes that this separation of roles and the current Board leadership structure is most appropriate for the Company at this time because it believes that the leadership structure offers the following benefits:

  •
  Increasing the independent oversight of Sonus and enhancing our Board's objective evaluation of our CEO;

  •
  Liberating the CEO to focus on company operations instead of Board administration;

  •
  Providing the CEO with an experienced sounding board;

  •
  Providing greater opportunities for communication between stockholders and our Board;

  •
  Enhancing the independent and objective assessment of risk by our Board; and

  •
  Providing an independent spokesperson for our Company.

        The duties of the independent Chairman of the Board, among others, are to:

  •
  convene and preside over Board meetings; convene and preside over executive sessions or other meetings of the independent directors;

  •
  consult with the CEO as to agenda items and appropriate materials for Board and committee meetings;

  •
  coordinate with committee chairs in the development and recommendations relative to Board and committee meeting content and schedules; and

  •
  provide the CEO's annual performance evaluation communicating the feedback from the Compensation Committee and the Board.

Executive Sessions of the Board

        The Company's Board is structured to promote independence. All but one member of the Board are independent directors. Under our Corporate Governance Guidelines, our independent directors are required to meet regularly in executive session without management to review the performance of management and our Company and any related matters. Generally, executive sessions are held in conjunction with regularly scheduled meetings of the Board. We expect the Board to have a least four executive sessions each year.

        The Board's leadership is designed so that independent directors exercise oversight of the Company's management and key issues related to strategy and risk. Only independent directors serve on the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Technology Strategy and Oversight Committee, and all standing Board committees are chaired by independent directors. The Board of Directors believes its leadership structure provides for appropriate independence between the Board and management.

Additional Governance Matters

  Public Availability of Corporate Governance Documents

        For more corporate governance information, you are invited to access our key corporate governance documents, including our Corporate Governance Guidelines, Code of Conduct and the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Corporate Development and Investment Committee, and Technology Strategy and Oversight Committee on our corporate website at www.sonus.net or in print if you request them from our corporate secretary. The references in this Proxy Statement to our corporate website are not intended to, and do not, incorporate by reference into this Proxy Statement any materials contained on such website.

  Stockholder Communications with the Board of Directors

        Stockholders may communicate with our Board by writing, calling or e-mailing our Investor Relations Department at Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886, Attention: Investor Relations, (978) 614-8440, ir@sonusnet.com. Our Investor Relations Department will review all such communications and will forward to the Chairman of the Audit Committee all communications that raise an issue appropriate for consideration by our Board.

DIRECTOR COMPENSATION

Director Cash Compensation

        Our President and Chief Executive Officer, the one member of our Board who is an employee and officer of Sonus, receives no compensation for his service as a director. Our non-employee directors receive cash compensation as follows:

Description of Board and Committee Service	Board Member Annual Fee
Board	$30,000
Audit Committee(1)	$10,000
Compensation Committee(1)	$7,500
Nominating and Corporate Governance Committee(1)	$5,000
Corporate Development and Investment Committee(1)	$5,000
Technology Strategy and Oversight Committee(1)(2)	$5,000
Non-Executive Chairman of the Board(3)	$20,000
Audit Committee Chair(4)	$20,000
Compensation Committee Chair(4)	$15,000
Nominating and Corporate Governance Committee Chair(4)	$10,000
Technology Strategy and Oversight Committee Chair(2)(4)	$10,000

(1)
Compensation for service as a committee member is in addition to compensation paid for Board service.

(2)
The Technology Strategy and Oversight Committee was established by the Board in February 2014. Therefore, no fees were paid to any non-employee director for serving on this committee in fiscal 2013.

(3)
Compensation for service as the Non-Executive Chairman is in addition to compensation paid for Board service.

(4)
Compensation for service as a committee chair includes all compensation for service on such committee.

        Directors also are eligible to be reimbursed for reasonable out-of pocket expenses incurred in connection with attendance at our Board or committee meetings.

 Director Equity Compensation

        For 2013, non-employee directors were also entitled to equity compensation as follows:

Type of Grant	Cash Value of Shares of Common Stock Underlying Options		Cash Value of Shares of Restricted Stock
Initial Grant	$100,000	(1)	$100,000	(2)
Grant for continuing non-employee directors in first half of 2013(3)	$20,000	(4)	$20,000	(5)
Grant for continuing non-employee directors in second half of 2013(3)(6)	$25,000	(7)	$25,000	(8)

(1)
The number of shares subject to options to purchase common stock granted to each newly appointed non-employee director under the Company's 2007 Stock Incentive Plan, as amended (the "2007 Plan"), was calculated by dividing $100,000 by the grant date fair value of an option to purchase one share of common stock. The per share exercise price was the per share closing price of the Company's common stock on the grant date. In September 2013, Pamela D.A. Reeve was granted an option to purchase 58,228 shares of our common stock at an exercise price of $3.61 per share using this methodology. Subject to Ms. Reeve's continued service through the vesting date, the option will vest in full and become immediately exercisable immediately prior to the Company's 2014 annual meeting of stockholders.

(2)
The number of shares of restricted stock granted to each newly appointed non-employee director under the 2007 Plan was calculated by dividing $100,000 by the per share closing price of the Company's common stock on the grant date. In September 2013, Pamela D.A. Reeve was granted 27,701 shares of restricted stock using this methodology. Subject to Ms. Reeve's continued service through the vesting date, each share of restricted stock will vest immediately prior to the Company's 2014 annual meeting of stockholders.

(3)
To qualify to receive equity grants as a continuing non-employee director, a non-employee director must have been continuously serving on the Board since the Company's last annual meeting of stockholders.

(4)
The number of shares subject to options to purchase common stock granted to each continuing non-employee director under the 2007 Plan was calculated by dividing $20,000 by the grant date fair value of an option to purchase one share of common stock. Options granted to continuing non-employee directors in the first half of fiscal 2013 were subject to four-year vesting periods under the 2007 Plan.

(5)
The number of shares of restricted stock granted to each continuing non-employee director under the 2007 Plan was calculated by dividing $20,000 by the per share closing price of the Company's common stock on the grant date. Grants of restricted stock to continuing non-employee directors in the first half of fiscal 2013 will vest immediately prior to the Company's 2014 annual meeting of stockholders.

(6)
In June 2013, the Board revised its compensation structure. Therefore, the compensation paid to continuing non-employee directors for the second half of fiscal 2013 was modified to increase the cash value for grants of restricted stock from $40,000 to $50,000 per year and increase the cash value for stock option grants from $40,000 to $50,000 per year. The cash value was prorated for each director for the remainder of the year (i.e., the cash value for the second half of 2013 increased from $20,000 to $25,000). The Board also shortened the vesting periods of the option grants from four years to approximately one year with the annual equity grants to continuing non-employee directors vesting on the earlier of one year from the date of grant or immediately prior to the Company's 2014 annual meeting of stockholders.

(7)
The number of shares subject to options to purchase common stock granted to each continuing non-employee director under the 2007 Plan was calculated by dividing $25,000 by the grant date fair value of an option to purchase one share of common stock. In fiscal 2013, each non-employee director who served as a director for the full fiscal year was granted options to purchase 30,933 shares of our common stock using this methodology. Each option will vest in full and become exercisable immediately prior to the Company's 2014 annual meeting of stockholders.

(8)
The number of shares of restricted stock granted to each continuing non-employee director under the 2007 Plan was calculated by dividing $25,000 by the closing price of the Company's common stock on the date of grant. In fiscal 2013, each non-employee director who served as a director for the full fiscal year was granted 15,152 restricted shares of our common stock using this methodology. These grants of restricted stock will vest immediately prior to the Company's 2014 annual meeting of stockholders.

Total Director Compensation for 2013

        The following table contains information on compensation earned by each non-employee member of our Board during 2013:

2013 Director Compensation

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
James K. Brewington	$40,000	$45,000	$45,000	$130,000
John P. Cunningham	$45,000	$45,000	$45,000	$135,000
Beatriz V. Infante	$42,500	$45,000	$45,000	$132,500
Howard E. Janzen	$65,000	$45,000	$45,000	$155,000
Pamela D.A. Reeve(4)	$14,167	$100,000	$100,000	$214,167
John A. Schofield	$55,000	$45,000	$45,000	$145,000
Scott E. Schubert	$55,000	$45,000	$45,000	$145,000
H. Brian Thompson	$47,500	$45,000	$45,000	$137,500

(1)
As part of a Company's non-employee director stock-for-cash election program, Ms. Infante and each of Messrs. Brewington, Cunningham and Janzen elected to receive the full amount of their compensation in the form of shares of the Company's common stock ("2013 Full Director Shares") in lieu of annual retainer fees. Mr. Thompson elected to receive half of his cash compensation in the form of shares of the Company's common stock ("2013 Part Director Shares" and collectively with the 2013 Full Director Shares, the "2013 Director Shares") in lieu of annual retainer fees. Half of the 2013 Director Shares were granted on February 15, 2013, while the remainder was granted on June 17, 2013. The number of 2013 Director Shares granted to each director was equal to the applicable amount of cash compensation foregone by such director divided by the closing price of the Company's common stock on the applicable grant date. The 2013 Director Shares were fully vested as of the respective grant dates.

Messrs. Bross and Lynch were not included on this table because they joined the Board in February 2014 and accordingly received no compensation for service in 2013.

(2)
The amounts in this column do not reflect compensation actually received by the director. Instead the amounts reflect the grant date fair value of 2013 awards of restricted stock, as calculated in accordance with Accounting Standards Codification 718, Compensation—Stock-Based Compensation, or ASC 718. The grant date fair values of restricted stock awards granted to our directors are equal to the closing price of our common stock on the date of grant.

(3)
The amounts in this column do not reflect compensation actually received by the director. Instead, the amounts reflect the grant date fair value of 2013 option awards, as calculated in accordance with ASC 718. The grant date fair values of options to purchase common stock granted to our non-employee directors in 2013 were estimated using the Black-Scholes valuation model. For a discussion of the assumptions used in the Black-Scholes calculation of the grant date fair values of options granted in 2013, please see Note 16 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(4)
On September 4, 2013, the Company announced that Pamela D.A. Reeve had been appointed to our Board of Directors, expanding our Board from eight to nine directors. Ms. Reeve's annual retainer was pro-rated for the period during which she served on the Board in 2013.

        At December 31, 2013, our non-employee directors held options to purchase the following aggregate numbers of shares: Mr. Brewington, 154,137, of which options for 123,204 shares have exercise prices below $3.15 (the closing price of our common stock on December 31, 2013); Mr. Cunningham, 214,137, of which options for 73,204 shares have exercise prices below $3.15; Ms. Infante, 154,137, of which options for 123,204 shares have exercise prices below $3.15; Mr. Janzen, 194,137, of which options for 73,204 shares have exercise prices below $3.15; Ms. Reeve, options for 58,228 shares, none of which have exercise prices below $3.15; Mr. Schofield, 141,637, of which options for 110,704 shares have exercise prices below $3.15; Mr. Schubert, 154,137, of which options for 123,204 shares have exercise prices below $3.15; and Mr. Thompson, 179,137, of which options for 73,204 shares have exercise prices below $3.15.

        At December 31, 2013, each of our non-employee directors held 15,152 unvested shares of our common stock with the exception of Ms. Reeve, who held 27,701 unvested shares of our common stock.

EXECUTIVE OFFICERS OF THE REGISTRANT

        The executive officers of the Company as of the date hereof are listed below.

Name	Age	Position
Raymond P. Dolan	56	President and Chief Executive Officer
Mark T. Greenquist(1)	55	Chief Financial Officer and Treasurer
Todd A. Abbott	54	Executive Vice President, Strategy and Go-to-Market
Anthony Scarfo	53	Executive Vice President, Technology and Business Development
Jeffrey M. Snider	50	Senior Vice President, Chief Administrative Officer, General Counsel and Secretary
Peter Polizzi	43	Vice President and General Manager, Global Services

(1)
Mr. Greenquist succeeded Maurice L. Castonguay, who resigned effective November 2013 as our Senior Vice President, Chief Financial Officer and Treasurer.

        Biographical information regarding each executive officer other than Raymond P. Dolan is set forth below. Mr. Dolan's biographical information is set forth above under "Proposal 1—Election of Directors."

        Mark T. Greenquist has been our Chief Financial Officer since November 2013. Prior to joining the Company, he was the Chief Financial Officer at Siemens Enterprise Communications Limited (now Unity), a leading provider of enterprise communications solutions, from May 2013 to October 2013. He previously served as the President and Chief Executive Officer of Telcordia Technologies, Inc., a telecommunications research and development company, from May 2007 to August 2012 and served as its Senior Vice President and Chief Financial Officer from July 2005 to May 2007. He served as Chief Financial Officer and Senior Vice President, Finance of Symbol Technologies Inc. from February 2003 to June 2005. Prior to his tenure at Symbol Technologies, Inc., Mr. Greenquist served as Executive Vice President and Chief Financial Officer of Agere Systems Inc. from January 2001 to February 2003. Prior to joining Agere Systems Inc., Mr. Greenquist served as Vice President of Finance and Chief Financial Officer of General Motors Europe from January 1999 to January 2001. From October 1998 to January 1999, he served as Vice President and Corporate Treasurer of Delta Air Lines Inc. Prior to joining Delta Air Lines Inc., Mr. Greenquist was at General Motors (now Motors Liquidation Company) from 1986 to 1998, where he held a variety of positions, including Assistant Treasurer of General Motors, Chief Financial Officer and Managing Director of General Motors Poland, and Corporate Treasurer and Manager of Commercial Finance of Saab Automobile AB. Mr. Greenquist earned a Bachelor of Arts degree in Economics from Dartmouth College and a Master's in Business Administration degree with concentration in Finance from Columbia University Graduate School of Business.

        Todd A. Abbott has been our Executive Vice President, Strategy and Go-to-Market since September 2012. He was previously our Senior Vice President, Worldwide Sales and Marketing from May 2011 to September 2012, and is responsible for overseeing the strategic planning, portfolio management, marketing, channel enablement and sales functions at the Company. Prior to joining Sonus, Mr. Abbott served as Senior Vice President of Sales and Marketing at Avaya Inc., an enterprise communications systems company, from 2008 to 2010. Previously, Mr. Abbott was Executive Vice President of Worldwide Sales, Marketing and Service at Seagate Technology LLC, a provider of hard drives and storage solutions, from 2007 to 2008, and Senior Vice President of Worldwide Sales and Marketing at Symbol Technologies, Inc., a manufacturer and supplier of mobile data capture and delivery equipment, from 2002 to 2006. He held positions of increasing responsibility at Cisco Systems, Inc., a leader in information technology, including Group Vice President of Service Providers in Europe and Vice President of South Asia, from 1994 to 2002. He also served in various sales and sales management positions at IBM Corp., a global leader in information technology and services, from 1982 to 1994. Mr. Abbott holds a Bachelor of Science degree from Northeastern University with a double major in Finance and Marketing.

        Anthony Scarfo has been our Executive Vice President, Technology and Business Development since October 2013, and was previously our Senior Vice President, Technology Development from May 2012 to October 2013; Vice President and General Manager of Trunking, Policy and Business Development from February 2012 to May 2012; and Vice President of Business Development from September 2011 to February 2012. Mr. Scarfo is in charge of product development and global engineering. Prior to joining Sonus, Mr. Scarfo was the Vice President of Global Services Providers and System Integrators at Polycom Inc., a leader in open, standards-based unified communications and collaboration solutions for voice and video collaboration, from February 2010 to May 2011, where he was responsible for developing Polycom Inc.'s cloud strategy to deploy video and voice infrastructure for Managed and Hosted Unified Communication services. Previously, Mr. Scarfo was the Chief Strategy Officer and Head of Global Channels at ECI Telecom, which delivers communications platforms to carriers and services providers worldwide, from July 2006 to January 2010, where he led the development of a multi-faceted business strategy and developed a partner program with strategic and original equipment manufacturer partners. He also served as Vice President of Global Alliances and Partnerships at Juniper Networks, Inc., which designs, develops and sells network infrastructure products and services, from July 2002 to June 2006. Mr. Scarfo started his career at AT&T Inc., a premier communications holding company, and held leadership roles at Lucent Technologies, which designed and delivered systems, services and software for next-generation communications networks. Mr. Scarfo holds a Bachelor of Science degree in computer information systems from Manhattan College and a Master of Business Administration degree from Seton Hall University.

        Jeffrey M. Snider has served as our Chief Administrative Officer since September 2012 and our Senior Vice President, General Counsel and Secretary since June 2009. Prior to joining Sonus, from 2006 to 2008, Mr. Snider served in a dual legal and operating role as Executive Vice President and General Counsel of BMS, Inc., a provider of hardware, software and services to the legal industry. From 2003 to 2006, Mr. Snider was the Senior Vice President and General Counsel of Geac Computer Corporation, Ltd., a global software and services provider. Prior to Geac Computer Corporation, Ltd., Mr. Snider was Senior Vice President and General Counsel at Lycos, Inc., an industry-leading Internet conglomerate, from 1997 to 2002. Before his in-house career, Mr. Snider was a member of the Boston law firm of Hutchins & Wheeler. Mr. Snider served as a Director on the Board of the New England Legal Foundation from 2001 to 2009, and was a Trustee of the Boston Bar Foundation from 2003 to 2007. Mr. Snider received a Bachelor of Arts degree from Amherst College and a Juris Doctor from the University of Virginia School of Law.

        Peter Polizzi has been our Vice President and General Manager of Global Services since August 2013. He was previously our Senior Director of Strategy and Go-to-Market from November 2011 to August 2013, and is responsible for managing our Services strategy and operations at the Company. Prior to joining Sonus, Mr. Polizzi served as Vice President of Channel Technical Operations at Avaya Inc., an enterprise communications systems company, from 2009 to 2011. Previously, from 2003 to 2009, Mr. Polizzi was a Senior Director at Symbol Technologies, Inc., a manufacturer and supplier of data capture and delivery equipment, and a General Manager at Motorola Solutions Inc.'s Advanced Services business after its acquisition of Symbol Technologies, Inc. Mr. Polizzi holds a Bachelor of Science degree in Mathematics from both the Università di Palermo in Italy and Columbia University.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

        The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2014 by:

  •
  each person who beneficially owns, to the best of our knowledge, more than 5% of the outstanding shares of our common stock;

  •
  each of our Chief Executive Officer, our Chief Financial Officer, our other three most highly compensated executive officers serving as executive officers at December 31, 2013, and our former Chief Financial Officer;

  •
  each of our directors; and

  •
  all of our current executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. In computing the number of shares beneficially owned by each person named in the following table and the percentage ownership of that person, shares of common stock that are subject to stock options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2014 are deemed owned by that person and are also deemed outstanding. These shares are not, however, deemed outstanding for purposes of computing the percentage ownership of any other person.

        Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The percentage of common stock outstanding as of

March 31, 2014 is based upon 249,664,674 shares of common stock outstanding on that date plus shares subject to options to the extent noted above.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
Named Executive Officers:
Raymond P. Dolan(1)	3,444,299	1.38%
Mark T. Greenquist(2)	250,000	*
Todd A. Abbott(3)	1,115,015	*
Anthony Scarfo(4)	706,574	*
Jeffrey M. Snider(5)	658,555	*
Maurice L. Castonguay(6)	52,280	*
Non-Employee Directors:
James K. Brewington(7)	197,878	*
Matthew W. Bross(8)	42,426	*
John P. Cunningham(9)	258,148	*
Beatriz V. Infante(10)	196,497	*
Howard E. Janzen(11)	268,347	*
Richard J. Lynch(12)	42,426	*
Pamela D.A. Reeve(13)	88,082	*
John A. Schofield(14)	155,945	*
Scott E. Schubert(15)	173,445	*
H. Brian Thompson(16)	239,122	*
All current executive officers and directors as a group (16 persons)(17)	7,892,489	3.16%
5% Owners:
Empire Capital—1 Gorham Island, Suite 201, Westport, CT 06880(18)	26,475,000	10.60%
Senate Limited (Trustee)—P.O. Box 506625, Dubai, United Arab Emirates(19)	18,462,130	7.39%
The Vanguard Group—100 Vanguard Blvd., Malvern, PA 19355(20)	16,304,018	6.53%
BlackRock Inc.—40 East 52nd Street, New York, NY 10022(21)	13,041,579	5.22%

*
Less than 1% of the outstanding shares of common stock

(1)
Includes 1,365,625 shares subject to outstanding options that are exercisable as of May 30, 2014 and 516,423 shares of restricted stock and performance-based restricted stock subject to vesting.

(2)
Mr. Greenquist was appointed the Chief Financial Officer of the Company effective November 1, 2013, and therefore has no shares subject to outstanding options that are exercisable as of May 30, 2014 and no shares of restricted stock subject to vesting.

(3)
Includes 610,417 shares subject to outstanding options that are exercisable as of May 30, 2014 and 152,084 shares of restricted stock and performance-based restricted stock subject to vesting.

(4)
Includes 332,292 shares subject to outstanding options that are exercisable as of May 30, 2014 and 181,250 shares of restricted stock and performance-based restricted stock subject to vesting.

(5)
Includes 301,441 shares subject to outstanding options that are exercisable as of May 30, 2014 and 93,750 shares of restricted stock subject to vesting.

(6)
Includes 20,532 shares subject to outstanding options that are exercisable as of May 30, 2014 and no shares of restricted stock subject to vesting.

(7)
Includes 125,515 shares subject to outstanding options that are exercisable as of May 30, 2014 and 23,161 shares of restricted stock subject to vesting.

(8)
Mr. Bross was appointed a director of the Company in February 2014 and therefore has no shares subject to outstanding options that are exercisable as of May 30, 2014 and 36,365 shares of restricted stock subject to vesting.

(9)
Includes 185,515 shares subject to outstanding options that are exercisable as of May 30, 2014 and 22,457 shares of restricted stock subject to vesting.

(10)
Includes 125,515 shares subject to outstanding options that are exercisable as of May 30, 2014 and 22,051 shares of restricted stock subject to vesting.

(11)
Includes 165,515 shares subject to outstanding options that are exercisable as of May 30, 2014 and 25,704 shares of restricted stock subject to vesting.

(12)
Mr. Lynch was appointed a director of the Company in February 2014 and therefore has no shares subject to outstanding options that are exercisable as of May 30, 2014 and 36,365 shares of restricted stock subject to vesting.

(13)
Includes 46,582 shares subject to outstanding options that are exercisable as of May 30, 2014 and 34,600 shares of restricted stock subject to vesting.

(14)
Includes 113,015 shares subject to outstanding options that are exercisable as of May 30, 2014 and 15,152 shares of restricted stock subject to vesting.

(15)
Includes 125,515 shares subject to outstanding options that are exercisable as of May 30, 2014 and 15,152 shares of restricted stock subject to vesting.

(16)
Includes 150,515 shares subject to outstanding options that are exercisable as of May 30, 2014 and 19,008 shares of restricted stock subject to vesting.

(17)
Includes 3,678,192 shares subject to outstanding options that are exercisable as of May 30, 2014, and 1,218,522 shares of restricted stock and performance-based restricted stock subject to vesting owned by our current directors and executive officers. Each of our current directors and executive officers may be reached at 4 Technology Drive, Westford, Massachusetts 01886.

(18)
According to a Schedule 13G/A No. 7 filed with the SEC on March 27, 2014, reporting the beneficial ownership of 26,475,000 shares of our common stock, each of Empire Capital Management, L.L.C. ("Empire"), Scott A. Fine, and Peter J. Richards reports shared voting and dispositive power over the 26,475,000 shares. According to the Schedule 13G/A No. 7, (i) Empire serves as the investment manager to and has investment discretion over the securities held by Empire Capital Partners, L.P.; Empire Capital Partners, Ltd.; Empire Capital Partners Enhanced Master Fund, Ltd.; Charter Oak Partners, L.P. and Charter Oak Partners II L.P.; and (ii) Mr. Fine and Mr. Richards are the only managing members of Empire.

(19)
According to a Schedule 13D/A No. 14 filed with the SEC on March 25, 2014, reporting the beneficial ownership of 18,462,130 shares of our common stock, each of Galahad Securities Limited, Legatum Capital Limited, Legatum Global Holdings Limited, and Senate Limited (acting on behalf of a trust formed under the laws of The Cayman Islands as of July 1, 1996) reports sole voting power and sole dispositive power of the 18,462,130 shares.

(20)
According to a Schedule 13G filed with the SEC on February 11, 2014, reporting the beneficial ownership of 16,304,018 shares of our common stock, The Vanguard Group, Inc. reported that it had sole dispositive power with respect to 15,941,919 shares of common stock, shared dispositive power over 362,099 shares of common stock, sole voting power with respect to 376,099 shares, and shared voting power with respect to none of the shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner with respect to 362,099 of the shares mentioned above as a result of its serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner with respect to 14,000 of the shares mentioned above as a result of its serving as investment manager of Australian investment offerings.

(21)
According to a Schedule 13G/A No. 1 filed with the SEC on March 7, 2014, reporting the beneficial ownership of 13,041,579 shares of our common stock, BlackRock Inc. reported that it had sole voting power with respect to 12,413,252 shares, sole dispositive power with respect to 13,041,579 shares, and shared voting and dispositive powers with respect to none of the shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of initial ownership and subsequent changes in that ownership with the SEC. Based solely on a review of the copies of reports furnished to us and the written representations of our directors and executive officers, we believe that during the year ended December 31, 2013, our directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements, except that Anthony Scarfo made one late Form 4 filing with respect to one transaction (a Form 4 was required to be filed in connection with the sale of stock in connection with the payment of a tax liability due to the vesting of certain shares of the Company's restricted stock).

TRANSACTIONS WITH RELATED PERSONS

        Our Board has adopted a written related party transaction policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the SEC. Our policy with regard to related party transactions is that all related party transactions are to be reviewed by our general counsel, who, in consultation with our CEO, will determine whether the contemplated transaction or arrangement requires the approval or ratification of the Audit Committee, the Compensation Committee (in the case of compensation of executive officers), both or neither.

        Other than the compensation arrangements described elsewhere in this Proxy Statement, since January 1, 2013, there has not been, and there is not currently proposed, any transaction or series of similar transactions (i) to which we were or will be a participant, (ii) in which the amount involved exceeded or will exceed $120,000 (or, where the amount is less than $120,000, that was not entered into in the ordinary course of business on an arms-length basis), and (iii) in which any director, executive officer or a holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

COMPENSATION COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        The Compensation Committee consists of John A. Schofield (Chairman), Beatriz V. Infante, Pamela D.A. Reeve and H. Brian Thompson. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by, COMPENSATION COMMITTEE: John A. Schofield (Chairman) Beatriz V. Infante Pamela D.A. Reeve H. Brian Thompson

COMPENSATION DISCUSSION AND ANALYSIS

        The following discussion and analysis contains statements regarding Company performance targets and goals. These targets and goals are discussed in the limited context of our compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. Investors should not apply these statements to other contexts.

Executive Summary

Overview

        This Compensation Discussion and Analysis, or CD&A, section explains our compensation philosophy, summarizes the material components of our compensation programs and reviews compensation decisions made by the Compensation Committee, a committee comprised exclusively of independent directors, for the six executives identified as named executive officers ("NEOs") in the Summary Compensation Table below.

2013 NEOs

        The NEOs for 2013 are:

  •
  Raymond P. Dolan, President and Chief Executive Officer

  •
  Mark T. Greenquist, Chief Financial Officer

  •
  Todd A. Abbott, Executive Vice President of Strategy and Go-to-Market

  •
  Anthony Scarfo, Executive Vice President of Technology and Business Development

  •
  Jeffrey M. Snider, Senior Vice President, Chief Administrative Officer, and General Counsel

  •
  Maurice L. Castonguay, former Senior Vice President and Chief Financial Officer

Effective November 1, 2013, Mr. Greenquist was appointed our new Chief Financial Officer. As of that same date, Mr. Castonguay stepped down as the Company's Senior Vice President and Chief Financial Officer.

2013 Financial and Operating Performance of the Company

        Fiscal year 2013 was a year of tremendous progress for Sonus. Highlights from the results of the Company's full year ended December 31, 2013 include the following (a reconciliation of non-GAAP to GAAP financial information and a statement on the use of non-GAAP financial measures are included as Appendix A. These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States ("GAAP") and should not be viewed in isolation or as a substitution for reported, or GAAP, financial measures):

FINANCIAL PERFORMANCE

  •
  We increased total revenue by 9%, to $276.7 million.

  •
  We generated $34 million in cash from operations.

  •
  We grew total SBC revenue by 48%, to $129.9 million. SBC revenue represented 47% of our total revenue for the year and 55% of our total revenue in the fourth quarter of 2013, reflecting the rapid trend toward our growth business.

  •
  We increased non-GAAP gross margins by 360 basis points, to 63.6%; GAAP gross margins increase was 620 basis points, to 62.3%.

  •
  We achieved non-GAAP diluted earnings per share of $0.02; we reduced GAAP loss per share to $0.08.

SALES PERFORMANCE

  •
  We added 670 new customers, compared with 230 the previous year.

  •
  Enterprise sales contributed 27% of total product revenue in 2013.

  •
  Channel sales contributed 20% of total product revenue in 2013.

STRATEGIC PERFORMANCE

  •
  We launched our first full-featured, software-based SBC architected for unlimited scale.

  •
  We successfully integrated Network Equipment Technologies, Inc., an acquisition we made to expand our SBC product portfolio.

  •
  We announced the acquisition of Performance Technologies, Incorporated in December 2013, and closed that transaction in February 2014.

  •
  We announced a $100 million stock buyback program, and repurchased approximately $60 million of shares under the program through December 31, 2013.

Summary of 2013 Compensation Payout Decisions

        In making its compensation decisions for 2013, the Compensation Committee considered, among other things, our financial and operational results for the year, the achievement of the compensation objectives set by the Compensation Committee, and the feedback received from our stockholders following last year's annual meeting of stockholders. Highlights of the Company's 2013 executive compensation program included the following:

  •
  Our CEO elected to receive 100% of his salary in restricted shares of common stock that were subject to forfeiture until they vested on December 31, 2013, and our NEOs elected to receive their annual bonuses in the form of common stock in lieu of cash, further aligning them with the long-term interests of other stockholders;

  •
  There have been no increases in base salary for our NEOs for three years except in connection with promotions; the CEO's base salary has been the same since he joined in October 2010; and

  •
  Although the Company met or exceeded many of the metrics considered by the Compensation Committee, the Committee exercised its discretion and awarded only 90% of target bonus (pursuant to previously disclosed elections, bonuses for NEOs who agreed to receive stock instead of cash were paid out at 1.5 times the percentage of target achieved).

Existing Strong Pay Practices

        In addition to the design summarized above, we believe our existing compensation practices reflect strong corporate governance policies.

  •
  The Compensation Committee employs an independent compensation consultant who reports directly to the Compensation Committee and performs no other services for the Company.

  •
  In addition to new hire and annual grant programs, our NEOs were given an opportunity to elect to receive equity in lieu of cash bonuses, to build and maintain a long-term equity ownership position in the Company so that their interests are further aligned with those of our stockholders.

  •
  None of our severance agreements provide for tax gross-ups in connection with severance benefits following a change-in-control.

  •
  We have "clawback" language in our Senior Management Cash Incentive Plan, or SMCIP, that permits the Company to recover bonuses from senior executives to ensure that no payments are made in violation of the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act.

  •
  We conduct an annual risk assessment of our pay practices.

  •
  Our insider trading policy discourages all employees, officers and directors from engaging in transactions involving hedging, monetization, margin accounts, pledges, puts, calls and other derivative securities, and requires those who wish to enter into such an arrangement to first pre-clear the proposed transaction with either the Chief Financial Officer or the General Counsel. To date, no such transaction has been requested or approved.

  •
  Our equity plan prohibits option repricing and back-dating.

  •
  We have not granted any perquisites to our NEOs, with the exception of paying Mr. Dolan's share of insurance premium relating to the benefit plans generally provided to employees of the Company in accordance with Company policy because Mr. Dolan elected to accept shares of restricted stock in lieu of base salary for the period from January 1, 2013 to December 31, 2013. This amount, totaling $5,455, is included with "All Other Compensation" for Mr. Dolan in the Summary Compensation Table.

2013 Say-on-Pay Results and Stockholder Input

        In response to the vote at last year's annual meeting on the Say-on-Pay proposal (in which 49.04% of the shares present at the meeting and entitled to vote on the matter voted in favor, with 49.69% voting against and 1.27% abstaining; with 29.45% of the shares present at the meeting constituting broker non-votes that were not entitled to vote on the matter), the Compensation Committee engaged in an extensive re-examination of our executive compensation program, including contacting our largest institutional owners who voted against or abstained from voting on our 2013 Say-on-Pay proposal. The institutional investors with whom we spoke welcomed our proactive outreach and the opportunity to provide feedback. The primary reason that they gave to us for voting against or abstaining with respect to our 2013 Say-on-Pay proposal was a perceived lack of alignment between performance and pay. Several of these institutional investors indicated that they would also like to see prospective disclosure of the performance metrics used by the Compensation Committee. To address these key concerns:

  •
  We explained the performance metrics we focused on with respect to 2012, which was an important foundational year during which we continued to reposition our business to support sustainable growth and profitability, and

  •
  We are providing enhanced disclosure in this Proxy Statement of the prospective performance metrics that are being utilized to determine executive bonus compensation, if any is earned, for 2014.

        We believe that our 2014 executive compensation program is responsive to the feedback we have received and is aligned with stockholder interests. The Compensation Committee respects all stockholder votes, both for and against our compensation program. The Compensation Committee is committed to continued engagement between stockholders and the Company to fully understand diverse viewpoints and discuss the important connections between Sonus' compensation program, business strategy and long-term financial and operating performance.

  Overview

        The Company's executive compensation programs are administered by the Compensation Committee of the Board, or the Compensation Committee. In addition to attracting and retaining high caliber executives, the components of the executive compensation program are designed to reward both annual and long-term business performance. Additionally, other factors are critical, such as the successful execution of corporate strategies and fostering and driving continuous improvement and a high performance culture.

  Who Oversees the Company's Compensation Program

  The Compensation Committee

        The Compensation Committee, which is comprised entirely of independent directors as defined by the independence standards of the NASDAQ Stock Market Marketplace Rules, is primarily responsible for overseeing the Company's executive compensation program, after considering advice from an independent compensation consultant regarding competitive market pay practices. Our Board sets the overall corporate performance objectives for each year, while the Compensation Committee determines and approves the compensation level for the CEO; reviews and sets compensation levels of other key executive officers; evaluates the performance of these executives; and evaluates and approves all grants of equity-based compensation to the CEO and the other executive officers. All decisions regarding the CEO's compensation are made by the Compensation Committee in executive session without the CEO present. After the end of the fiscal year, the Compensation Committee reviews the actual corporate performance to determine the appropriate bonus amount, if any, to be paid to each eligible executive.

  Role of the Compensation Consultant

        Since 2010, the Compensation Committee has engaged Pearl Meyer & Partners LLC as its independent compensation consultant. The consultant's duties have been to evaluate executive compensation, perform an analysis on realized pay alignment with financial and stock performance, discuss general compensation trends, provide competitive market practice data and benchmarking, participate in the design and implementation of certain elements of the executive compensation program and assist our CEO in developing compensation recommendations to present to the Compensation Committee for the executive officers other than himself. The compensation consultant provides the Compensation Committee with advice, consultation and market information on a regular basis, as requested, throughout the year. The Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors. The compensation consultant does not make specific recommendations on individual amounts for the executive officers or the independent directors, nor does the consultant determine the amount or form of executive and director compensation. The Compensation Committee has conducted an assessment of Pearl Meyer & Partners' independence relative to standards prescribed by the SEC and determined that no conflicts exist.

        Roles of the Chief Executive Officer, the Chief Administrative Officer and the Vice President of Human Resources

        The CEO, in consultation with the Compensation Committee's compensation consultant, develops compensation recommendations for the Compensation Committee to consider. The CEO considers various factors when making individual compensation recommendations, including the relative importance of the executive's position within the organization, the individual tenure and experience of the executive, and the executive's individual performance and contributions to the Company's results.

        The Chief Administrative Officer and the Vice President of Human Resources work with the CEO to monitor existing compensation plans and programs applicable to NEOs and other executives, to recommend financial and other targets to be achieved under those plans and programs, to prepare analyses of financial data, peer comparisons and other briefing materials for the Compensation Committee to aid in making its decisions and, ultimately, to implement the decisions of the Compensation Committee.

        The Compensation Committee considers, but is not bound by, recommendations made by Company management.

2013 Say-on-Pay Results and Stockholder Input

        There were 202,256,064 shares of common stock present at our 2013 annual meeting of stockholders in person or by proxy, which represented 70.79% of the shares outstanding on the record date for the meeting, and which constituted a quorum for the transaction of business. Of the shares present at the meeting and entitled to vote on our 2013 Say-on-Pay proposal, 49.04% voted in favor, with 49.69% voting against and 1.27% abstaining. 29.45% of the shares present at the meeting constituted broker non-votes that were not entitled to vote on the matter. This result was not consistent with the voting results on our Say-on-Pay proposals at previous annual meetings of stockholders. At our 2012 annual meeting of stockholders, 98.48% of the shares present and entitled to vote on the matter voted in favor of our 2011 executive compensation program, with 1.39% voting against and 0.13% abstaining, with 22.24% of the shares present at the meeting constituting broker non-votes that were not entitled to vote on the matter. At our 2011 annual meeting of stockholders, 92.53% of the shares present and entitled to vote on the matter voted in favor of our 2010 executive compensation program, with 7.08% voting against and 0.39% abstaining, with 23.37% of the shares present at the meeting constituting broker non-votes that were not entitled to vote on the matter. Based on discussions with stockholders after our 2013 annual meeting of stockholders, we believe that there were stockholders who were supportive of our executive compensation program but who did not vote their shares on the 2013 Say-on-Pay proposal. If so, the voting result on our 2013 Say-on-Pay proposal may not accurately reflect the support, or lack thereof, of our stockholders with respect to our compensation practices.

        Nevertheless, on the assumption that the vote accurately reflected the views of our stockholders as a whole with respect to our compensation practices, over the course of the last year, the Compensation Committee engaged in an extensive re-examination of our executive compensation program, including contacting any stockholder within our top 50 institutional owners who we were able to identify as having voted against or abstained from voting on our 2013 Say-on-Pay proposal, based on a review of public filings made pursuant to the Investment Company Act of 1940 by mutual funds on Form N-PX. We contacted 20 institutions holding approximately 93% of the total votes either against or abstaining from the 2013 Say-on-Pay proposal.

        Nine institutional investors, who collectively held approximately 19% of our outstanding shares and approximately 73% of the total votes against or abstaining from the 2013 Say-on-Pay proposal, responded to this outreach program. We engaged with each of these institutional investors to understand their reasons for voting against or abstaining with respect to our 2013 Say-on-Pay proposal. The institutional investors with whom we spoke welcomed our proactive outreach and the opportunity to provide feedback. The primary reason that they gave to us for voting against or abstaining with respect to our 2013 Say-on-Pay proposal was a perceived lack of alignment between performance and pay. Several of these institutional investors indicated that they would also like to see prospective disclosure of the performance metrics used by the Compensation Committee.

        To address these key concerns, we explained that 2012 was an important foundational year during which we continued to reposition our business to support sustainable growth and profitability. Our progress was evidenced by our SBC business growing to reach 44% of total product revenue in 2012, up from 25% in 2011. In terms of profitability, we committed to and delivered non-GAAP profitability in the fourth quarter of 2012. This was an important inflection point for the Company, following a year of investment in the business which enabled the aforementioned growth.

        We believe that our performance in these metrics in 2012 represented key milestones in the Company's effort to reposition the business for sustainable growth and profitability and our subsequent performance has shown further progress in these metrics. In 2013, SBC product revenue represented 58% of total product revenue and, although we reported a GAAP net loss for the year, we delivered non-GAAP profitability for the full year. A reconciliation of non-GAAP to GAAP financial information and a statement on the use of non-GAAP financial measures are included as Appendix A. In 2014, we expect to continue to show an increase in the percentage contribution from our growth-related product revenue (including SBC and DSC), and that our total growth-related revenue, including maintenance and services, will be greater than 50% for the first time in the Company's history. We also expect that in 2014 and beyond, our non-GAAP profitability trend will continue.

        In response to stockholder feedback that we received regarding the 2013 Say-on-Pay proposal, we are providing disclosure in this Proxy Statement of the prospective performance metrics that are being utilized to determine executive bonus compensation, if any is earned, for 2014. These include performance along a range, using at least the following three metrics: total revenue, profit and total SBC revenue. The range for each metric may be determined by considering several data points, including: (i) the financial plan approved by the Board at the beginning of the year, (ii) the Company's actual performance during the year, and (iii) the strategic context of the results, as they relate to marketplace dynamics and key drivers of long-term stockholder value. There is a cap on the amount of bonus compensation, if any, that may be paid to our executive officers pursuant to the 2014 executive bonus compensation program.

        We believe that our 2014 executive compensation program is responsive to the feedback we have received and is aligned with stockholder interests. The Compensation Committee respects all stockholder votes, both for and against our compensation program. The Compensation Committee is committed to continued engagement between stockholders and the Company to fully understand diverse viewpoints and discuss the important connections between Sonus' compensation program, business strategy and long-term financial and operating performance.

  Compensation Philosophy and Practices

        Our compensation philosophy and practices are an important part of our business strategy. We have a rigorous performance and compensation management system and we believe our compensation processes and programs are aligned to provide strong incentive for success while appropriately balancing risk. Our overall executive compensation program is founded on three guiding principles:

  •
  We offer competitive compensation packages to attract executives from larger telecommunications companies that offer significantly greater cash compensation, and from smaller private telecommunications companies that offer greater perceived equity growth potential;

  •
  We offer incentive compensation to motivate our executives to transform Sonus from a media gateway company in a declining market into a profitable company in a growing SBC and diameter signaling ("DSC") markets; and

  •
  We seek to retain our key executives in the face of other opportunities and uncertainty caused by market consolidation, such as the acquisitions of two of our direct competitors, Acme Packet, Inc. and Tekelec, by Oracle Corporation.

        We seek to accomplish these objectives by providing independent Board oversight; avoiding being overly rigid, formulaic or short-term oriented; encouraging and rewarding outstanding initiative, achievement, teamwork and a shared success environment; and reinforcing critical measures of performance derived from our business strategy and key success factors. These objectives, and our general compensation philosophy, are reviewed on an annual basis and updated as appropriate.

  What is the Executive Compensation Program Designed to Reward

        Our executive compensation program is designed to reward Company performance, which is measured in part by overall Company results as we seek to transform our Company from a legacy media gateway provider in a declining market into a profitable SBC and DSC company in growing markets. Each year, our Compensation Committee decides whether or not to grant annual cash incentives to our corporate executives, including the NEOs.

  2013 Financial and Operating Performance of the Company

        Fiscal year 2013 was a year of tremendous progress for Sonus. Highlights from the results of the Company's full year ended December 31, 2013 include the following (a reconciliation of non-GAAP to GAAP financial information and a statement on the use of non-GAAP financial measures are included as Appendix A):

FINANCIAL PERFORMANCE

  •
  We increased total revenue by 9%, to $276.7 million.

  •
  We generated $34 million in cash from operations.

  •
  We grew total SBC revenue by 48%, to $129.9 million. SBC revenue represented 47% of our total revenue for the year and 55% of our total revenue in the fourth quarter of 2013, reflecting the rapid growth trend in our SBC growth business.

  •
  We increased non-GAAP gross margins by 360 basis points, to 63.6%; GAAP gross margins increase was 620 basis points, to 62.3%.

  •
  We achieved non-GAAP diluted earnings per share of $0.02; we reduced GAAP loss per share to $0.08.

SALES PERFORMANCE

  •
  We added 670 new customers, compared with 230 the previous year.

  •
  Enterprise sales contributed 27% of total product revenue in 2013.

  •
  Channel sales contributed 20% of total product revenue in 2013.

The following graph provides a comparison of our SBC total revenue between 2010 and 2013:

        The following table illustrates a comparison between the fourth quarter of 2013 and fiscal year 2013—guidance versus actual performance, with respect to the metrics that were considered in the Compensation Committee's determination of the NEO 2013 bonuses:

	Q413 Guidance(1)	Q413 Actual		FY13 Guidance(1)	FY13 Actual

Total Company Revenue	$70M - $75M	$76.2M		$270M - $275M	$276.7M

SBC Product Revenue	$27M - $31M	$32.2M		$92M - $96M	$97.4M

SBC Total Revenue(2)	$34M - $38M	$41.6M		$122M - $126M	$129.9M

Gross Margin(3)	64% - 64.5%	64.7%		63.5%	63.6%

Operating Expenses(3)	$39.5M - $40.5M	$42.8M		$165M - $166M	$168.5M

Earnings Per Share(3)	$0.02	$0.02		$0.02	$0.02

Cash & Investments(4)	$265M - $270M	$268M	(3)	$265M - $270M	$268M	(4)

(1)
Outlook as provided on October 29, 2013.

(2)
SBC Total Revenue includes product, maintenance and services.

(3)
Non-GAAP financial measures. We consider the use of non-GAAP financial measures helpful in assessing the core performance of our continuing operations and liquidity, and when planning and forecasting future periods. By continuing operations, we mean the ongoing results of the business, excluding certain costs including but not limited to: stock-based compensation, amortization of intangible assets, impairment of intangible assets, acquisition-related costs and restructuring. Non-GAAP financial measures should not be considered alternatives for, or superior to, GAAP measures. In addition, our presentations of these measures may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP. A reconciliation of non-GAAP to GAAP financial information and a statement on the use of non-GAAP financial measures are included as Appendix A.

(4)
Excludes $22.3 million of cash expended in the fourth quarter of 2013 in connection with the Company's stock buyback program.

STRATEGIC PERFORMANCE

        In addition to financial and operating performance, a key factor underlying compensation decisions made by the Compensation Committee in 2013 was the progress achieved on strategic priorities. The accomplishments outlined below are expected to have a positive impact on Sonus' long-term performance:

  •
  We launched our first full-featured, software-based SBC architected for unlimited scale.

  •
  We successfully integrated Network Equipment Technologies, Inc., an acquisition we made to expand our SBC product portfolio.

  •
  We announced the acquisition of Performance Technologies, Incorporated in December 2013, and closed that transaction in February 2014.

  •
  We announced a $100 million stock buyback program, and repurchased approximately $60 million of shares under the program through December 31, 2013.

  Competitive Benchmarking

        The Compensation Committee, with the assistance of Pearl Meyer & Partners, reviews market compensation data, including the compensation practices of selected similar companies (the "peer group"). The peer group consists of publicly traded industrial companies that are in the communications equipment industry with market capitalization and revenue in similar range to that of the Company. The Compensation Committee also considers factors such as executive talent and business-line competitors, global scope and complexity, research and development expenses, and market capitalization-to-revenue multiples when selecting peers. The peer group has been consistently used by the Compensation Committee, with the only recent changes being the removal from the peer group for 2013 of (i) Acme Packet, Inc. because it was acquired by Oracle Corp. in 2013; (ii) Interdigital, Inc. because of its revenue size, relatively low research and development spend and divergent business model; and (iii) and Symmetricom, Inc. because of its divergent business model. After a review to determine if there were any additional companies that would be appropriate to add to the 2013 peer group, the Compensation Committee decided to replace these three companies with Extreme Networks, Inc. and Ruckus Wireless, Inc.

        The Compensation Committee believes that the 2013 peer group is relevant for purposes of benchmarking executive pay because the component companies are similar to us with respect to business model profile and size in terms of revenue and market capitalization. The 2013 peer group used for evaluating 2013 compensation decisions consisted of the companies below. Pearl Meyer &

Partners compiled compensation information from the peer group based on the publicly filed documents of each member of the peer group.*

	Data at Time of Peer Group Roster Selection
Company	Last Twelve Months Revenue ($ Millions)	Market Capitalization ($ Millions)	Market Capitalization/ Revenue Ratio	Foreign Sales as % of Total Sales	Research and Development % of Revenue	Number of Employees

ADTRAN, Inc.	$607.1	$1,404.2	2.3x	24%	21%	2,045
Aruba Networks, Inc.	$600.0	$1,898.6	3.2x	37%	18%	1,223
BroadSoft, Inc.	$169.6	$905.1	5.3x	43%	21%	611
Calix, Inc.	$357.7	$638.7	1.8x	7%	19%	714
Digi International, Inc.	$191.3	$238.9	1.2x	41%	16%	643
Extreme Networks, Inc.	$299.3	$351.6	1.2x	67%	14%	668
Harmonic Inc.	$510.8	$714.9	1.4x	57%	22%	1,148
Infinera Corporation	$503.3	$1,094.5	2.2x	32%	23%	1,242
Ixia	$474.8	$1,102.5	2.3x	41%	21%	1,710
Oplink Communications, Inc.	$183.4	$354.0	1.9x	50%	14%	3,454
Riverbed Technology, Inc.	$952.0	$2,536.1	2.7x	45%	15%	2,566
Ruckus Wireless, Inc.	$241.9	$1,051.4	4.3x	55%	18%	669
ShoreTel, Inc.	$313.5	$289.0	0.9x	12%	17%	933
Sonus Networks, Inc.	$264.7	$975.8	3.7x	32%	25%	1,093
Sonus Networks, Inc. Percentile Position	28th	54th	87th	25th	Highest	48th
*
All data was compiled by Pearl Meyer & Partners, who obtained peer company financial market intelligence from S&P Capital IQ. The data generally represents revenue and operating income for the most recent four quarters available to Pearl Meyer & Partners at the time it compiled the data in September 2013. The income statement metrics reflect trailing 12 month data, generally as of June 2013 and market capitalization as of August 30, 2013.

  Compensation Components

        The Compensation Committee annually reviews the total fixed, cash incentive and equity incentive compensation received by our NEOs, including base salary, annual and long-term incentives, equity awards, and total equity in the Company. Our executive compensation program has four major components that support the Company's compensation objectives, each of which is discussed in detail below. The Compensation Committee reviews the executive compensation program on an annual basis.

        Compensation Mix.    A significant portion of our executive officers' total direct compensation (which includes base salary, cash bonus and equity-based incentives) opportunity is attributable to variable compensation—that is, the amount our executives earn is dependent upon Company performance. The equity-based component of each NEO's compensation package consists primarily of stock options, which vest over time, and therefore, the value of which is tied to the Company's stock performance. To the extent compensation includes restricted stock with time-based vesting, these are also tied to the Company's stock performance. These variable elements are intended to align the executives' performance and interests with Company performance and long-term stockholder value.

        The table below generally summarizes the elements of our compensation program for our NEOs:

Element	Form of Compensation	Purpose	Link to Company Performance

Base Salaries	Cash, except our CEO who has elected to receive his base salary in the form of restricted shares of common stock that are subject to forfeiture	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Moderate to High for the CEO;
Low for all other executives
Annual Cash Incentives	Generally in cash, except that our NEOs each elected to receive their target bonus, if any, in the form of shares of common stock	Provide a direct incentive to achieve strong operating results	High
Long-Term Equity Incentives	Stock options and restricted shares of common stock	Encourage executive officers to build and maintain a long-term equity ownership position in Sonus so that their interests are aligned with those of our stockholders	High
Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including 401(k) plan, premiums paid on long-term disability and life insurance	Benefit plans are part of a broad-based employee benefits program	Low
Executives do not generally enjoy any nonqualified deferred compensation plans or perquisites*
*
Because Mr. Dolan elected to accept shares of restricted stock in lieu of base salary for the period January 1, 2013 to December 31, 2013, during 2013, the Company paid Mr. Dolan's share of the insurance premium relating to the benefit plans generally provided to employees of the Company in accordance with Company policy, currently including health insurance. This amount, totaling $5,455, is included with "All Other Compensation" for Mr. Dolan in the Summary Compensation Table.

        Each of these elements of pay is described below in further detail.

        How Target Levels of Compensation are Determined.    In determining the amount of compensation to pay our NEOs, the Compensation Committee considers factors such as the executive's role within the Company and the level of responsibility, skills and experiences required by the position, the executive's qualifications, our ability to replace such individual and the overall competitive environment for executive talent. The Compensation Committee also considers the Company's performance, the executive's performance, the Compensation Committee's view of internal equity and consistency and other considerations it deems relevant. In analyzing these factors, the Compensation Committee reviews competitive compensation data gathered in comparative surveys (benchmarking data). The Compensation Committee does not have a policy for allocating target compensation among the various elements in any particular ratio, but generally attempts to provide an allocation similar to that used by other companies with whom the Company competes for executive talent using the peer data provided by our outside compensation consultant. Of the elements of total direct compensation, only base salary is fixed compensation, while cash bonuses and equity-based awards are both performance-contingent and variable compensation.

  2013 Compensation Payouts

        The established targets for individual components and overall executive compensation are designed to be competitive in order to attract, motivate and retain the executives necessary to drive and achieve the Company's objectives. In some cases, individual components may be over or under market (in order to emphasize a particular element or if individual circumstances dictate), but the total compensation package is market competitive for executives with the backgrounds and skill sets we need. The Compensation Committee believes that the overall compensation program serves to balance both the mix of cash and equity compensation as well as the mix of short- and long-term compensation for our NEOs.

        The Compensation Committee has the discretion to determine the recipients and terms and conditions of all amounts paid out under the Company's compensation plans. This broad amount of discretion allows the Compensation Committee to consider the Company's results and the role of management in enabling the Company to achieve such results. The Compensation Committee incorporated this flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

        Base Salary.    Base salaries are designed to reflect the scope of responsibilities, performance and competencies of the individual executives, and the relation of that position to other positions in the Company. Each NEO's salary and performance is reviewed annually as well as at the time of a promotion or other change in responsibilities. Increases in base salary, if any, are based upon an evaluation of the individual's performance and level of pay compared to benchmark data for similar positions at peer companies.

        In 2013, after taking into account the Company's performance, the Compensation Committee determined for the third year in a row that it would not implement changes to the base salaries, with the exception of promotions. As a result, the base salary of the CEO remains the same as when he was first hired by the Company in 2010.

        For 2013, Mr. Dolan wanted to demonstrate his confidence in the future success of the Company and elected, as he did for approximately five months in 2012, to accept shares of restricted stock, or the 2013 Dolan Salary Shares, in lieu of his annual base salary for the period January 1, 2013 through December 31, 2013. Accordingly, on February 15, 2013, the Company granted Mr. Dolan 183,824 shares of restricted stock, such number calculated by dividing his 2013 base salary of $500,001 by $2.72, the closing price of the Company's common stock on the grant date. Mr. Dolan had not previously received any salary payments from the Company for this period. If Mr. Dolan's employment was terminated by Mr. Dolan with Good Reason (as defined in his employment agreement) or by the Company without Cause (as defined in his employment agreement) before December 31, 2013, a pro rata portion of the 2013 Dolan Salary Shares would have vested on the date of such termination. If Mr. Dolan had terminated his employment without Good Reason or his employment was terminated by the Company for Cause before December 31, 2013, he would have forfeited all of the 2013 Dolan Salary Shares. Therefore, with such election, the 2013 Dolan Salary Shares were subject to a risk of loss before they vested and could have declined in value before the shares vested. Despite the risk of loss and the risk of a decline in the value of the 2013 Dolan Salary Shares, Mr. Dolan made the election to accept the 2013 Dolan Salary Shares instead of a base salary to demonstrate his commitment towards and belief in the future success of the Company. The 2013 Dolan Salary Shares vested in full on December 31, 2013.

        To further demonstrate his confidence in the Company, each time Mr. Dolan's restricted stock has vested and taxes were due, Mr. Dolan has elected to pay his taxes in cash instead of allowing the Company to offset shares of its common stock to cover his tax withholding obligations. In 2013, Mr. Dolan has put 100% of his compensation at risk in these ways.

        Cash Bonuses.    The Company has one cash incentive plan—the SMCIP—that covers all executive officers and certain other senior employees. Annual cash incentives provide named executive officers with the opportunity to earn additional annual compensation beyond base salary. Bonus payments under the SMCIP were determined by the Compensation Committee based on its determination of the efforts expended and the achievements of the officers during the fiscal year. The Compensation Committee took into account the recommendations of the compensation consultant with respect to Mr. Dolan's bonus, and took into account the recommendations of Mr. Dolan and the compensation consultant with respect to the bonuses of the remaining NEOs. Actual bonuses are based solely on the Company's performance, within the discretion of the Compensation Committee.

        The eligibility for an annual cash bonus creates an incentive to achieve desired near-term corporate goals that are in furtherance of the Company's long-term objectives. The compensation program establishes target bonuses, set as a percentage of annual base salary, for each position. Cash bonuses are expected to represent a substantial part of total compensation for our executives if earned.

        We have "clawback" language in our SMCIP that permits the Company to recover bonuses from senior executives to ensure that no payments are made in violation of the provisions of the Dodd-Frank Act.

        Relating to executive cash bonuses, the 2013 performance factors for the SMCIP were to be based upon the evaluation by the Compensation Committee of the Company's performance along a range, using at least the following three metrics: (i) total revenue, (ii) profit, and (iii) total SBC revenue. The Compensation Committee did not set specific financial targets for these three metrics and instead, the Compensation Committee could exercise discretion to determine the level of bonus achievement based on the totality of the Company's performance. The range for each metric could be determined by the Compensation Committee by considering several data points, including (a) the Company's actual performance during 2013, (b) the stretch financial plan approved by the Board at the beginning of 2013, and (c) the public guidance given by the Company at the beginning of 2013. In each case, the final determination of the Compensation Committee could be influenced by such other factors as they determined. The following table provides the relevant metrics that were considered in the Compensation Committee's determination of the NEO 2013 bonuses:

2013 Metrics	Actual	02/28/2013 Guidance	Actual vs. 02/28/2013 Guidance	10/29/2013 Guidance	Actual vs. 10/29/2013 Guidance

Total Revenue	$276.7 million	$267 million to $271 million	102% to 104%	$270 million to $275 million	101% to 102%
SBC Revenue	$129.9 million	$120 million to $124 million	105% to 108%	$122 million to $126 million	103% to 106%
SBC Product Revenue	$97.4 million	$98 million to $102 million	95% to 99%	$92 million to $96 million	101% to 106%
Gross Margins(1)	63.6%	64% to 65%	98% to 99%	63.5%	100%
Operating Expenses(1)	$168.5 million	$171 million to $172 million	101% to 102%	$165 million to $166 million	98% to 99%
Earnings Per Share(1)	$0.023	$0.00 to $0.01	228%+	$0.02	114%
Cash/Investments	$301.7 million	$280 million to $285 million	106% to 108%	N/A	N/A
(1)
These metrics are non-GAAP financial measures and exclude stock-based compensation, amortization of intangible assets, impairment of intangible assets, acquisition-related costs and restructuring. A reconciliation of non-GAAP to GAAP financial information and a statement on the use of non-GAAP financial measures are included as Appendix A.

        Based on achievement at the levels reflected above and against the stretch financial plan approved by the Board, and after considering the strategic progress the Company made during the year (as highlighted several places in this Proxy Statement), the Compensation Committee determined that target bonuses for executive officers covered by the SMCIP in fiscal 2013 would be paid out at 90% of target. The Compensation Committee determined to award less than 100% because achievement of the stretch financial plan approved by the Board at the beginning of the fiscal year was, for the most part, below 100%. In particular, the Company failed to achieve the earnings per share that the Compensation Committee had targeted, but the Compensation Committee recognized that the miss was relatively small in absolute terms, and hence, did not warrant a substantial diminution of the payout. Instead, based on achievement at the levels reflected above, and after considering the strategic progress the Company made during the year, the Compensation Committee determined that target bonuses for executive officers covered by the SMCIP in fiscal 2013 would be paid out at 90%.

        In March 2013, 21 executives of the Company, including each of the NEOs except for Mr. Greenquist who had not yet joined the Company, elected to receive bonuses with respect to fiscal 2013 (collectively, the "2013 Bonus"), if any were earned, in the form of shares of the Company's common stock (collectively, the "2013 Bonus Shares"). The 2013 Bonus Shares, if any were granted, would be granted on a date concurrent with the timing of normal 2013 bonus payouts and would be fully vested as of the date of grant, with the number of 2013 Bonus Shares calculated by dividing amounts equal to 1.5 times the respective 2013 Bonus amounts earned, as determined by the Compensation Committee, by the closing price of the Company's common stock on the date of grant. The 2013 Bonus Share program further aligned the interests of our executives with those of stockholders, strengthened our bottom line and improved our cash position. The Compensation Committee considered these factors, as well as our executive population's history of holding equity awards well beyond vesting dates, when determining the 1.5 ratio for converting bonuses to Company common stock.

        Therefore, with the exception of Mr. Greenquist who was not eligible to receive any 2013 Bonus since he joined the Company in November 2013, on February 18, 2014, each NEO received 1.5 times their 2013 Bonus at 90% achievement of target in the form of shares of the Company's common stock. The shares were fully vested on the date of grant.

        The following table summarizes the actions taken with respect to 2013 bonuses for our NEOs:

Named Executive Officer and Principal Position	Bonus Eligibility Under SMCIP	Full Year Bonus at 90% Achievement	Full Year Bonus with 1.5x Multiplier	Number of Shares of Common Stock Granted for 2013 Bonus(1)
Raymond P. Dolan President and Chief Executive Officer	100% of base salary of $500,000	$450,000	$675,000	204,546
Mark T. Greenquist(2) Chief Financial Officer	—	—	—	—
Todd A. Abbott Executive Vice President, Strategy and Go-to-Market	75% of base salary of $400,000(3)	$270,000	$405,000	122,728
Anthony Scarfo Executive Vice President, Technology and Business Development	75% of base salary of $400,000(4)	$270,000	$405,000	122,728
Jeffrey M. Snider Senior Vice President, Chief Administrative Officer and General Counsel	75% of base salary of $300,000(5)	$202,500	$303,750	92,046
Maurice L. Castonguay(6) Former Senior Vice President and Chief Financial Officer	60% of base salary of $285,000(7)	$153,900	$230,850	69,955

(1)
Represents 1.5 times each NEO's full year bonus at 90% of target, divided by $3.30, the closing price of the Company's common stock on February 18, 2014, the date of grant of such shares. All of the shares vested in full as of the date of grant.

(2)
Mr. Greenquist joined the Company on November 1, 2013. According to the terms of Mr. Greenquist's employment agreement with the Company, he was not eligible to receive a bonus for the portion of the 2013 fiscal year that he was employed by the Company.

(3)
Mr. Abbott's base salary and bonus eligibility under the SMCIP were originally determined pursuant to the terms of his employment agreement. With Mr. Abbott's promotion from Senior Vice President, Worldwide Sales and Marketing to

  Executive Vice President, Strategy and Go-to-Market in September 2012, his base salary and bonus eligibility were revised from 50% of a base salary of $370,000 to 75% of a base salary of $400,000.

(4)
Mr. Scarfo's base salary and bonus eligibility under the SMCIP were originally determined pursuant to the terms of his employment agreement. With Mr. Scarfo's promotion from Vice President of Business Development to Senior Vice President, Technology Development in May 2012, his base salary and bonus eligibility were revised from 30% of a base salary of $270,000 to 50% of a base salary of $320,000. When Mr. Scarfo received another promotion to Executive Vice President, Technology and Business Development, effective October 2013, Mr. Scarfo's base salary and bonus eligibility were revised to 75% of a base salary of $400,000.

(5)
Mr. Snider's base salary and bonus eligibility under the SMCIP were originally determined pursuant to the terms of his employment agreement. In December 2013, Mr. Snider's bonus eligibility was increased by the Compensation Committee from 60% of a base salary of $300,000 to 75% of a base salary of $300,000.

(6)
On July 29, 2013, the Company announced that Mr. Castonguay planned to leave the Company. To facilitate an orderly transition of his duties and responsibilities, Mr. Castonguay and the Company entered into a letter agreement (the "Castonguay Retention Letter") on July 26, 2013 pursuant to which Mr. Castonguay agreed to remain with the Company through March 31, 2014. The Castonguay Retention Letter amended certain terms of Mr. Castonguay's employment agreement, dated August 24, 2011, which was previously amended on October 25, 2011, February 15, 2013, and March 28, 2013 (collectively, the "Castonguay Employment Agreement").

Since Mr. Castonguay was an employee of the Company on February 18, 2014 when the shares of common stock were granted to the Company's executives in connection with the payout of the 2013 bonuses, Mr. Castonguay was eligible to receive, and did receive, his bonus under the SMCIP and pursuant to the terms of the March 28, 2013 amendment to the Castonguay Employment Agreement.

(7)
The bonus eligibility of Mr. Castonguay under the SMCIP was determined pursuant to the terms of the Castonguay Employment Agreement.

        Equity-based Incentives.    Equity-based incentives are provided to executives whose decisions and actions have a direct impact upon our performance and success. Stock options and restricted stock awards are granted to our executive officers in order to tie their compensation directly to our long-term success. The Compensation Committee believes that a significant portion of each NEO's target total direct compensation should be made in the form of equity compensation due to its strong long-term alignment with stockholder interests. In determining the size of the stock option and/or restricted stock awards granted to each executive officer, the Compensation Committee takes into account the executive officer's role, past performance, anticipated contribution to our long-term goals and market data for executive officers in similar roles at peer companies. Equity granted in prior years and existing levels of stock ownership are also taken into consideration. While the Compensation Committee considers the compensation of such peer group companies' senior executives, it does not benchmark a particular percentile for the total compensation of our NEOs or for any component thereof. The size of the awards was not determined by application of any formula, but rather reflected the Compensation Committee's desire to encourage and reward high levels of performance as the equity plans were designed to allow.

        In 2013, our NEOs received two forms of equity compensation—grants of stock options and grants of restricted stock. The chart below illustrates the proportion of direct compensation comprised of cash and equity-related awards. The "Target bonus" components represent 100% of target bonus before any adjustments to account for the stock-for-cash bonus program:

2013 Target Compensation Components of CEO and Other Named Executive Officers
(as a Percentage of Total Direct Compensation)1

(1)
All components of our CEO's target compensation mix for 2013 were at risk, including the 2013 Dolan Salary Shares awarded in lieu of base salary, which were subject to a risk of loss before they vested and could have declined in value before the shares vested. Our "Other NEOs" chart reflects the average target compensation mix of Messrs. Greenquist, Abbott, Scarfo and Snider. Mr. Greenquist's annual base salary and target bonus have been annualized for the year, since Mr. Greenquist joined the Company as Chief Financial Officer on November 1, 2013. Mr. Castonguay's target compensation mix for 2013 is excluded from this chart because Mr. Castonguay resigned on October 29, 2013 as Senior Vice President and Chief Financial Officer effective November 1, 2013, when Mr. Greenquist joined the Company as Chief Financial Officer. All of such NEOs' compensation except for base salary was at risk in 2013.

        A description of the types of equity awards that were granted in 2013 to our NEOs under the 2007 Plan is as follows:

  Stock Option Grants

        Stock options granted to NEOs generally become 25% exercisable one year after the grant date and the remaining 75% of the shares underlying the stock options generally vest in equal monthly increments for the following 36 months. The stock options are typically fully exercisable four years after the grant date, as long as the NEO is still employed by the Company. The Compensation Committee has the ability to establish the vesting schedule for new stock option grants within the parameters of the 2007 Plan and the 2008 Stock Incentive Plan (the "2008 Plan"); provided, however, any awards issued under the 2008 Plan after the August 24, 2012 acquisition date of Network Equipment Technologies, Inc. ("NET") are required to be issued only to employees of NET who subsequently become employees of Sonus or other persons who were not performing services for us at the time of the acquisition, such as new employee hires after August 24, 2012. All the stock options are granted following the Compensation Committee's authorization, with an exercise price equal to the closing market price of a share of common stock on the date of grant and have a ten-year term under the 2007

Plan or a seven-year term under the 2008 Plan. Grant dates are generally on the 15th day of the month following the date of action by the Compensation Committee, consistent with grants generally made to our non-executive employees.

        In connection with the Company's annual equity incentive grant, the Compensation Committee approved the following stock option grants to our NEOs pursuant to the terms of the 2007 Plan:

Named Executive Officer and Principal Position	March 15, 2013 Option Grant(1)	June 17, 2013 Option Grant(2)	Total
Raymond P. Dolan President and Chief Executive Officer	450,000	450,000	900,000
Mark T. Greenquist(3) Chief Financial Officer	—	—	—
Todd A. Abbott Executive Vice President, Strategy and Go-to-Market	250,000	275,000	525,000
Anthony Scarfo Executive Vice President, Technology and Business Development	200,000	275,000	475,000
Jeffrey M. Snider Senior Vice President, Chief Administrative Officer and General Counsel	150,000	175,000	325,000
Maurice L. Castonguay Former Senior Vice President and Chief Financial Officer	—	—	—

(1)
The Compensation Committee annually considers an equity incentive grant for certain of our key employees, including executives, in connection with its annual review of employee and executive compensation. The annual equity incentive grant date is generally March 15 of each year, or the next business day following March 15 if March 15 falls on a weekend or a holiday. For 2013, the annual equity incentive grant date was March 15, 2013. The exercise price of each option granted on March 15, 2013 equaled the closing price on the date of grant, or $2.51 per share. The number of shares granted on March 15 was limited by the number of shares available under the 2007 Plan.

(2)
In connection with the 2013 annual equity incentive grant for certain of the Company's key employees, including executives, the Compensation Committee decided to provide annual equity incentive grants in two tranches—approximately half of the grants were awarded to eligible employees on March 15, 2013, as the annual equity incentive grant date is generally March 15 of each year, and the second half of the grants were awarded on June 17, 2013. Since the Company did not have enough shares to award its desired annual equity incentive grants under the 2007 Plan and 2008 Plan, the Company waited to grant the second tranche after the 2013 Annual Meeting of Stockholders when the Company's stockholders approved the amendment to the 2007 Plan to increase the maximum number of shares of the Company's common stock issuable under the 2007 Plan by 21 million, from 34,902,701 to 55,902,701. Since grant dates are generally on the 15th day of the month following the date of action by the Compensation Committee (or the following business day following the 15th day of the month if the 15th falls on a weekend or a holiday), these stock options were awarded to eligible employees on

  June 17, 2013. The exercise price of each option granted on June 17, 2013 equaled the closing price on the date of grant, or $3.30 per share.

(3)
Mr. Greenquist joined the Company on November 1, 2013.

        When Mr. Greenquist joined the Company, he was granted an option to purchase 500,000 shares of the Company's common stock pursuant to the 2007 Plan with an exercise price of $2.72 per share on November 15, 2013.

        On December 16, 2013, Mr. Scarfo received an option to purchase 200,000 shares of the Company's common stock under the 2007 Plan with an exercise price of $2.91 per share. Such option grant was in connection with Mr. Scarfo's October 2013 promotion to Executive Vice President, Technology and Business Development.

  Restricted Stock Awards

        On February 15, 2013, Mr. Scarfo received 150,000 shares of the Company's restricted stock. The Compensation Committee provided this equity grant to Mr. Scarfo because it believed Mr. Scarfo had taken on more responsibility as the then-Senior Vice President of Technology Development, and that he needed to be granted more equity to be sufficiently invested in the Company as a senior executive of the Company, and to ensure that there was fairness among all senior executives regarding the number of shares of common stock owned. 25% of these shares vested on February 15, 2014 and the remaining 75% of such shares will vest in six equal increments semi-annually thereafter through the fourth anniversary of the grant date, subject to Mr. Scarfo's continued employment with the Company.

        On February 15, 2013, in connection with Mr. Snider's promotion to Chief Administrative Officer of the Company in August 2012, Mr. Snider received 125,000 shares of the Company's restricted stock. The Compensation Committee provided this equity grant to Mr. Snider because they believed Mr. Snider had taken on more responsibility as the Chief Administrative Officer and that he needed to be granted more equity to be sufficiently invested in the Company as a senior executive of the Company. 25% of these shares vested on February 15, 2014 and the remaining 75% of such shares will vest in six equal increments semi-annually thereafter through the fourth anniversary of the grant date, subject to Mr. Snider's continued employment with the Company.

        When Mr. Greenquist joined the Company in November 2013, he received a grant of 250,000 shares of restricted stock under the 2007 Plan on November 15, 2013. 25% of these restricted shares will vest on November 15, 2014, and the remaining 75% of these restricted shares will vest in six equal increments semi-annually thereafter through the fourth anniversary of the grant date, subject to Mr. Greenquist's continued employment with the Company.

        On February 14, 2013, the Compensation Committee took certain actions regarding performance-based stock awards that had been awarded between September 2011 and March 2012, but for which the grant date criteria had not been met as of December 31, 2012. These actions included determining that a certain number of these performance-based shares vested on February 15, 2013 (the "February Vested Performance Shares") and subjecting the remaining performance-based shares (the "July Earned Performance Shares") to further performance and service conditions. The performance conditions for the July Earned Performance Shares related to the achievement of certain metrics that needed to be met either by the close of the 2013 second quarter on June 28, 2013 or end of the 2013 year. The half-year metrics were set to drive achievement earlier in the year, providing greater benefit to the Company sooner than would otherwise be received. The July Earned Performance Shares had vesting schedules that were individually assigned to each NEO. While the Compensation Committee set the metrics for the July Earned Performance Shares, it retained discretion over the performance conditions.

The half-year and full-year metrics and the actual figures for the July Earned Performance Shares were as follows:

Performance Conditions	Half-Year Goal(1)	Actual First Half-Year Performance	Full-Year Goal(1)

SBC Product Revenue	$36.5 million	$44 million	$85 million
Total Product Revenue	$72.7 million	$80.7 million	$170 million
SBC as a Percentage of Total Product Revenue	50%	54%	50%
Non-GAAP Earnings (Loss) Per Share	$(0.04)	($0.01)	$0.02
(1)
These metrics are non-GAAP figures and exclude stock-based compensation, amortization of intangible assets, impairment of intangible assets, acquisition-related costs and restructuring. A reconciliation of non-GAAP to GAAP financial information and a statement on the use of non-GAAP financial measures are included as Appendix A.

        On July 26, 2013, the Compensation Committee determined that the performance conditions related to the July Earned Performance Shares had been satisfied based on the Company's performance for the six months ended June 28, 2013. These half-year metrics were set to drive achievement earlier in the year, providing greater benefit to the Company sooner than would otherwise be received. Accordingly, all of the July Earned Performance Shares were earned and will vest contingent upon continued employment with the Company on the vesting dates described below. Because the half-year metrics were achieved, the full year metrics did not need to be met.

        The following table summarizes the actions taken with respect to February Vested Performance Shares and the July Earned Performance Shares:

Named Executive Officer(1)	Total Number of Performance Shares Granted in 2011 and 2012 and Earned in 2013(2)		Number of February Vested Performance Shares(3)	Number of July Earned Performance Shares
Raymond P. Dolan President and Chief Executive Officer	800,000	(4)	186,117	613,883	(5)
Todd A. Abbott Executive Vice President, Strategy and Go-to-Market	400,000	(6)	93,058	306,942	(7)
Anthony Scarfo Executive Vice President, Technology and Business Development	162,500	(8)	40,625	121,875	(9)
Maurice L. Castonguay Former Senior Vice President and Chief Financial Officer	447,917	(10)	111,979	335,938	(11)

(1)
Messrs. Greenquist and Snider were not granted any performance shares in 2011 or 2012 and therefore they are not included in this table.

(2)
The shares in this column were calculated by the addition of February Vested Performance Shares and July Earned Performance Shares.

(3)
The February Vested Performance Shares vested on February 15, 2013.

(4)
Consisted of three separate performance-based share awards granted to Mr. Dolan in March 2012.

(5)
Of the 613,883 shares earned, (i) 222,233 shares will vest as follows: 111,117 shares vested on October 12, 2013; and 111,116 shares will vest on October 12, 2014; (ii) 225,000 shares will vest as follows: 75,000 shares vested on July 26, 2013; 75,000 vested on March 16, 2014; and 75,000 shares will vest on March 16, 2015; and (iii) 166,650 shares will vest as follows: 55,550 shares vested on July 26, 2013; 55,550 shares vested on March 15, 2014; and the remaining 55,550 shares will vest on March 15, 2015; with vesting in each case subject to continued employment with the Company.

(6)
Consists of three separate performance-based share awards granted to Mr. Abbott in March 2012.

(7)
Of the 306,942 shares earned, (i) 111,117 shares will vest as follows: 55,558 shares will vest on May 3, 2014; and the remaining 55,559 shares will vest on May 3, 2015; (ii) 112,500 shares will vest as follows: 37,500 shares vested on July 26, 2013; 37,500 shares vested on March 16, 2014; and the remaining 37,500 shares will vest on March 16, 2015; and (iii) 83,325 shares will vest as follows: 27,775 shares vested on July 26, 2013; 27,775 shares vested on March 15, 2014; and 27,775 shares will vest on March 15, 2015; with vesting in each case subject to continued employment with the Company.

(8)
Consists of two separate performance share awards granted to Mr. Scarfo, one in September 2011 and the other in March 2012.

(9)
Of the 121,875 shares earned, (i) 84,375 shares will vest as follows: 28,125 shares vested on September 12, 2013; and 28,125 shares will vest on each of September 12, 2014 and September 12, 2015; and (ii) 37,500 shares will vest as follows: 12,500 shares vested on July 26, 2013; 12,500 shares vested on March 15, 2014; and 12,500 shares will vest on March 15, 2015; with vesting in each case subject to continued employment with the Company.

(10)
Consists of two separate performance-based share awards granted to Mr. Castonguay, one in September 2011 and the other in March 2012.

(11)
Of the 335,938 shares earned, 130,208 shares vested on August 26, 2013. Since Mr. Castonguay left the Company on March 31, 2014, 205,730 shares of his unvested July Earned Performance Shares were forfeited.

  Benefits and Other Compensation

  Benefit Plans

        We have various broad-based employee benefit plans. We do not typically offer perquisites or employee benefits to executive officers that are not also made available to employees on a broad basis. Our executive officers are eligible for the same benefits that are available to all employees, which include group health insurance, life and disability insurance, and paid holidays. With the exception of our CEO, who began to accrue four weeks of vacation per year upon his date of hire, all other employees begin accruing three weeks of vacation per year upon date of hire. We offer a 401(k) plan, which allows our employees to invest in a wide array of funds, and the ability to purchase shares of our common stock under our Amended and Restated 2000 Employee Stock Purchase Plan, as amended. We do not provide pension arrangements or post-retirement health coverage for our NEOs. We also enter into executive agreements with certain of our executive officers providing for certain severance benefits that may be triggered as a result of the termination of such officer's employment under certain circumstances. We have entered into indemnification agreements with our executive officers and directors.

        Because Mr. Dolan elected to accept shares of restricted stock in lieu of base salary for the period January 1, 2013 to December 31, 2013, the Company paid Mr. Dolan's share of the insurance premium relating to the benefit plans generally provided to employees of the Company in accordance with

Company policy, currently including health insurance. This amount, totaling $5,455, is included with "All Other Compensation" for Mr. Dolan in the Summary Compensation Table.

  Severance Agreements

        We have entered into severance agreements with each of our NEOs. On February 15, 2013, we entered into amendments to the existing severance arrangements with each of our NEOs, with the exception of Mr. Greenquist, to make the change of control provisions more uniform among the Company's executive team. Following these amendments, the severance agreements generally provide that, upon termination of the executive officer's employment without cause, the NEO is entitled to severance payments equal to 100% of his or her base salary and target cash bonus (or 150% for our CEO), and continued health plan premium payments for up to 12 months (or 18 months for our CEO). The severance agreements also generally provide that, upon an involuntary termination in connection with a change in control, or upon a resignation for good reason in connection with a change in control, the executive officer is entitled to 150% of his or her base salary and target cash bonus (or 200% for our CEO), continued health plan premium payments for up to 18 months, and full vesting of all unvested restricted stock and stock options. None of our severance agreements provide for tax gross-ups in connection with severance benefits following a change-in-control. The Compensation Committee believes that these provisions are consistent with executive severance arrangements that are customary for public companies at our stage of development and were necessary in order to hire and/or retain the executives.

  Transactions Involving Hedging, Monetization, Margin Accounts, Pledges, Puts, Calls and Other Derivative Securities

        The Company's insider trading policy contains stringent restrictions on transactions in Company common stock by directors and officers. All trades must be pre-approved by the Chief Financial Officer or the General Counsel. The Company intends to adopt a hedging policy once final rules are adopted with respect to the requirements under the Dodd-Frank Act. In the meantime, our current insider trading policy discourages all employees, officers and directors from engaging in transactions involving hedging, monetization, margin accounts, pledges, puts, calls and other derivative securities, and requires those who wish to enter into such an arrangement to first pre-clear the proposed transaction with either the Chief Financial Officer or the General Counsel. To date, no such transaction has been requested or approved.

  Tax and Accounting Considerations

        Accounting for Stock-Based Compensation.    We account for stock-based compensation in accordance with ASC 718.

        Incentive Stock Options.    Options granted to employees through 2007 were intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code. Although the 2007 Plan allows for the granting of incentive stock options, the Company's current practice is not to grant options to employees as incentive stock options. However, there are outstanding incentive stock options that were previously granted to employees that continue to be exercised and were exercisable at December 31, 2013. We make no representation or warranty as to the tax treatment to the optionee upon receipt or exercise of the option or sale or other disposition of the shares covered by the option. In addition, options will not be treated as incentive stock options for tax purposes to the extent that options covering in excess of $100,000 of stock (based upon fair market value of the stock as of the respective dates of grant of such options) become exercisable in any calendar year.

        Policy on Deductibility of Executive Compensation.    Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our CEO and to each other officer

(other than the Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among our three most highly paid executive officers. The Compensation Committee reviews the potential effect of Section 162(m) of the Code periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in our best interests and our stockholders' best interests, after taking into consideration changing business conditions and the performance of our employees.

Risk Management and Our Executive Compensation Program

        The Compensation Committee monitors and manages our executive compensation program to help ensure that it does not encourage excessive risk taking. The Compensation Committee concluded that our programs do not encourage excessive or inappropriate risk taking by our executive officers for the following reasons, among others:

  •
  with the exception of our CEO, we structure our pay to consist of both fixed and variable compensation, so that our executive officers' cash compensation is not entirely tied to financial results;

  •
  the variable bonus compensation of our executive officers who are covered by the SMCIP is not tied to any individual metric;

  •
  our stock option awards generally vest over a period of four years and are only valuable if our stock price increases over time; and

  •
  none of our incentive plans is based solely on bookings or revenue targets, which mitigates the risk of employees focusing exclusively on the short term.

        The Compensation Committee believes that the Company's executive compensation program is market competitive and provides suitable incentives for the NEOs to achieve sustained value for the Company and its stockholders. The Compensation Committee remains committed to providing our NEOs with competitive compensation opportunities that allow for significant upside when the Company is performing well above its corporate objectives, and the Compensation Committee believes that the Company's executive compensation program and practices incorporate a pay-for-performance approach that also avoids compensation arrangements that encourage excessive risk taking. The Compensation Committee reviewed, analyzed and considered whether the Company's compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Sonus Networks, and concluded that no such material risks exist.

Compensation Decisions for 2014

        In response to stockholder feedback that we received regarding the 2013 Say-on-Pay proposal, we are providing disclosure in this Proxy Statement of the prospective performance metrics that are being utilized to determine executive bonus compensation, if any is earned, for 2014. These include performance along a range, using at least the following three metrics: total revenue, profit and total SBC revenue. The range for each metric may be determined by considering several data points, including: (i) the financial plan approved by the Board at the beginning of the year, (ii) the Company's actual performance during the year, and (iii) the strategic context of the results, as they relate to marketplace dynamics and key drivers of long-term stockholder value. There is a cap on the amount of bonus compensation, if any, that may be paid to our executive officers pursuant to the 2014 executive bonus compensation program.

        We believe that our 2014 executive compensation program is responsive to the feedback we have received and is aligned with stockholder interests.

Conclusion

        We believe that we have designed an executive compensation program that effectively links pay and performance and is in the best long-term interests of our stockholders. We will continue to re-evaluate our executive compensation program to ensure future alignment in our compensation program and practices. Stockholder input will continue to be an important consideration in our annual executive compensation evaluation process.

AUDIT COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        We reviewed Sonus' audited financial statements for the fiscal year ended December 31, 2013 and discussed these financial statements with Sonus' management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Sonus' management is responsible for Sonus' financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Sonus' independent registered public accounting firm, Deloitte & Touche LLP ("Deloitte"), is responsible for performing an independent audit of Sonus' financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report on those financial statements and issuing a report on the effectiveness of Sonus' internal control over financial reporting as of the end of the fiscal year. Our responsibility is to monitor and review these processes. We also reviewed and discussed with Deloitte the audited financial statements and the matters required by SEC Regulation S-X Rule 2-07 and PCAOB Standard No. 16, Communications with Audit Committees.

        Deloitte provided us with the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. This rule requires independent registered public accounting firms annually to disclose in writing all relationships that in the independent registered public accounting firm's professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. In addition to engaging in this discussion with Deloitte regarding its independence, we also considered whether Deloitte's provision of other, non-audit related services to Sonus is compatible with maintaining Deloitte's independence.

        Based on our discussions with management and Deloitte, and our review of information provided by management and Deloitte, we recommended to the Sonus Board of Directors that the audited financial statements be included in Sonus' Annual Report on Form 10-K for the year ended December 31, 2013.

Submitted by, AUDIT COMMITTEE: Scott E. Schubert (Chairman) John P. Cunningham Howard E. Janzen John A. Schofield

EXECUTIVE COMPENSATION TABLES

        The following table sets forth, for the year ended December 31, 2013 and for the two years prior thereto, the compensation earned by our Chief Executive Officer, our Chief Financial Officer, the other three most highly compensated executive officers serving as executive officers at December 31, 2013 and our former Chief Financial Officer (collectively, the "Named Executive Officers" or the "NEOs").

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)

Raymond P. Dolan(5)	2013	$500,001	$675,002	$—	$1,527,840	$—	$25,863	$2,728,706
President and Chief Executive	2012	$500,001	$—	$2,140,231	$980,625	$—	$22,978	$3,643,835
Officer	2011	$500,000	$—	$1,570,000	$—	$277,800	$4,742	$2,352,542
Mark T. Greenquist(6)	2013	$60,000	$—	$680,000	$699,350	$—	$3,397	$1,442,747
Chief Financial Officer
Todd A. Abbott(7)	2013	$400,000	$405,002	$—	$773,160	$—	$21,374	$1,599,536
Executive Vice President,	2012	$378,750	$300,002	$936,228	$470,700	$—	$20,874	$2,106,554
Strategy and Go-to-Market	2011	$244,058	$—	$760,000	$755,900	$68,524	$589	$1,829,071
Anthony Scarfo(8)	2013	$336,667	$405,002	$408,000	$1,005,830	$—	$21,199	$2,176,698
Executive Vice President,	2012	$300,897	$160,001	$210,168	$457,090	$—	$24,355	$1,152,511
Technology and Business
Development
Jeffrey M. Snider(9)	2013	$300,000	$303,752	$340,000	$479,900	$—	$20,858	$1,444,510
Senior Vice President,
Chief Administrative Officer
and General Counsel
Maurice L. Castonguay(10)	2013	$285,000	$230,851	$—	$—	$—	$16,573	$532,424
Former Senior Vice President	2012	$285,000	$171,001	$504,654	$226,464	$—	$19,749	$1,206,868
and Chief Financial Officer	2011	$99,385	$—	$—	$639,500	$31,669	$4,156	$774,710
(1)
The amounts shown in this column for 2013 represent the bonus amounts payable under our SMCIP with respect to 2013. These bonuses were paid in shares of restricted stock of the Company on February 18, 2014, which shares vested immediately. The amounts represent the bonus amounts payable based on a 90% achievement level, increased by 150% as the result of the bonuses being paid in shares of restricted stock, as discussed above under "Compensation Discussion and Analysis—2013 Compensation Payouts—Cash Bonuses". The number of shares granted to each NEO was determined by dividing the total bonus amount by $3.30, the closing price of our common stock on the date of grant, rounded up for fractional shares.

(2)
The amounts shown in this column do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts reflect the grant date fair value of each stock award granted to each Named Executive Officer. The grant date fair values of stock awards were estimated in accordance with ASC 718, except as indicated below. The assumptions we use in calculating these amounts are discussed in Note 16 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. The amounts reported in 2012 for Mr. Dolan, Mr. Abbott, Mr. Scarfo and Mr. Castonguay include amounts attributable to performance-based awards for which the Compensation Committee established performance conditions in 2012 but which did not have grant dates in 2012 for accounting purposes as a result of the level of discretion retained by the Compensation Committee in determining the final number of shares earned under these awards. For these awards, the amounts reported in the table above were calculated using the closing price of the Company's common stock on the date the performance conditions were communicated to the recipient, multiplied by the number of shares that would be earned at the target level of achievement, which is the performance level that the Company estimated would be achieved as of that date. $995,231, $571,228, $210,168 and $504,654 of the amounts reported in 2012 for Mr. Dolan, Mr. Abbott, Mr. Scarfo and Mr. Castonguay, respectively, related to these awards.

(3)
The amounts shown in this column do not reflect compensation actually received by the Named Executive Officer. The grant date fair values of option awards were estimated in accordance with ASC 718 using the Black-Scholes valuation model. The assumptions we use in calculating these amounts are discussed in Note 16 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(4)
The Company portions of health insurance premiums included in this column are also provided to all employees of the Company, with the amounts dependent upon the levels of health and group term life insurance coverage selected by each individual. Accordingly, the Company portion of premiums paid is not considered a perquisite but is reported as income earned for each NEO.

(5)
On February 15, 2013, Mr. Dolan elected to accept restricted shares of the Company's common stock in lieu of his base salary for the period from January 1, 2013 through December 31, 2013 (the "2013 Dolan Salary Shares"). Mr. Dolan had previously not received any salary payments from the Company for this period. On February 15, 2013, the Company granted Mr. Dolan 183,824 shares of restricted common stock (having a total grant date fair value of $500,001, equal to Mr. Dolan's base salary for the year ending December 31, 2013). The number of shares was calculated by dividing Mr. Dolan's base salary for the year by $2.72, the closing price of the Company's common stock on the date of grant, rounded up for fractional shares. The 2013 Dolan Salary Shares vested in full on December 31, 2013. Accordingly, the amount reported for Mr. Dolan as "Salary" for 2013 in the table above represents salary foregone by Mr. Dolan in exchange for the 2013 Dolan Salary Shares.

Mr. Dolan's 2013 "All Other Compensation" of $25,863 is related to health insurance and comprised of $20,408 for the Company's portion of his health insurance and $5,455 for the employee portion of his health insurance, which the Company paid on his behalf as Mr. Dolan did not receive a cash salary in 2013.

(6)
Mr. Greenquist's 2013 "All Other Compensation" of $3,397 is comprised of $3,130 related to health insurance and $267 related to group term life insurance.

(7)
Mr. Abbott's 2013 "All Other Compensation" of $21,374 is comprised of $20,408 related to health insurance and $966 related to group term life insurance.

(8)
Mr. Scarfo's 2013 "All Other Compensation" of $21,199 is comprised of $20,408 related to health insurance and $791 related to group term life insurance.

(9)
Mr. Snider's 2013 "All Other Compensation" of $20,858 is comprised of $20,408 related to health insurance and $450 related to group term life insurance.

(10)
Mr. Castonguay's 2013 "All Other Compensation" of $16,573 is comprised of $14,682 related to health insurance and $1,891 related to group term life insurance.

Grants of Plan-Based Awards in 2013

        The following table sets forth information about incentive plan awards made to the NEOs during the year ended December 31, 2013:

2013 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Date of Compensation Committee Action(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($)(2)
Raymond P. Dolan(3)	2/15/13	2/14/13	183,824			$500,001
	3/15/13	3/11/13		450,000	$2.51	$662,175
	6/17/13	6/12/13		450,000	$3.30	$855,665
Mark T. Greenquist	11/15/13	10/24/13		500,000	$2.72	$699,350
	11/15/13	10/24/13	250,000			$680,000
Todd A. Abbott	3/15/13	3/11/13		250,000	$2.51	$333,050
	6/17/13	6/12/13		275,000	$3.30	$440,110
Anthony Scarfo	2/15/13	2/14/13	150,000			$408,000
	3/15/13	3/11/13		200,000	$2.51	$266,440
	6/17/13	6/12/13		275,000	$3.30	$440,110
	12/16/13	12/6/13		200,000	$2.91	$299,280
Jeffrey M. Snider	2/15/13	2/14/13	125,000			$340,000
	3/15/13	3/11/13		150,000	$2.51	$199,830
	6/17/13	6/12/13		175,000	$3.30	$280,070
Maurice L. Castonguay	—	—	—	—	—	—
(1)
Date on which the Compensation Committee took action to approve the award.

(2)
Amounts reflect the grant date fair values of the restricted stock awards and stock option grants estimated in accordance with ASC 718 as of the respective grant dates.

(3)
On February 15, 2013, Mr. Dolan elected to accept restricted shares of our common stock in lieu of his base salary for the period from January 1, 2013 through December 31, 2013 (the "2013 Dolan Salary Shares"). Mr. Dolan had previously not received any salary payments from the Company for this period. On February 15, 2013, the Company granted Mr. Dolan 183,824 shares of restricted common stock (having a total grant date fair value of $500,001, equal to Mr. Dolan's base salary for the year ended December 31, 2013), with the number of shares granted rounded up for fractional shares. The number of shares was calculated by dividing Mr. Dolan's base salary for the year by $2.72, the closing price of the Company's common stock on the date of grant, rounded up for fractional shares. The 2013 Dolan Salary Shares vested in full on December 31, 2013.

        In 2013, the Compensation Committee modified performance share awards made in 2012 under the 2007 Plan to provide for performance vesting conditions with respect to the Company's performance in 2013, which conditions were subsequently satisfied. These awards were reported in the 2012 Grants of Plan-Based Awards Table that was included in the Company's proxy statement for its 2013 annual meeting of stockholders.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth information concerning stock options and unvested stock awards held by the Named Executive Officers as of December 31, 2013:

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Raymond P. Dolan	791,667	208,333		$3.38	10/12/20	575,166	$1,811,773
	273,438	351,262		$2.92	3/16/22
	—	450,000		$2.51	3/15/23
	—	450,000		$3.30	6/17/23
Mark T. Greenquist	—	500,000		$2.72	11/15/23	250,000	$787,500
Todd A. Abbott	322,917	177,083		$2.81	5/16/21	343,689	$1,082,620
	131,250	168,750		$2.92	3/16/22
	—	250,000		$2.51	3/15/23
	—	275,000		$3.30	6/17/23
Anthony Scarfo	84,375	65,625		$2.38	9/15/21	260,662	$821,085
	43,750	56,250		$2.89	3/15/22
	93,750	156,250		$2.25	6/15/22
	—	200,000		$2.51	3/15/23
	—	275,000		$3.30	6/17/23
	—	200,000		$2.91	12/16/23
Jeffrey M. Snider	148,750	—		$1.94	6/15/19	158,088	$497,977
	67,708	57,292		$2.28	10/17/21
	22,787	29,296		$2.89	3/15/22
	—	150,000		$2.51	3/15/23
	—	175,000		$3.30	6/17/23
Maurice L. Castonguay	291,667	208,333		$2.38	6/29/14	255,392	$804,485
	63,803	82,030		$2.89	6/29/14
(1)
Of Mr. Dolan's 208,333 unvested stock options, 20,833 will vest on the 12th of each month through October 12, 2014. Of Mr. Dolan's 351,262 unvested stock options, 13,020 will vest on the 16th of each month through March 15, 2016. Of Mr. Dolan's 450,000 unvested stock options ($2.51 per share exercise price), 112,500 vested on March 15, 2014 and, starting April 15, 2014, 13,021 will vest on the 15th of each month, through March 15, 2017. Of Mr. Dolan's 450,000 unvested stock options ($3.30 per share exercise price), 112,500 will vest on June 17, 2014 and, starting July 17, 2014, 13,021 will vest on the 17th of each month through June 17, 2017.

Of Mr. Greenquist's 500,000 unvested stock options, 125,000 will vest on November 15, 2014 and, starting December 15, 2014, 10,417 will vest in monthly increments for the following 36 months through November 15, 2017.

Of Mr. Abbott's 177,083 unvested stock options, 10,417 will vest on the 3rd of each month through May 3, 2015. Of Mr. Abbott's 168,750 unvested stock options, 6,250 will vest on the 16th of each month through March 16, 2016. Of Mr. Abbott's 250,000 unvested stock options, 62,500 vested on March 15, 2014 and, starting April 15, 2014, 5,208 will vest on the 15th of each month through March 15, 2017. Of Mr. Abbott's 275,000 unvested stock options, 68,750 will vest on June 17, 2014 and, starting July 17, 2014, 5,729 will vest on the 17th of each month through June 17, 2017.

Of Mr. Scarfo's 65,625 unvested stock options, 3,125 will vest on the 12th of each month through September 12, 2014. Of Mr. Scarfo's 56,250 unvested stock options, 2,083 will vest on the 15th of each month through March 15, 2016. Of Mr. Scarfo's 156,250 unvested stock options, 5,208 will vest on the 15th of each month through June 15, 2016. Of Mr. Scarfo's 200,000 unvested stock options ($2.51 exercise price), 50,000 vested on March 15, 2014 and, starting April 15, 2014, 4,167 will vest on the 15th of each month through March 15, 2017. Of Mr. Scarfo's 275,000 unvested stock options, 68,750 will vest on June 17, 2014 and, starting July 17, 2014, 5,729 will vest on the 17th of each month through June 17, 2017. Of Mr. Scarfo's 200,000 unvested stock options ($2.91 exercise price), 50,000 will vest on December 16, 2014 and, starting January 16, 2015, 4,167 will vest on the 16th of each month through December 16, 2017.

Of Mr. Snider's 57,292 unvested stock options, 2,604 will vest on the 17th of each month through October 17, 2015. Of Mr. Snider's 29,296 unvested stock options, 1,085 will vest on the 15th of each month through March 16, 2016. Of Mr. Snider's 150,000 unvested stock options, 37,500 vested on March 15, 2014 and, starting April 15, 2014, 3,125 will vest on the 15th of each month through March 15, 2017. Of Mr. Snider's 175,000 unvested stock options, 43,750 will vest on June 17, 2014 and, starting July 17, 2014, 3,646 will vest on the 17th of each month through June 17, 2017.

Of Mr. Castonguay's 208,333 unvested stock options, 31,251 vested following December 31, 2013 and prior to his resignation from the Company on March 31, 2014, and the remaining 177,082 stock options were forfeited as a result of his resignation. Of Mr. Castonguay's 82,030 unvested stock options, 9,114 vested following December 31, 2013 and prior to his resignation from the Company on March 31, 2014, and the remaining 72,916 stock options were forfeited as a result of his resignation.

(2)
In accordance with SEC rules, the market value of unvested shares of restricted stock is determined by multiplying the number of such shares by $3.15, the closing market price of our common stock on December 31, 2013.

Option Exercises and Stock Vested

        The following table summarizes for the Named Executive Officers in 2013 the number of shares acquired upon the vesting of restricted stock and the value realized, before payout of any applicable withholding tax. None of our Named Executive Officers exercised stock options during 2013.

2013 OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Raymond P. Dolan	814,557	$2,619,892
Mark T. Greenquist	—	$—
Todd A. Abbott	244,731	$768,148
Anthony Scarfo	110,662	$362,341
Jeffrey A. Snider	59,339	$206,694
Maurice L. Castonguay	255,392	$812,617

(1)
Of Mr. Dolan's 814,557 shares that vested and were released to him in 2013, none were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares. Instead, Mr. Dolan elected to pay the tax withholding obligation himself. 183,824 of these shares were issued to Mr. Dolan in lieu of his base salary for the period from January 1, 2013 through December 31, 2013.

Of Mr. Abbott's 244,731 shares that vested and were released to him in 2013, 89,122 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Scarfo's 100,662 shares that vested and were released to him in 2013, 43,371 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Snider's 59,339 shares that vested and were released to him in 2013, 20,917 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Castonguay's 255,392 shares that vested and were released to him in 2013, 92,427 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

(2)
In accordance with SEC rules, the aggregate dollar amount realized upon vesting of shares of restricted stock was determined by multiplying the number of shares by the closing market price of our common stock on the date of vesting.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2013 with respect to the shares of our common stock that may be issued under our existing equity compensation plans. Information related to the Performance Technologies, Incorporated 2012 Omnibus Incentive Plan (the "2012 Plan") is not included in the table below since we did not assume the 2012 Plan until February 2014, when we acquired Performance Technologies, Incorporated ("PT").

	(A)		(B)		(C)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders	30,856,706	(1)	$3.31	(2)	28,035,677	(3)
Equity Compensation Plans Not Approved by Stockholders	1,852,815	(4)	$2.17	(5)	2,066,069	(6)

Total	32,709,521				30,101,746

(1)
Consists of options to purchase common stock of the Company, which do not have voting or other rights of ownership, under the Company's 2007 Stock Incentive Plan, as amended (the "2007 Plan"), or the Amended and Restated 1997 Stock Incentive Plan. Excludes purchase rights accruing under the Company's Amended and Restated 2000 Employee Stock Purchase Plan (the "ESPP").

(2)
Represents the weighted average exercise price for the 25,431,055 outstanding options to purchase the Company's common stock under the 2007 Plan and 5,425,651 outstanding options to purchase the Company's common stock under the 1997 Plan.

(3)
Consists of shares available for future issuance under the 2007 Plan and the ESPP. As of December 31, 2013, 16,437,253 shares of common stock were available for issuance under the 2007 Plan and 11,598,424 shares of common stock were available for issuance under the ESPP. In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2013, the shares available under the 2007 Plan may also be issued in the form of restricted stock, restricted stock units, stock appreciation rights, performance-based share awards or other equity-based awards. However, shares granted under the 2007 Plan in the form of awards other than options or stock appreciation rights reduce the remaining available pool of shares at a ratio of 1:1.5.

(4)
In connection with the Company's August 24, 2012 acquisition of NET, the Company assumed NET's 2008 Equity Incentive Plan and renamed it the 2008 Stock Incentive Plan (the "2008 Plan"). The amount reported here consists of options to purchase common stock granted under the 2008 Plan following the Company's acquisition of NET and excludes the options to purchase common stock and restricted stock units that were outstanding as of the date of the acquisition of NET, which awards were assumed by the Company in connection with the acquisition. These excluded awards consist of options to purchase an aggregate of 994,800 shares of common stock, which had a weighted average exercise price of $1.11 at December 31, 2013, and 82,110 restricted stock units.

(5)
Represents the weighted average exercise price for all options to purchase the Company's common stock granted under the 2008 Plan since August 24, 2012 (see Note 4 above).

(6)
Represents shares available for future issuance under the 2008 Plan, which we assumed in August 2012 when we acquired NET.

2008 Plan

The shares available under the 2008 Plan may be issued in the form of stock options, restricted stock, stock appreciation rights and performance-based share awards. However, awards granted under the 2008 Plan that are not stock options or stock appreciation rights reduce the remaining available pool of shares at a multiple of 1.25 times the number of shares subject to the awards. Awards granted under the 2008 Plan may only be issued to former NET employees who subsequently became Sonus employees and new Sonus employees, directors, consultants and advisors hired subsequent to the NET acquisition date of August 24, 2012. Incentive stock options may only be granted to employees. The purpose of the 2008 Plan is to encourage ownership in key personnel whose long-term employment or other service relationship with us is considered essential to our continued progress and, thereby, encourage recipients to act in the stockholders' interest and share in our success.

The Board may terminate the 2008 Plan at any time, but the 2008 Plan does not have a set termination date. Any awards outstanding upon the termination of the 2008 Plan will continue to remain outstanding and exercisable in accordance with the terms and provisions of the instruments evidencing those grants. The Board may amend or modify the 2008 Plan, or any part thereof, at any time and for any reason, subject to the requirement that stockholder approval be obtained for any amendment to the 2008 Plan to the extent necessary to comply with applicable laws and that, unless approved by the stockholders of the Company, no amendment may be made that would reduce the minimum exercise price at which options may be granted or cancel outstanding options or stock appreciation rights in exchange for an award with an exercise price less than the exercise price of the original award. Generally, no amendment by the Board or stockholders may alter or impair any award previously granted under the 2008 Plan without the consent of the awardee.

The 2008 Plan is administered by our Board, by a committee appointed by our Board, and/or by other delegates approved by our Board consistent with applicable law (the "Plan Administrator"). Subject to the provisions of the 2008 Plan, the Plan Administrator has exclusive authority, with the ability to delegate such authority, to determine the eligible individuals who are to receive awards and the terms of the awards. The Plan Administrator has the authority to establish rules and regulations for proper plan administration.

Stock Options:    Subject to applicable law, the Plan Administrator has the authority to determine whether each option is to be an incentive stock option under the federal tax laws, or a "non-statutory" stock option. The exercise price of any option granted under the 2008 Plan may not be less than fair market value of the common stock on the date of grant. The Plan Administrator cannot cancel outstanding options and grant replacement options at a lower exercise price for the same or a different number of shares of common stock without stockholder approval (except in connection with a change of capitalization). The option exercise price may be paid to the Company in cash, in shares of common stock valued at fair market value on the exercise date (subject to any conditions or limitations that may be established by the Plan Administrator), broker-assisted sales acceptable to the Plan Administrator, and any other form of consideration permitted by applicable law (which may include a "net exercise" program), or any combination thereof. Options may be exercisable immediately or may become exercisable in cumulative increments over a period of months or years as determined by the Plan Administrator. The maximum period during which any option may remain outstanding may not exceed seven years. Generally, if an optionee's service to the Company terminates other than by reason of death or disability, vested options will remain exercisable for a period of three months following the optionee's termination. If an optionee dies or becomes disabled while an employee or director of, or a consultant or independent contractor to, the Company, or dies within three months following termination, the optionee's vested options will be exercisable for one year following death or disability, or if earlier, the expiration of the term of the option. The Plan Administrator may, in its discretion, either extend the exercise period for any option, but not beyond the expiration date, or accelerate the vesting of the option. Incentive stock options are not assignable or transferable other than by will or by the laws of inheritance and, during the optionee's lifetime, the option may be exercised only by the optionee. Other options are generally not assignable or transferable other than by will or by the laws of inheritance, though the Plan Administrator may in its discretion permit transfers that are not for consideration.

Stock Appreciation Rights:    The Plan Administrator may grant stock appreciation rights either alone, in addition to, or in tandem with other awards granted under the 2008 Plan. Stock appreciation rights become exercisable, in whole or in part, at such times as the Plan Administrator shall specify in the applicable stock award agreement. Upon exercise of a stock appreciation right, in whole or in part, the participant is generally entitled to a payment in an amount equal to the excess of the fair market value on the date of exercise over the fair market value on the grant date of the shares covered by the exercised portion of the stock appreciation right. The amount due to the participant upon exercise of a stock appreciation right may be paid in cash, shares or a combination thereof.

Grants of Stock:    The Plan Administrator may grant restricted stock awards that, in the discretion of the Plan Administrator, may be vested immediately or may vest over a period of time, as specified in the restricted stock agreement. Whether or not the shares of restricted stock are vested when issued, the awardee will have all rights of a stockholder as of the date of issuance, which will entitle the awardee to voting rights and the right to receive dividends. Unless otherwise provided by the Plan Administrator, upon termination of employment, the unvested shares of restricted stock will be surrendered to the Company for cancellation to the extent not purchased or earned (with Company having the right to repurchase unvested shares that have been purchased or earned) and the awardee will thereafter cease to have any rights in those shares so surrendered or repurchased. In its discretion, the Plan Administrator may waive, in whole or in part, the Company's cancellation of unvested restricted stock held by an employee at termination.

Adjustments Upon Changes in Capitalization:    In the event of any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock or any other change to the capital structure of the Company (effected without receipt of consideration by the Company), the Plan Administrator will make proportionate adjustments to (1) the number of shares of common stock covered by each outstanding award, (2) the number of shares of common stock which have been authorized for issuance under the 2008 Plan but as to which no awards have yet been granted or which have been returned to the 2008 Plan upon cancellation, forfeiture or expiration of an award or repurchase of shares, (3) the price per share of common stock covered by each such outstanding award under the 2008 Plan, and (4) the Section 162(m) limits under the 2008 Plan.

Corporate Transactions:    In the event of certain "Corporate Transactions" that constitute a "Change in Control" of Sonus (each as defined in the 2008 Plan), if outstanding options or stock awards are not assumed by the successor corporation or parent thereof or replaced by an equivalent option or stock award for the stock of the successor corporation, then, subject to any limitations imposed at the time of grant, the vesting of such awards will accelerate and become fully exercisable. In addition, the Plan Administrator has discretion, either in advance of or at the time of such a "Change in Control", to provide for the automatic acceleration of awards upon the occurrence of the Change in Control. Options held by an eligible officer will be automatically accelerated if the officer is terminated in conjunction with, or within one year after, the Change in Control.

Hostile Takeovers:    Eligible executive officers are granted limited stock appreciation rights in connection with a Hostile Take-Over (as defined in the 2008 Plan). Upon the occurrence of a Hostile Take-Over, each option in effect for at least six months will automatically be canceled and the optionee will be entitled to a cash payment as determined under the 2008 Plan.

2012 Plan

We assumed the 2012 Plan in connection with the acquisition of PT in February 2014. The 2012 Plan provides for the award of stock options, restricted stock awards, stock appreciation rights, performance awards and other stock-based awards to applicable individuals. Awards granted under the 2012 Plan that are not stock options or stock appreciation rights reduce the remaining available pool of shares at a multiple of 1.2402 times the number of shares subject to the awards. Any awards issued under the 2012 Plan since the February 19, 2014 acquisition date will only be issued to employees of PT who subsequently become employees of Sonus or other persons who were not performing services for us at the time of the merger, such as new employee hires after February 19, 2014. All unissued shares reserved for further issuance under the 2012 Plan will be substituted with shares of our common stock. The purpose of the 2012 Plan is to encourage ownership in key personnel whose long-term employment or other service relationship with us is considered essential to our continued progress and, thereby, encourage participants to act in the stockholders' interest and share in our success.

The Board may amend, alter or discontinue the 2012 Plan or any award agreement, subject to approval of our stockholders in the manner and to the extent required by applicable law. Subject to the limitations in the 2012 Plan, our Board may at any time unilaterally amend any unexercised, unearned or unpaid award, including, but not by way of limitation, awards earned but not yet paid, to the extent it deems appropriate; provided, however, that (i) any such amendment which, in the opinion of our Board, materially impairs the rights or materially increases the obligation of a participant under an outstanding award will be made only with the consent of the participant (or, upon the participant's death, the person having the right to exercise the award), except that amendments to implement administrative changes to the 2012 Plan that are deemed necessary or advisable by our Board for compliance with laws will not require participant consent, and (ii) no such amendment will cause a violation of Section 409A of the Code. The 2012 Plan was originally approved by the Board of Directors of PT on February 16, 2012, was approved by PT's stockholders and became effective on May 24, 2012.

Stock Options:    Our Board may grant an option or provide for the grant of an option from time to time in the discretion of our Board or automatically upon the occurrence of specified events. All stock options under the 2012 Plan, except under certain circumstances contemplated in the 2012 Plan, will have a vesting schedule not less than one year from the date of grant. Our Board may award stock options as either "incentive stock options," which are intended to qualify under Section 422 of the Code, or non-qualified stock options. The exercise price of the option is determined by our Board and specified in the applicable option agreement. The 2012 Plan requires all options to have an exercise price of not less than 100% of the fair market value of the shares subject to the option on the date of grant. The duration of the option is set forth in the applicable option agreement. The 2012 Plan requires that no option be granted with a term in excess of 10 years. Additionally, no incentive stock option will be granted more than 10 years from the effective date of the 2012 Plan, or May 24, 2022. Upon exercise, the exercise price of a stock option under the 2012 Plan may, at our Boards' discretion, be paid in cash (or equivalents), or by tendering, by either actual delivery of shares or by attestation, shares of common stock, by withholding shares otherwise issuable in connection with the exercise of the option (but only for non-qualified stock options issued under the 2012 Plan), a combination of the foregoing, or such other consideration as our Board may deem appropriate.

Stock Appreciation Rights:    A stock appreciation right, or SAR, may be granted either in tandem with an option or freestanding. The 2012 Plan does not permit any SAR to provide for the payment or accrual of dividend equivalents. If a participant is expressly granted an SAR in tandem with an option: (i) the SAR will be exercisable to the extent, and only to the extent, that the related option is exercisable, and the "exercise price" of such SAR (the base from which the value of the SAR is measured at its exercise) will be the exercise price under the related option; (ii) upon exercise of a related option as to some or all of the shares covered by the award, the SAR will be canceled automatically to the extent of the number of shares covered by the option exercise; (iii) upon the exercise of a SAR as to some or all of the shares covered by the award, the related option will be canceled automatically to the extent of the number of shares covered by such exercise; and (iv) the SAR will expire upon the expiration of the related option. If the SAR was not expressly granted in tandem with an option: (a) the SAR will be exercisable in accordance with the terms and conditions and at the times and during the periods as may be determined by our Board; and (b) the SAR will expire not later than ten years from the effective date of such SAR's grant and generally has the same terms and conditions as options. Our Board may, by way of the award notice or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, of any SAR award, provided they are not inconsistent with the 2012 Plan. The exercise price or grant price of the SAR is specified in the applicable SAR agreement. The 2012 Plan requires all SARs to have a grant price or exercise price of not less than 100% of the fair market value of our common stock on the date of grant. In the event the SAR is paid in cash, the corresponding cash (or equivalents) thereof will be paid as of the date that the SAR is exercised.

Restricted Stock Awards:    Our Board, in its discretion, may grant restricted stock awards. Our Board may modify or accelerate the delivery of the restricted stock award under such circumstances as it deems would be in the best interest of Sonus; provided, however, that such action would not cause a violation of Section 409A of the Code. Except as otherwise provided in the 2012 Plan, the period to achieve full vesting for freestanding restricted stock awards granted to participants will not be shorter than three years. Notwithstanding the foregoing, restricted stock awards subject to performance vesting may have a minimum vesting period of one year. In addition, awards to new directors of Sonus or substitute awards made to new hires to replace forfeited awards from a prior employer are not subject to a minimum vesting period.

Performance Awards:    The performance criteria that will be used to establish performance goal(s) will be limited to the following: increase in total revenue; earnings before interest and taxes; earnings before interest, depreciation, taxes and amortization; return on stockholders' equity; gross margin; earnings per share; net income; operating income; net profit; operating profits; profits before tax; net cash provided by operating activities; ratio of operating earnings to capital spending; free cash flow; return on assets; equity or stockholders' equity; and common stock price per share. Following the completion of a performance period, our Board may, and, with respect to covered employees will, review and certify in writing whether, and to what extent, the goals under the performance formula for the performance period have been achieved and, if so, to calculate and certify in writing the amount of the awards earned for the period. Our Board may reduce, eliminate or, except with respect to covered employees, increase the amount of the award earned under the performance formula for the performance period, if in our Board's sole judgment, such reduction or elimination is appropriate. Unless otherwise provided in the relevant award notice or administrative guide, a participant must be employed by us on the last day of a performance period to be eligible for an earned performance award for such performance period.

Other Stock-Based Awards:    Our Board may grant other awards of shares of our common stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our common stock or other property, including without limitation awards entitling a participant to receive shares of our common stock to be delivered in the future.

Major Corporate Events:    If there is any change in the number of outstanding shares of common stock through the declaration of stock dividends, stock splits or the like, the number of shares available for awards, the shares subject to any award and the option prices or exercise prices of awards will be automatically adjusted. If there is any change in the number of outstanding shares of common stock through any change in our capital structure, or through a merger, consolidation, separation (including a spin-off or other distribution of stock or property), reorganization (whether or not such reorganization comes within the meaning of such term in Section 368(a) of the Code) or partial or complete liquidation, our Board will make appropriate adjustments in the maximum number of shares of common stock which may be granted under the 2012 Plan and any adjustments and/or modifications to outstanding awards under the plans as it, in its sole discretion, deems equitable. In the event of any other change in our capital structure or our common stock (including through payment of an extraordinary cash dividend), our Board will also make such appropriate adjustments in the maximum number of shares of common stock available for grant under the 2012 Plan and any adjustments and/or modifications to outstanding awards under the plans as it, in its sole discretion, deems equitable. The maximum number of shares available for grant under the 2012 Plan will be automatically adjusted to the extent necessary to reflect any dividend equivalents paid in the form of common stock.

Termination.    The consequences of a termination of a participant's status with Sonus with respect an award under the 2012 Plan depends upon the type of award granted and the circumstances of such termination. Our Board has the authority to issue rules and regulations to determine the treatment of a participant under the 2012 Plan in the event of such participant's death, disability, retirement, termination for an approved reason and other termination.

Stock Option and Restricted Stock Grant Policy

        We have six stock incentive plans—the 1997 Plan; the 2007 Plan; the 2008 Plan; the Performance Technologies, Incorporated 2001 Stock Option Plan (the "2001 Plan"); the Performance Technologies, Incorporated 2003 Omnibus Incentive Plan (the "2003 Plan"); and the 2012 Plan (collectively, the "Plans").

        We issued stock options and restricted stock pursuant to the 1997 Plan through November 2007, when the 1997 Plan expired. No shares are available for future issuance under the 1997 Plan due to the 1997 Plan's expiration; however, outstanding options are still being administered under this plan.

        We assumed the 2008 Plan in connection with the acquisition of NET in August 2012. Pursuant to such NET acquisition, restricted stock units and in-the-money options issued under the 2008 Plan that were outstanding on August 24, 2012 were assumed by Sonus, together with the 2008 Plan. These awards continue to be subject to and governed by the 2008 Plan and have all the same terms and conditions, except that the awards became awards with respect to our common stock and the number of shares subject to the awards and the exercise prices (in the case of options) were adjusted to reflect the equity award exchange ratio in the acquisition. Any awards issued under the 2008 Plan after the August 24, 2012 acquisition date are required to be issued only to employees of NET who subsequently become employees of Sonus or other persons who were not performing services for us at the time of the merger, such as new employee hires after August 24, 2012.

        We assumed the 2001 Plan, the 2003 Plan and the 2012 Plan (collectively, the "PT Plans") in connection with the acquisition of PT in February 2014. The 2001 Plan had expired for purposes of new options by its terms on May 31, 2011 but was assumed by us solely for the purpose of administering any outstanding options under this plan. The 2003 Plan was also assumed by us solely for the purpose of administering any outstanding awards under such plan as of the PT acquisition date. The only awards assumed from the 2001 Plan and the 2003 Plan were non-qualified stock options, which outstanding options are subject to the terms and conditions of the plan under which they were granted. No future awards will be granted under either the 2001 Plan or the 2003 Plan. Pursuant to the PT merger, options issued under the 2012 Plan that were outstanding at the closing of the merger were assumed by us, along with the 2012 Plan. These awards continue to be subject to and governed by the 2012 Plan, and have all the same terms and conditions, except that the number of shares subject to the award and the exercise price were adjusted to reflect the equity award exchange ratio in the merger. The 2012 Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards, performance awards and other stock-based awards to applicable individuals. The awards under the PT Plans continue to be subject to and governed by the applicable PT Plan and have all the same terms and conditions, except that the awards became awards with respect to our common stock and the number of shares subject to the awards and the exercise prices (in the case of options) were adjusted to reflect the equity award exchange ratio in the acquisition. Any awards issued under the 2012 Plan since the February 19, 2014 acquisition date are required to be issued only to employees of PT who subsequently become employees of Sonus or other persons who were not performing services for us at the time of the merger, such as new employee hires after February 19, 2014.

        We have granted stock options under the Plans as a means of promoting the long-term success of our business because we believe that sharing ownership with our employees aligns their interests with our interests and the interests of our stockholders and encourages our employees to devote the best of their abilities and efforts to our company. Each stock option award specifies the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is set at the closing market price of a share of our common stock on the date the option is granted. Employees receive value from their options only if the value of our shares has increased above their value on the date of grant of the options.

  New Hire, Promotion and Adjustment Equity Grants

        The Compensation Committee has delegated authority to our Chief Executive Officer, our Chief Administrative Officer and our Vice President of Human Resources to award new hire, promotion and adjustment stock option, restricted stock and restricted stock unit grants within certain established guidelines for the type and seniority of the position held by the recipient; provided, however, that only the Compensation Committee may approve: (i) equity grants to any officer or executive officer of the Company; (ii) new hire equity grants with respect to more than 100,000 shares per person; (iii) new hire, promotion and adjustment stock option, restricted stock and restricted stock unit grants outside of established guidelines for the type and seniority of the position held by the recipient; (iv) all equity grants to consultants; and (v) equity grants other than stock option, restricted stock and restricted stock unit grants.

        The Compensation Committee reviews all grants issued under the delegation of authority and, if appropriate, approves the grants of equity at a Compensation Committee meeting or by written consent. The actions taken at the meetings are documented in meeting minutes subsequently approved by the Compensation Committee. The list of proposed individual grants is provided in advance of the Compensation Committee meeting and is included in the meeting minutes.

  Annual Equity Incentive Grants

        The Compensation Committee annually considers an equity incentive grant for certain of our key employees, including executives, in connection with its annual review of employee and executive compensation. Typically, employee eligibility is based upon hire date with a required minimum of one year of service. Among the eligible employees, awards are allocated to employees based upon management's evaluation of employee performance and other business criteria, with a weighting towards the Company's strongest performers.

        The proposed plan for each year includes overall parameters of the plan and a pool of shares to be allocated under the plan. The Compensation Committee discusses the plan with management and then requests that management provide the Compensation Committee with a specific list of individual grants for employees consistent with the Compensation Committee's guidance. The Compensation Committee determines specific grants for executives. Management then prepares a list of individual grants for employees and executives and submits to the Compensation Committee the list of individual grants for employees and executives. The Compensation Committee reviews and, if appropriate, approves the list of individual grants at a Compensation Committee meeting or by written consent. The actions taken at the meetings are documented in meeting minutes subsequently approved by the Compensation Committee. The list of individual grants is attached to the meeting minutes.

        The annual equity incentive grant date is generally March 15 of each year, or the next business day following March 15 if March 15 falls on a weekend or a holiday. In fiscal 2013, the Company decided to provide annual equity incentive awards to its eligible employees in two tranches—approximately half of the grants were awarded to eligible employees on March 15, 2013, and the second half of the grants were awarded on June 17, 2013. Since the Company did not have enough shares to award its desired annual equity incentive grants under the 2007 Plan and the 2008 Plan, the Company waited to grant the second tranche after the 2013 Annual Meeting of Stockholders when the Company's stockholders approved the amendment to the 2007 Plan to increase the maximum number of shares of the Company's common stock issuable under the 2007 Plan by 21 million, from 34,902,701 to 55,902,701. The Compensation Committee retains the right to change the annual equity incentive grant date based on business events that might warrant using another date.

  Promotion and Achievement Grants

        From time to time, our management recommends to the Compensation Committee promotion or achievement grants to our employees, including our executives. If the proposed grants are outside the standing delegated authority granted by the Compensation Committee, the Compensation Committee must approve them at a Compensation Committee meeting or, if necessary, by written consent. The actions taken at the meetings are documented in meeting minutes, including all stock option grants approved. Promotion and achievement grants typically have a grant date of the 15th day of the month following the Compensation Committee's approval of the grant, or the next business day if such 15th day of the month is a weekend or a holiday.

  Performance Stock Grants—Generally

        Under the Plans, the Compensation Committee has the authority to approve grants of performance-vested restricted shares, or performance shares, to our employees and executives (subject, in the case of the 2008 Plan and the 2012 Plan, to the requirement that such employees or executives were employees of NET or PT, respectively, who become employees of Sonus after the applicable acquisition or were otherwise not performing services for us at the time of the acquisition). The Compensation Committee, in its sole discretion, may establish the metrics and the vesting schedule underlying such shares. To date, the Compensation Committee has only granted performance shares to certain executive officers. In 2013, the Compensation Committee modified performance share awards made in 2012 under the 2007 Plan to provide for performance vesting conditions with respect to the Company's performance in 2013, which conditions were subsequently satisfied. These awards are subject to further time-based vesting conditions. The vesting schedules for these awards were individually assigned to each NEO who was awarded performance shares. Please see the footnotes to the table on page 53 for specific details relating to the individual vesting schedules for the performance shares awarded to certain NEOs.

        Any performance shares that do not vest are forfeited and the shares of common stock underlying the forfeited performance shares will again become available for the grant of awards pursuant to the terms of the respective Plans unless the Compensation Committee, in its sole discretion, elects to subject any unearned performance shares to further performance- and time-vesting conditions, as happened in February 2013 relative to the performance-based stock awards that were awarded between September 2011 and March 2012.

  General Vesting of Stock Options and Restricted Stock

        Under our Plans, provided that an employee continues his or her employment with us, on the applicable vesting date, (i) options will generally vest and become exercisable as follows: 25% of the shares vest on the first anniversary of the grant date or the employee's commencement date (as defined in the applicable notice of grant of stock options and option agreement) and the remaining 75% of the shares vest in equal increments of 2.0833% monthly thereafter through the fourth anniversary of such date; and (ii) restricted stock grants generally vest as follows: 25% of the shares vest on the first anniversary of the grant date or the employee's commencement date and the remaining 75% vest either in equal increments of 12.5% semi-annually through the fourth anniversary of such date or equal increments of 25% annually through the fourth anniversary of such date.

  Termination

        Under the 1997 Plan and the 2007 Plan, options typically expire on the tenth anniversary of the grant date (or the fifth anniversary of the grant date, if the optionee owns more than 10% of our common stock), provided that if an employee's employment relationship with us terminates, the option termination date is typically determined based upon the reason for employment termination as follows: (i) death or total and permanent disability of optionee (as defined in Section 22(e)(3) of the Code)—180 days thereafter; or (ii) termination for any other reason—30 days thereafter under the 1997 Plan or 90 days thereafter under the 2007 Plan, unless otherwise extended.

        Under the 2008 Plan, options typically expire on the seventh anniversary of the grant date (or the fifth anniversary of the grant date, if the optionee owns more than 10% of our common stock); provided that if an employee's employment relationship with us terminates, the option termination date is typically based upon the reason for employment termination as follows: (a) death or disability—12 months following the termination of employment (or such other period as specified in the applicable option agreement); or (b) termination for any other reason—30 days following the termination of employment.

        Under the 2012 Plan, options typically expire on the tenth anniversary of the grant date; provided, that if an employee's employment relationship with us terminates, the option termination date is typically based upon the reason for employment termination as follows: (a) death or disability—12 months following the termination of employment; (b) "retirement" (through a voluntary termination of employment at or after age 60) or for an approved reason—12 months following the termination of employment; (c) termination for any other reason—30 days thereafter; or (d) termination for cause—the right to exercise the option terminates immediately and is forfeited without consideration.

        Under the 2003 Plan, options typically expire on the tenth anniversary of the grant date; provided, that if an employee's employment relationship with us terminates, the option termination date is typically based upon the reason for employment termination as follows: (a) death or disability—12 months following the termination of employment; (b) "retirement" (through a voluntary termination of employment at or after age 60) or for an approved reason—12 months following the termination of employment; or (c) termination for any other reason—30 days thereafter.

        Under the 2001 Plan, options typically expire on the tenth anniversary of the grant date; provided, that if an employee's employment relationship with us terminates, the option termination date is typically based upon the reason for employment termination as follows: (a) death or disability—12 months following the termination of employment; or (b) termination for any other reason—30 days thereafter.

        Shares of restricted stock granted under the Plans generally vest through the fourth anniversary of the grant date or the employee's commencement date, as applicable. If an employee's employment relationship with us terminates for any reason prior to the fourth anniversary of such date, then effective upon the cessation of his or her employment, the employee will automatically forfeit, without any action required on the part of the employee, all the unvested shares that the employee received under the award without the payment of any consideration by the Company. The forfeited shares of restricted stock revert back to the Company.

        We have entered into agreements with certain executives providing for extended terms for stock option grants under the Plans following the executive's termination, as described under "Executive, Severance and Change of Control Benefits" below.

  Acceleration

        Except as otherwise noted in an employment agreement, in the event of an acquisition of the Company as defined in the 2001 and 2007 Plans, or an Acquisition, or a Change in Control as defined in the 2008 Plan, our stock plan documents provide a pre-determined vesting schedule for such awards.

        Except as otherwise noted in an employment agreement or as otherwise provided under either the 2008 Plan with respect to awards granted under the 2008 Plan prior to our acquisition of NET or the 2012 Plan with respect to awards granted under the 2012 Plan prior to our acquisition of PT, effective immediately prior to the occurrence of an Acquisition or Change in Control, (i) the lesser of the number of then unvested shares subject to a stock option award or 25% of the total number of shares subject to that stock option award will become vested, with the balance of the unvested shares subject to the award continuing to vest pursuant to the vesting schedule set forth in the award, except that the vesting schedule will be shortened by 12 months; and (ii) an additional 25% of the number of shares covered by the restricted stock award will become vested and the remaining unvested shares subject to the restricted stock award continuing to vest pursuant to the vesting schedule set forth in the award, except that the vesting schedule will be shortened by 12 months.

        We have entered into agreements with certain executives providing for acceleration of the vesting of stock options and restricted stock upon a change of control as described under "Executive, Severance and Change of Control Benefits" below.

Executive, Severance and Change of Control Benefits

        To attract and retain key executive officers, the Company has entered into executive agreements that include severance and change of control benefits. In the event, or threat, of a change of control transaction, these agreements reduce uncertainty and provide compensation for the significant levels of executive engagement and support required during an ownership transition that results in the termination of their employment. The severance agreements described in the "Compensation Discussion and Analysis" section generally provide that, upon termination of the executive officer's employment without cause, the executive officer is entitled to severance payments and continued health plan premium payments. The severance agreements for each of our Named Executive Officers, with the exception of Mr. Greenquist, were amended on February 15, 2013 to make the change of control provisions more uniform among the Company's executive team. Mr. Greenquist entered into an employment agreement on October 24, 2013, that contained severance provisions. The receipt of the severance benefits discussed below is contingent upon the execution of a release of all claims of any kind or nature in favor of the Company. The severance agreements, as amended, contain the following provisions:

	Mr. Dolan	Mr. Greenquist	Mr. Castonguay	Mr. Abbott	Mr. Scarfo	Mr. Snider

Basic Severance Benefit
Severance Payment (Multiple of Base Salary and Target Bonus)	1.5x	1.0x
Accelerated Vesting of Equity	24 months for restricted stock and options(1)	12 months for restricted stock and options(2)				100% for restricted stock and 12 months for options
Health Benefit Continuation	18 months	12 months
Change of Control(3) Benefit
Accelerated Vesting of Equity	50% of unvested options and 50% of unvested restricted stock(4)					100% of unvested options and unvested restricted stock
Severance Following Change of Control(3) Benefit
Severance Payment (Multiple of Base Salary and Target Bonus)	2.0x	1.5x
Accelerated Vesting of Equity	100% for options and restricted stock(5)

Health Benefit Continuation	18 months

Other Agreement Provisions

Non-Compete(6)	1 year

Non-Solicitation(7)	1 year

Non-Disclosure(8)	Indefinitely

(1)
If a termination occurs during a performance period for a performance-based share award held by Mr. Dolan, the performance criteria for such award would be deemed achieved at the target level of performance, and of the resulting performance shares that could then vest, 25% would vest immediately and the remainder would have 24 months' accelerated vesting.

(2)
If a termination occurs during a performance period for a performance-based share award held by Mr. Abbott, Mr. Scarfo or Mr. Castonguay, the performance criteria for such award would be deemed achieved at the target performance level, and of the resulting performance shares that could then vest, 25% would vest immediately and the remainder would have 12 months' accelerated vesting.

(3)
"Change in Control" or "Acquisition," as used in the employment agreements signed by the Named Executive Officers, means, in summary: (i) an acquisition of 50 percent or more of either the then-outstanding shares of common stock or the combined voting power of the then-outstanding voting securities excluding certain specified acquisitions; (ii) a change in the composition of the Board such that the individuals who constitute the Board at that point in time cease to constitute a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another Company excluding certain specified transactions; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(4)
If a "Change in Control" or "Acquisition," as used in the employment agreements signed by the Named Executive Officers, occurs during a performance period for a performance-based share award held by Mr. Dolan, Mr. Abbott, Mr. Scarfo, or Mr. Castonguay, the performance criteria for such award would be deemed achieved at the target performance level, and of the resulting performance shares that could then vest, 50% of such shares would vest immediately with the remaining shares vesting in equal increments on the first, second, and third anniversaries of the date of the Change in Control or Acquisition.

(5)
If termination occurs during a performance period for a performance-based share award held by Mr. Dolan, Mr. Castonguay, Mr. Abbott, or Mr. Scarfo, the performance criteria for such award would be deemed achieved at the target performance level and all of the resulting performance shares would vest immediately.

(6)
To the extent not provided in a Noncompetition and Confidentiality Agreement previously entered into by the applicable Named Executive Officer with us, each of the employment agreements signed by the Named Executive Officers contains a provision that restricts the executive from performing any acts that advance the interests of any existing or prospective competitors of the Company during the period specified in the agreement.

(7)
To the extent not provided in a Noncompetition and Confidentiality Agreement previously entered into by the applicable Named Executive Officer with us, each of the employment agreements signed by the Named Executive Officers contains a provision that restricts the executive from soliciting employees to terminate their relationship with the Company.

(8)
To the extent not provided in a Noncompetition and Confidentiality Agreement previously entered into by the applicable Named Executive Officer with us, each of the employment agreements signed by the Named Executive Officers contains a provision that restricts the executive from disclosing confidential information as defined in the agreement.

        On July 29, 2013, the Company announced that Maurice L. Castonguay, Senior Vice President and Chief Financial Officer, planned to leave the Company. To facilitate an orderly transition of his duties and responsibilities, Mr. Castonguay and the Company entered into a letter agreement (the "Retention Letter") on July 26, 2013 pursuant to which Mr. Castonguay agreed to remain with the Company through March 31, 2014 (the "Castonguay Separation Date"). The Retention Letter amends certain of the terms of Mr. Castonguay's employment agreement, dated August 24, 2011, which was previously amended on October 25, 2011, February 15, 2013, and March 28, 2013 (collectively, the "Castonguay Employment Agreement").

        Under the Retention Letter, Mr. Castonguay agreed to continue to perform the duties and responsibilities of his then current roles as Senior Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer of the Company until the earlier of (i) the time that his successor is hired, at which time Mr. Castonguay agreed to relinquish his then current positions and provide transition services at the Company's request in the role of Senior Consultant—Finance through the Castonguay Separation Date and (ii) the Castonguay Separation Date.

        Pursuant to the Retention Letter, the terms of Mr. Castonguay's employment through the Castonguay Separation Date remained substantially unchanged from those previously in effect except that:

  •
  With respect to termination prior to the Castonguay Separation Date, (i) Mr. Castonguay no longer had the right to terminate his employment with the Company for "Good Reason" (as defined in the Castonguay Employment Agreement), (ii) the Company agreed not to terminate Mr. Castonguay's employment without "Cause" (as defined in the Castonguay Employment Agreement) and (iii) the Company's right to terminate Mr. Castonguay for "Cause" arising out of repeated failure of Mr. Castonguay to perform his job duties could be based only on Mr. Castonguay's actions or inaction occurring after July 26, 2013.

  •
  The Company agreed to continue to pay its share of Mr. Castonguay's health insurance premiums for Mr. Castonguay and his dependents between the Castonguay Separation Date and the earlier of the date Mr. Castonguay accepts other employment that provides him with commensurate insurance coverage, or March 31, 2015, but not provide any other benefits that would be due under the Castonguay Employment Agreement upon a termination without "Cause" or for "Good Reason."

  •
  Mr. Castonguay's right to receive acceleration of his unvested equity upon an Acquisition (as that term is defined in the Castonguay Employment Agreement) would cease when he ceased to be the Chief Financial Officer of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR UPON CHANGE IN CONTROL

        The table below shows potential payments to the Named Executive Officers with severance or change in control arrangements upon termination or upon a change in control of our Company, with the exception of Mr. Castonguay, who resigned on October 29, 2013 as Senior Vice President and Chief Financial Officer effective November 1, 2013. The amounts shown assume that termination and/or change in control was effective as of December 31, 2013, the last day of our fiscal year, and are estimates of the amounts that would have been paid to or realized by the Named Executives Officers upon such a termination or change in control on such date. The actual amounts to be paid or realized can only be determined at the time of a Named Executive Officer's termination or following a change in control.

        On July 29, 2013, we announced that Mr. Castonguay planned to leave the Company. To facilitate an orderly transition of his duties and responsibilities, Mr. Castonguay and the Company entered into a letter agreement on July 26, 2013 under which Mr. Castonguay agreed to remain with the Company through March 31, 2014. Under the July 26, 2013 letter agreement, Mr. Castonguay agreed to continue to perform the duties and responsibilities of his current roles as Senior Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer of the Company until the earlier of (i) the time that his successor is hired, at which time Mr. Castonguay agreed to relinquish his current positions and provide transition services at the Company's request in the role of Senior Consultant—Finance through March 31, 2014 and (ii) March 31, 2014. On October 29, 2013, Mr. Castonguay resigned as Senior Vice

President and Chief Financial Officer, effective November 1, 2013. Mr. Castonguay did not receive any severance payment in connection with his resignation.

	Termination without Cause or for Good Reason(1)	Change in Control(2)	Termination without Cause or for Good Reason following Change in Control
Raymond P. Dolan
Cash Severance(3)	$1,500,000	$—	$2,000,000
Stock Options(4)	269,798	184,430	368,859
Stock Awards(5)	1,400,540	905,886	1,811,773
Health Benefits	23,329	—	23,329

	$3,193,667	$1,090,316	$4,203,961

Mark T. Greenquist
Cash Severance(3)	$630,000	$—	$945,000
Stock Options(4)	103,021	107,500	215,000
Stock Awards(6)	196,875	393,750	1,404,787
Health Benefits	15,553	—	23,329

	$945,449	$501,250	$2,588,116

Todd A. Abbott
Cash Severance(3)	$700,000	$—	$1,050,000
Stock Options(4)	129,750	129,510	259,021
Stock Awards(7)	652,775	541,310	1,082,620
Health Benefits	15,508	—	23,263

	$1,498,033	$670,820	$2,414,904

Anthony Scarfo
Cash Severance(3)	$700,000	$—	$1,050,000
Stock Options(4)	159,625	190,891	381,781
Stock Awards(8)	397,804	410,543	821,085
Health Benefits	15,553	—	23,329

	$1,272,982	$601,434	$2,276,195

Jeffrey M. Snider
Cash Severance(3)	$525,000	$—	$787,500
Stock Options(4)	72,573	153,461	153,461
Stock Awards(9)	497,977	497,977	497,977
Health Benefits	15,553	—	23,329

	$1,111,103	$651,438	$1,462,267

(1)
Assumes employment termination without a change in control. "Change in Control" or "Acquisition," as used in each of the employment agreements or executive severance and arbitration agreement, as applicable, signed by the Named Executive Officers, means, in summary: (i) an acquisition of 50 percent or more of either the then-outstanding shares of common stock or the combined voting power of the then-outstanding voting securities excluding certain specified acquisitions; (ii) a change in the composition of the Board such that the individuals who constitute the Board at that point in time cease to constitute a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another Company excluding certain specified transactions; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(2)
If the Company is acquired, 50% of all unvested stock options and 50% of unvested shares of restricted stock will vest immediately and the rest of the unvested stock options and shares of restricted stock will vest according to their terms, except that in the case of Mr. Snider all of his outstanding stock options and restricted stock would vest in full.

(3)
Pursuant to Mr. Dolan's agreement, as amended, Mr. Dolan would be entitled to lump sum cash severance payments equal to 1.5 times his then-current base salary payable at the time of termination (or 2.0 times his then-current base salary if his termination follows an acquisition) and 1.5 times his then-target bonus payable at the time of termination (or 2.0 times his then-target bonus if a termination follows an acquisition).

Pursuant to the terms of their respective agreements, as amended, Mr. Greenquist, Mr. Abbott, Mr. Scarfo and Mr. Snider would be entitled to cash severance payments equal to their then-current base salary, less applicable state and federal withholdings, paid by the Company either in a lump sum or in accordance with the Company's usual payroll practices for a period of twelve months following the termination date (or if a termination follows an acquisition, in a lump sum or for a period of 18 months following the date of termination). The Company would pay Mr. Greenquist, Mr. Abbott, Mr. Scarfo and Mr. Snider their then-current annual target bonus at 100% of target, less applicable state and federal withholdings, in a lump sum (or their respective then-current annual target bonus at 150% of target if a termination follows an acquisition).

Each of Messrs. Dolan, Greenquist, Abbott, Scarfo and Snider must sign a release of all claims of any kind or nature in favor of the Company before receipt of any such severance payments.

(4)
These amounts represent the gains that would be realized on the stock options held by each of our Named Executive Officers that were in the money on December 31, 2013 related to the accelerated vesting of their stock options.

(5)
Under Mr. Dolan's agreement, as amended, in the event of his termination without Cause or for Good Reason, the vesting of his restricted stock would be accelerated by 24 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock would be fully accelerated. If such termination occurs during a performance period for a performance-based share award held by Mr. Dolan, the performance criteria for such award would be deemed achieved at the target level of performance, and of the resulting performance shares that could then vest, 25% would vest immediately and the remainder would have 24 months' accelerated vesting.

(6)
Under Mr. Greenquist's agreement, as amended, in the event of his termination without Cause or for Good Reason, the vesting of his restricted stock would be accelerated by 12 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock would be fully accelerated. If such termination occurs during a performance period for a performance-based share award held by Mr. Greenquist, the performance criteria for such award would be deemed achieved at the target performance level, and of the resulting performance shares that could then vest, 25% would vest immediately and the remainder would have 12 months' accelerated vesting.

(7)
Under Mr. Abbott's agreement, as amended, in the event of his termination without Cause or for Good Reason, the vesting of his restricted stock would be accelerated by 12 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock would be fully accelerated. If such termination occurs during a performance period for a performance-based share award held by Mr. Abbott, the performance criteria for such award would be deemed achieved at the target performance level, and of the resulting performance shares that could then vest, 25% would vest immediately and the remainder would have 12 months' accelerated vesting.

(8)
Under Mr. Scarfo's agreement, as amended, in the event of his termination without Cause or for Good Reason, the vesting of his restricted stock would be accelerated by 12 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock would be fully accelerated. If such termination occurs during a performance period for a performance-based share award held by Mr. Scarfo, the performance criteria for such award would be deemed achieved at the target performance level, and of the resulting performance shares that could then vest, 25% would vest immediately and the remainder would have 12 months' accelerated vesting.

(9)
Under Mr. Snider's agreement, as amended, in the event of his termination without Cause or for Good Reason, whether or not related to a change of control, 100% of the restricted shares to which he is entitled would vest immediately.

STOCKHOLDER PROPOSALS FOR INCLUSION IN 2015 PROXY STATEMENT

        To be considered for inclusion in the proxy statement relating to our annual meeting of stockholders to be held in 2015, stockholder proposals must be received at our principal executive offices no later than January 5, 2015, which is not less than 120 calendar days before the date of our proxy statement released to our stockholders in connection with the prior year's annual meeting of stockholders, and must otherwise comply with the rules promulgated by the SEC. If the date of next year's annual meeting is changed by more than 30 days from the anniversary date of this year's annual meeting on June 11, 2014, then the deadline is a reasonable time before we begin to print and mail proxy materials.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT 2015 ANNUAL MEETING

        According to our by-laws, we must receive other proposals of stockholders (including director nominations) intended to be presented at the 2015 annual meeting of stockholders but not included in the proxy statement by the close of business on March 13, 2015, but not before February 11, 2015, which is not later than the ninetieth (90th) day nor earlier than the one hundred twentieth (120th) day prior to the first anniversary of the date of the 2014 annual meeting of stockholders. Such proposals must be delivered to the Secretary of the Company at our principal executive office. However, in the event the 2015 annual meeting of stockholders is scheduled to be held on a date before May 12, 2015, or after August 20, 2015, which are dates 30 days before or 70 days after the first anniversary of our 2014 annual meeting of stockholders, then your notice must be received by us at our principal executive office not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day before the scheduled date of such annual meeting or the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals that are not made in accordance with the above standards may not be presented at the 2015 annual meeting of stockholders.

STOCKHOLDERS SHARING THE SAME ADDRESS

        We have adopted a procedure called "householding." Under this procedure, we are delivering only one copy of the annual report and Proxy Statement to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards.

        We will deliver promptly upon written or oral request a separate copy of the annual report and the Proxy Statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or Proxy Statement, please submit your request to Broadridge Financial Solutions by calling 1-800-579-1639 or by following the instructions on your notice of Internet availability of proxy materials to request delivery of paper copies through the Internet or by e-mail, or in writing addressed to Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886 Attn: Investor Relations.

        If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or Proxy Statement in the future, please contact Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, tel. 800-542-1061. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

        Any stockholders of record who share the same address and currently receive multiple copies of our annual report and Proxy Statement who wish to receive only one copy of these materials per household in the future please contact Broadridge Householding Department at the contact information listed above to participate in the householding program.

        A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

FORM 10-K

        Our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC effective February 28, 2014, is being delivered to stockholders in connection with this proxy solicitation. With the payment of an appropriate processing fee, we will provide copies of the exhibits to our Annual Report on Form 10-K. Please address all such requests to the Investor Relations department at our principal executive offices at 4 Technology Park Drive, Westford, MA 01886.

OTHER MATTERS

        Our Board knows of no other matters to be submitted at the meeting and the deadline under our by-laws for submission of matters by stockholders has passed. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board may recommend.

        We will pay the costs of soliciting proxies from stockholders. We have engaged Georgeson, Inc. as our proxy solicitor to help us solicit proxies from brokers, bank nominees and other institutions for a fee of $10,000, plus reasonable out-of-pocket expenses. In addition to soliciting proxies by mail, by telephone and via the Internet, our directors, executive officers and other employees may solicit proxies, either personally or by other electronic means, on our behalf, without additional compensation, other than the time expended and communications charges in making such solicitations. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

By Order of the Board of Directors,

Westford, Massachusetts	Mark T. Greenquist
April 24, 2014	Chief Financial Officer

APPENDIX A

SONUS NETWORKS, INC.

Discussion of Non-GAAP Financial Measures

        Sonus management uses a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, making operating decisions, planning and forecasting future periods, and determining payments under compensation programs. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. We consider the use of non-GAAP financial measures helpful in assessing the core performance of our continuing operations and liquidity, and when planning and forecasting future periods. By continuing operations we mean the ongoing results of the business excluding certain costs, including, but not limited to: stock-based compensation, amortization of intangible assets, depreciation expense related to the fair value of acquired property and equipment, impairment of intangible assets, write-off of prepaid royalties for software licenses, acquisition-related costs and restructuring. We also consider the use of non-GAAP earnings per share helpful in assessing the performance of the continuing operations of our business. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, GAAP measures. In addition, our presentations of these measures may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP.

        Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to Sonus' financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

        Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to us is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time. We believe that excluding non-cash stock-based compensation expense from our operating results facilitates the ability of readers of our financial statements to compare our financial results to our historical operating results and to other companies in our industry.

        We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amortization amounts are inconsistent in frequency and amount and are significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that intangible assets contribute to revenue generation. We believe that excluding the non-cash amortization of intangible assets facilitates the comparison of our financial results to our historical operating results and to other companies in our industry as if the acquired intangible assets had been developed internally rather than acquired.

        As part of the assessment of the assets acquired and liabilities assumed in connection with the acquisition of Network Equipment Technologies, Inc., we were required to increase the aggregate fair value of acquired property and equipment by $2.0 million. The acquired property and equipment is being depreciated over a weighted average useful life of approximately 2.5 years. We believe that excluding the incremental depreciation expense resulting from the fair value write-up of this acquired property and equipment in 2012 facilitates the comparison of our operating results to our historical results and to other companies in our industry.

        In the second quarter of 2013, we recorded $0.6 million of expense for the impairment of an intellectual property intangible asset which we determined had no future value as of June 28, 2013. We believe that excluding the impairment of intangible assets facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

        In the fourth quarter of 2012, we wrote off $7.1 million of prepaid royalties for software licenses related to products from which we do not expect to derive future revenues. We believe that excluding the write-off of these prepaid royalties facilitates the comparison of our product gross margins to our historical operating results and other companies in our industry.

        We consider certain transition, integration and other acquisition-related costs to be unpredictable and dependent on a significant number of factors that may be outside of our control. We do not consider these acquisition-related costs to be related to the continuing operations of the acquired business or the Company. In addition, the size, complexity and/or volume of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. We believe that excluding acquisition-related costs facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

        In August 2012, we announced that we had committed to a restructuring initiative to streamline operations and reduce operating costs by closing and consolidating certain facilities and reducing our worldwide workforce. In connection with this initiative we have recorded restructuring expense in both 2013 and 2012. We believe that excluding restructuring expense facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

        We believe that providing non-GAAP information to investors, in addition to the GAAP presentation, will allow investors to view the financial results in the way management views the operating results. We further believe that providing this information helps investors to better understand our financial performance and evaluate the efficacy of the methodology and information used by our management to evaluate and measure such performance.

        The following is a reconciliation of the non-GAAP measures presented in this Proxy Statement to the most comparable financial measures calculated in accordance with GAAP.

 SONUS NETWORKS, INC.
Reconciliation of Non-GAAP and GAAP Financial Measures
(unaudited)

Actuals—Three months and year ended December 31, 2013 (Q413 and FY13)

	Three months ended December 31, 2013	Year ended December 31, 2013
Gross margin
GAAP as reported	63.5%	62.3%
Stock-based compensation expense	0.4%	0.4%
Amortization of intangible assets	0.8%	0.9%

Non-GAAP	64.7%	63.6%

Operating expenses (in thousands)
GAAP as reported	$48,445	$193,535
Stock-based compensation expense	(4,394)	(16,642)
Amortization of intangible assets	(526)	(2,304)
Impairment of intangible assets	—	(600)
Acquisition-related expense	(93)	(93)
Restructuring	(624)	(5,411)

Non-GAAP	$42,808	$168,485

Net income (loss) (in thousands)
GAAP as reported	$272	$(22,119)
Stock-based compensation expense	4,736	17,873
Amortization of intangible assets	1,086	4,546
Impairment of intangible assets	—	600
Acquisition-related expense	93	93
Restructuring	624	5,411

Non-GAAP	$6,811	$6,404

Diluted earnings per share or (loss) per share
GAAP	$—	$(0.08)
Non-GAAP	$0.02	$0.02
Shares used to compute diluted earnings per share or (loss) per share
GAAP	273,490	278,428
Non-GAAP	273,490	280,857

Actuals—Three months ended December 31, 2012 (fourth quarter of 2012)

Three months ended December 31, 2012
Net income (loss) (in thousands)
GAAP as reported	$(16,387)
Stock-based compensation expense	2,463
Amortization of intangible assets	1,869
Depreciation expense—fair value of acquired property and equipment	601
Write-off of prepaid royalties for software licenses	7,083
Acquisition-related expense	439
Restructuring	5,683

Non-GAAP	$1,751

Diluted earnings per share or (loss) per share
GAAP	$(0.06)
Non-GAAP	$0.01
Shares used to compute diluted earnings per share or (loss) per share
GAAP	280,773
Non-GAAP	281,236

 SONUS NETWORKS, INC.
Reconciliation of Non-GAAP and GAAP Financial Measures
(unaudited)

Guidance—Three months and year ended December 31, 2013 (Q413 and FY13)
As published October 29, 2013

	Three months ended December 31, 2013		Year ended December 31, 2013
	Range		Range
Gross margin
GAAP outlook	62.8%	63.2%	62.2%	62.3%
Stock-based compensation	0.4%	0.4%	0.4%	0.4%
Amortization of intangible assets	0.8%	0.9%	0.9%	0.8%

Non-GAAP outlook	64.0%	64.5%	63.5%	63.5%

Operating expenses (in millions)
GAAP outlook	$46.3	$47.3	$191.2	$192.2
Stock-based compensation	(4.3)	(4.3)	(16.5)	(16.5)
Amortization of intangible assets	(0.5)	(0.5)	(2.3)	(2.3)
Impairment of intangible assets	—	—	(0.6)	(0.6)
Restructuring	(2.0)	(2.0)	(6.8)	(6.8)

Non-GAAP outlook	$39.5	$40.5	$165.0	$166.0

Earnings (loss) per share
GAAP outlook	$(0.01)	$(0.01)	$(0.09)	$(0.09)
Stock-based compensation expense	0.02	0.02	0.06	0.06
Amortization of intangible assets	*	*	0.02	0.02
Impairment of intangible assets	—	—	*	*
Restructuring	0.01	0.01	0.03	0.03

Non-GAAP outlook	$0.02	$0.02	$0.02	$0.02

*
Less than $0.01 impact on earnings per share.

 Guidance—Year ended December 31, 2013 (FY13)
As published February 20, 2013

	Year ended December 31, 2013
	Range
Gross margin
GAAP outlook	62.7%	63.7%
Stock-based compensation	0.5%	0.5%
Amortization of intangible assets	0.8%	0.8%

Non-GAAP outlook	64.0%	65.0%

Operating expenses (in millions)
GAAP outlook	$186.8	$187.8
Stock-based compensation	(11.3)	(11.3)
Amortization of intangible assets	(2.5)	(2.5)
Restructuring	(2.0)	(2.0)

Non-GAAP outlook	$171.0	$172.0

Earnings (loss) per share
GAAP outlook	$(0.07)	$(0.06)
Stock-based compensation expense	0.04	0.04
Amortization of intangible assets	0.02	0.02
Restructuring	0.01	0.01

Non-GAAP outlook	$—	$0.01

*
Less than $0.01 impact on earnings per share.

 Performance Conditions—Half-Year Goal, Actual First Half-Year
Performance and Full-Year Goal (six months ended June 28, 2013 and year ended December 31, 2013)

	Half-Year Goal Six months ended June 28, 2013	Full-Year Goal Year ended December 31, 2013
Earnings (loss) per share
GAAP goal	$(0.08)	$(0.09)
Stock-based compensation	0.02	0.06
Amortization of intangible assets	*	0.02
Impairment of intangible assets	—	*
Restructuring	0.02	0.03

Non-GAAP goal	$(0.04)	$0.02

*
Less than $0.01 impact on earnings per share.

Actual First Half-Year Performance Six months ended June 28, 2013
Net income (loss) (in thousands)
GAAP as reported	$(18,618)
Stock-based compensation expense	8,764
Amortization of intangible assets	2,373
Impairment of intangible assets	600
Restructuring	3,647

Non-GAAP	$(3,234)

Diluted earnings per share or (loss) per share
GAAP	$(0.07)
Non-GAAP	$(0.01)
Shares used to compute diluted earnings per share or (loss) per share
GAAP	281,973
Non-GAAP	281,973

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000211806_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote "FOR" the following: 1. Election of Directors Nominees 01 James K. Brewington 02 Matthew W. Bross 03 John P. Cunningham 04 Raymond P. Dolan 05 Beatriz V. Infante 06 Howard E. Janzen 07 Richard J. Lynch 08 Pamela D.A. Reeve 09 John A. Schofield 10 Scott E. Schubert 11 H. Brian Thompson SONUS NETWORKS, INC. 4 TECHNOLOGY PARK DRIVE WESTFORD, MA 01886 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Time on June 10, 2014. Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Sonus Networks, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time on June 10, 2014. Please have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote "FOR" Proposals 2 and 3. For Against Abstain 2 To ratify the appointment of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2014. 3 To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers, as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the Proxy Statement. NOTE: In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the meeting and any adjournments or postponements thereof. The Board of Directors recommends a vote "FOR" the election of each of the nominees to the Board (Proposal 1), "FOR" the ratification of the appointment of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 2), and "FOR" the approval, on a non-binding advisory basis, of the compensation of the Company's named executive officers, as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the Proxy Statement (Proposal 3). Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000211806_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and 2013 Annual Report is/are available at www.proxyvote.com . ANNUAL MEETING OF STOCKHOLDERS OF SONUS NETWORKS, INC. June 11, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder(s) of SONUS NETWORKS, INC., a Delaware corporation, hereby acknowledge(s) receipt of the notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 24, 2014, and hereby appoint(s) Mr. Raymond P. Dolan and Mr. Mark T. Greenquist, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned, to represent the undersigned at the 2014 Annual Meeting of Stockholders of Sonus Networks, Inc. to be held on Wednesday, June 11, 2014 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts and at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may properly come before the meeting, and revoke(s) all proxies previously given by the undersigned with respect to the shares covered hereby. This proxy will be voted as directed, or if no direction is indicated, will be voted FOR the proposals specified on the reverse, and as said proxies deem advisable on such other matters as may properly come before the meeting. Continued and to be signed on reverse side